UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Bristol-Myers Squibb Company
(Name of Registrant as Specified In Its Charter)

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March 24, 2015

NOTICE OF 2015 ANNUAL MEETING AND PROXY STATEMENT TUESDAY, MAY 5, 2015 AT 10:00 A.M. BRISTOL-MYERS SQUIBB COMPANY 777 SCUDDERS MILL RD. PLAINSBORO NEW JERSEY	DEAR FELLOW STOCKHOLDER:

You are cordially invited to attend the Annual Meeting of Stockholders of Bristol-Myers Squibb Company at our offices located in Plainsboro, New Jersey, on Tuesday, May 5, 2015, at 10:00 a.m.

These materials include the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business to be transacted at the meeting and provides other information about the company that you should know when you vote your shares.

The principal business of the Annual Meeting will be: (i) the election of directors; (ii) an advisory vote to approve the compensation of our named executive officers; (iii) the ratification of the appointment of an independent registered public accounting firm; (iv) the consideration of two amendments to our Amended and Restated Certificate of Incorporation; and (v) the consideration of one stockholder proposal.

We will also review the status of the company's business at the meeting.

Last year, over 86% of the outstanding shares were represented at the Annual Meeting. It is important that your shares be represented whether or not you attend the meeting. Registered stockholders can vote their shares via the Internet or by using a toll-free telephone number. Instructions for using these convenient services appear in the Proxy Statement. If you are receiving a hard copy of the proxy materials, you can also vote your shares by marking your votes on the proxy card, signing and dating it and mailing it promptly using the envelope provided. Proxy votes are tabulated by an independent agent and reported at the Annual Meeting. The tabulating agent maintains the confidentiality of the proxies.

Please follow the instructions in the Proxy Statement on how to attend the Annual Meeting. Admission to the Annual Meeting will be by ticket only. Please bring photo identification.

We have provided space on the proxy card for comments from our registered stockholders. We urge you to use it to let us know your feelings about BMS or to bring a particular matter to our attention. If you hold your shares through an intermediary or received the proxy materials electronically, please feel free to write directly to us.

JAMES M. CORNELIUS	LAMBERTO ANDREOTTI
Chairman of the Board	Chief Executive Officer and Chairman-Designate

345 Park Avenue
New York, New York 10154-0037

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

        Notice is hereby given that the 2015 Annual Meeting of Stockholders will be held at Bristol-Myers Squibb Company, 777 Scudders Mill Road, Plainsboro, New Jersey, on Tuesday, May 5, 2015, at 10:00 a.m. for the following purposes as set forth in the accompanying Proxy Statement:

  •
  to elect to the Board of Directors the eleven persons nominated by the Board, each for a term of one year;

  •
  to conduct an advisory vote to approve the compensation of our named executive officers;

  •
  to ratify the appointment of Deloitte & Touche LLP as the company's independent registered public accounting firm for 2015;

  •
  to approve two amendments to our Amended and Restated Certificate of Incorporation;

  •
  to consider one stockholder proposal, if presented at the meeting; and

  •
  to transact such other business as may properly come before the meeting or any adjournments thereof.

        Holders of record of our common and preferred stock at the close of business on March 13, 2015 will be entitled to vote at the meeting.

By Order of the Board of Directors

SANDRA LEUNG General Counsel and Corporate Secretary

Dated: March 24, 2015

YOUR VOTE IS IMPORTANT

Regardless of the number of shares you own, your vote is important. If you do not attend the Annual Meeting to vote in person, your vote will not be counted unless a proxy representing your shares is presented at the meeting. To ensure that your shares will be voted at the meeting, please vote in one of these ways:

    (1)
    GO TO WWW.PROXYVOTE.COM and vote via the Internet;

    (2)
    CALL THE TOLL-FREE TELEPHONE NUMBER (800) 690-6903 (this call is toll-free in the United States); or

    (3)
    MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

If you do attend the Annual Meeting, you may revoke your proxy and vote by ballot.

PROXY STATEMENT SUMMARY

2015 Annual Meeting of Stockholders

Date:	Tuesday, May 5, 2015
Time:	10:00 a.m.
Place:	777 Scudders Mill Road, Plainsboro, New Jersey

Voting Matters

Item	Proposal	Board Vote Recommendation	Required Vote	Page Number
1	Election of Directors	FOR ALL	Majority of votes cast	14
2	Advisory vote to approve the compensation of our named executive officers	FOR	Majority of shares voted	71
3	Ratification of the appointment of an independent registered public accounting firm	FOR	Majority of shares voted	72
4	Approval of Amendment to our Amended and Restated Certificate of Incorporation to designate Delaware Chancery Court as the exclusive legal forum for certain legal actions	FOR	Majority of outstanding shares	75
5	Approval of Amendment to our Amended and Restated Certificate of Incorporation to remove the supermajority voting provisions applicable to Preferred Stockholders	FOR	Majority of outstanding shares AND 2/3 of outstanding preferred shares	76
6	Stockholder proposal on shareholder action by written consent	AGAINST	Majority of shares voted	77

Nominees for Board of Directors

Name	Occupation	Independent	Committee Memberships*	Other Public Company Boards
Lamberto Andreotti Age: 64, Director Since: 2009	Chief Executive Officer and Chairman-Designate of the Company	No		1
Giovanni Caforio, M.D. Age: 50, Director Since: 2014	Chief Operating Officer and CEO-Designate of the Company	No		0
Lewis B. Campbell Age: 68, Director Since: 1998	Former Chairman and Chief Executive Officer of Textron Inc. and Navistar International Corporation	Yes	CDCG (c); CMDC	2
Laurie H. Glimcher, M.D. Age: 63, Director Since: 1997	Dean of Weill Cornell Medical College and the Cornell University Provost for Medical Affairs	Yes	Audit; S&T	1
Michael Grobstein Age: 72, Director Since: 2007	Former Vice Chairman of Ernst & Young LLP	Yes	Audit; CMDC	1
Alan J. Lacy Age: 61, Director Since: 2008	Former Chairman and Chief Executive Officer, Sears, Roebuck and Co.	Yes	Audit (c); CDCG	1
Thomas J. Lynch, Jr., M.D. Age: 54, Director Since: 2014	Director of Yale Cancer Center; Professor of Internal Medicine, Yale Cancer Center, Yale School of Medicine; and Physician-in-Chief of Smilow Cancer Hospital, Yale-New Haven	Yes	CDCG; S&T	0
Dinesh C. Paliwal Age: 57, Director Since: 2013	Chairman, President and Chief Executive Officer of Harman International Industries, Inc.	Yes	Audit; CDCG	1
Vicki L. Sato, Ph.D. Age: 66, Director Since: 2006	Professor of Management Practice at the Harvard Business School	Yes	CMDC; S&T (c)	2
Gerald L. Storch Age: 58, Director Since: 2012	Chief Executive Officer of Hudson's Bay Company	Yes	Audit; CMDC	1
Togo D. West, Jr. Age: 72, Director Since: 2008	Chairman of TLI Leadership Group and Former U.S. Secretary of Veterans Affairs	Yes	CDCG; CMDC (c)	2

* Audit: Audit Committee
CDCG: Committee on Directors and Corporate Governance			(c): Committee Chair
CMDC: Compensation and Management Development Committee
S&T: Science and Technology Committee

Corporate Governance Highlights

        The Committee on Directors and Corporate Governance continually reviews corporate governance issues and is responsible for identifying and recommending corporate governance initiatives. Below are some significant corporate governance features and best practices that the Company has adopted:

• Annual election of Directors	• Semi-annual disclosure of political contributions
• Majority voting standard and resignation policy for election of Directors	• Director retirement policy (age 75)
• Ability for stockholders to call a special meeting (25%)	• Clawback and recoupment policies
• No supermajority voting provisions for common stockholders	• Share ownership and retention policy
• No stockholder rights plan	• Limit on number of public company directorships Board members may hold (4)
• Extensive related party transaction policies and procedures	• Active stockholder engagement
• Prohibition of speculative and hedging transactions by all employees and directors	• Annual review of Corporate Governance Guidelines

Stockholder Engagement

        Bristol-Myers Squibb values the views of its stockholders. In 2014, members of management met with institutional stockholders holding a substantial portion of our outstanding shares to discuss the Company's executive compensation program and general corporate governance issues. We received valuable and generally positive feedback from these meetings, which is described in more detail on page 32.

Executive Compensation

        Our Compensation Discussion and Analysis can be found on page 29 of the Proxy Statement.

Performance Graph

        The following performance graph compares the performance of Bristol-Myers Squibb for the periods indicated with the performance of the Standard & Poor's 500 Stock Index (S&P 500) and the average performance of our executive compensation extended peer group which is listed on page 35 of this Proxy Statement.

Assumes $100 invested on December 31, 2008 in Bristol-Myers Squibb common stock, S&P 500 Index and the peer group. Values are as of December 31 of specified year assuming dividends are reinvested. Total return indices reflect reinvested dividends and are weighted using beginning-period market capitalization for each of the reported time periods.

PROXY STATEMENT

Page
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	1
CORPORATE GOVERNANCE AND BOARD MATTERS	6
Board's Role in Strategic Planning and Risk Oversight	7
Director Independence	7
Board Leadership Structure	8
Meetings of our Board	9
Annual Meeting of Stockholders	9
Committees of our Board	10
Compensation Committee Interlocks and Insider Participation	12
Risk Assessment of Compensation Policies and Practices	12
Criteria for Board Membership	13
Identification and Selection of Nominees for our Board	13
Stockholder Nominations for Director	13
Information on Nominees for Directors	15
Communications with our Board of Directors	20
Codes of Conduct	21
Related Party Transactions	21
Availability of Corporate Governance Documents	22
Compensation of Directors	22
VOTING SECURITIES AND PRINCIPAL HOLDERS	27
Common Stock Ownership by Directors and Executive Officers	27
Principal Holders of Voting Securities	28
Section 16(a) Beneficial Ownership Reporting Compliance	28
Policy on Hedging and Pledging	28
EXECUTIVE COMPENSATION	29
Compensation Discussion and Analysis	29
Compensation and Management Development Committee Report	54
Summary Compensation Table	55
Grants of Plan-Based Awards	56
Outstanding Equity Awards at Fiscal Year-End	58
Option Exercises and Stock Vesting	60
Present Value of Accumulated Pension Benefits	62
Non-Qualified Deferred Compensation	63
Post-Termination Benefits	64
Termination of Employment Obligations (Excluding Vested Benefits)	69
ITEMS TO BE VOTED UPON
Item 1—Election of Directors	14
Item 2—Advisory Vote to Approve the Compensation of our Named Executive Officers	71
Equity Compensation Plan Information	72
Item 3—Ratification of the Appointment of Independent Registered Public Accounting Firm	72
Audit and Non-Audit Fees	73
Pre-Approval Policy for Services Provided by our Independent Registered Public Accounting Firm	73
Audit Committee Report	74
Item 4—Approval of Amendment to our Amended and Restated Certificate of Incorporation to Designate Delaware Chancery Court as the Exclusive Forum for Certain Legal Actions	75
Item 5—Approval of Amendment to our Amended and Restated Certificate of Incorporation to Remove the Supermajority Provisions Applicable to Preferred Stockholders	76
Item 6—Stockholder Proposal on Shareholder Action by Written Consent	77
OTHER MATTERS	79
Exhibit A—Categorical Standards of Independence	A-1
Exhibit B—Certificate of Amendment to Amended and Restated Certificate of Incorporation—exclusive forum provision	B-1
Exhibit C—Certificate of Amendment to Amended and Restated Certificate of Incorporation—supermajority voting applicable to preferred stockholders	C-1
DIRECTIONS TO OUR PLAINSBORO OFFICE Inside Back Cover

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

        This Proxy Statement is being delivered to all stockholders of record as of the close of business on March 13, 2015 in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Annual Meeting of Stockholders on May 5, 2015. We expect our proxy materials, including this Proxy Statement and the Annual Report, to be first made available to stockholders on or about March 24, 2015. Although the Annual Report and Proxy Statement are being delivered together, the Annual Report should not be deemed to be part of the Proxy Statement.

What is "Notice and Access" and how does it affect me?

        The U.S. Securities and Exchange Commission (SEC) has adopted a "Notice and Access" model which permits us to provide proxy materials to our stockholders electronically by posting the proxy materials on a publicly accessible website. Delivering proxy materials electronically will conserve natural resources and save us money by reducing printing and mailing costs. Accordingly, we have sent to most of our stockholders a "Notice of Internet Availability of Proxy Materials." This Notice provides instructions on how to access our proxy materials online and, if you prefer receiving a paper copy of the proxy materials, how you can request one. Employees and pension plan participants who have given consent to receive materials electronically received a link to access our proxy materials by email. We encourage all of our stockholders who currently receive paper copies of the proxy materials to elect to view future proxy materials electronically if they have Internet access. You can do so by following the instructions when you vote your shares online or, if you are a beneficial holder, by asking your bank, broker or other holder of record how to receive proxy materials electronically.

What is "householding" and how does it work?

        "Householding" is a procedure we adopted whereby stockholders of record who have the same last name and address and who receive the proxy materials by mail will receive only one copy of the proxy materials unless we have received contrary instructions from one or more of the stockholders. This procedure reduces printing and mailing costs. If you wish to receive a separate copy of the proxy materials, now or in the future, at the same address, or if you are currently receiving multiple copies of the proxy materials at the same address and wish to receive a single copy, you may contact us by writing to Stockholder Services, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, or by calling us at (212) 546-3309.

        If you are a beneficial owner (your shares are held in the name of a bank, broker or other holder of record), the bank, broker or other holder of record may deliver only one copy of the Proxy Statement and Annual Report, or Notice of Internet Availability of Proxy Materials, to stockholders who have the same address unless the bank, broker or other holder of record has received contrary instructions from one or more of the stockholders. If you wish to receive a separate copy of the Proxy Statement and Annual Report, or Notice of Internet Availability of Proxy Materials, now or in the future, you may contact us at the address or phone number above and we will promptly deliver a separate copy. Beneficial owners sharing an address who are currently receiving multiple copies of the Proxy Statement and Annual Report, or Notice of Internet Availability of Proxy Materials, and wish to receive a single copy in the future, should contact their bank, broker or other holder of record to request that only a single copy be delivered to all stockholders at the shared address in the future.

Who can attend the Annual Meeting?

        Only stockholders of Bristol-Myers Squibb as of the record date, March 13, 2015, their authorized representatives and guests of Bristol-Myers Squibb may attend the Annual Meeting. Admission will be by ticket only. A form of government-issued photograph identification will be required to enter the meeting. Large bags, backpacks, briefcases, cameras, recording equipment and other electronic devices will not be permitted in the meeting, and attendees will be subject to security inspections. Our offices are wheelchair accessible. We will provide, upon request, wireless headsets for hearing amplification.

How do I receive an admission ticket?

        If you are a registered stockholder (your shares are held in your name) and plan to attend the meeting, you should bring either the Notice of Internet Availability of Proxy Materials or the top portion of the proxy card, both of which will serve as your admission ticket.

        If you are a beneficial owner (your shares are held in the name of a bank, broker or other holder of record) and plan to attend the meeting, you can obtain an admission ticket in advance by writing to Stockholder Services, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154. Please be sure to enclose proof of ownership, such as a bank or brokerage account statement. Stockholders who do not obtain tickets in advance may obtain them upon verification of ownership at the Registration Desk on the day of the Annual Meeting.

        We may also issue tickets to other individuals at our discretion.

Who is entitled to vote?

        All holders of record of our $0.10 par value common stock and $2.00 convertible preferred stock at the close of business on March 13, 2015 will be entitled to vote at the 2015 Annual Meeting. Each share is entitled to one vote on each matter properly brought before the meeting.

How do I vote if I am a registered stockholder?

        Proxies are solicited to give all stockholders who are entitled to vote on the matters that come before the meeting the opportunity to do so whether or not they attend the meeting in person. If you are a registered holder, you can vote your shares by proxy in one of the following manners:

    (i)
    via Internet at www.proxyvote.com;

    (ii)
    by telephone at (800) 690-6903;

    (iii)
    by mail, if you received a paper copy of the proxy materials; or

    (iv)
    in person at the Annual Meeting.

        Choosing to vote via Internet or calling the toll-free number listed above will save us expense. In order to vote online or via telephone, have the voting form in hand and either call the number or go to the website and follow the instructions. If you vote via the Internet or by telephone, please do not return a signed proxy card.

        If you received a paper copy of the proxy materials and choose to vote by mail, specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card enclosed with the Proxy Statement, date and sign it, and mail it in the postage-paid envelope.

        If you wish to vote in person, you can vote your shares at the Annual Meeting.

How do I vote if I am a beneficial stockholder?

        If you are a beneficial stockholder, you have the right to direct your broker or nominee on how to vote the shares. You should complete a voting instruction card which your broker or nominee is obligated to provide you. If you wish to vote in person at the meeting, you must first obtain from the record holder a legal proxy issued in your name.

        Under the rules of the New York Stock Exchange (NYSE), brokers that have not received voting instructions from their customers ten days prior to the meeting date may vote their customers' shares in the brokers' discretion on the proposals regarding routine matters, which in most cases includes the ratification of the appointment of the independent registered public accounting firm.

        Under NYSE rules, the election of directors, the advisory vote to approve the compensation of our named executive officers, the approval of two amendments to our Amended and Restated Certificate of Incorporation and the approval of any stockholder proposals are considered "non-discretionary" items, which means that your broker cannot vote your shares on these proposals.

What items will be voted upon at the Annual Meeting?

        At the Annual Meeting, we will consider and act on the following items of business:

    (i)
    the election to the Board of Directors the eleven persons nominated by the Board, each for a term of one year;

    (ii)
    an advisory vote to approve the compensation of our named executive officers;

    (iii)
    the ratification of the appointment of our independent registered public accounting firm;

    (iv)
    two amendments to our Amended and Restated Certificate of Incorporation; and

    (iv)
    one stockholder proposal, if presented at the meeting.

        We do not know of any other matter that may be brought before the meeting. However, if other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.

What are the Board of Directors' voting recommendations?

        For the reasons set forth in more detail later in the Proxy Statement, our Board of Directors recommends a vote FOR the election of each director, FOR the advisory vote to approve the compensation of our named executive officers, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015, FOR each of the two amendments to our Amended and Restated Certificate of Incorporation and AGAINST the stockholder proposal.

How will my shares be voted at the Annual Meeting?

        The individuals named as proxies on the proxy card will vote your shares in accordance with your instructions. Please review the voting instructions and read the entire text of the proposals and the positions of the Board of Directors in the Proxy Statement prior to marking your vote.

        If your proxy card is signed and returned without specifying a vote or an abstention on a proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. That recommendation is shown for each proposal on the proxy card.

How many votes are needed to elect the directors and to approve each of the proposals?

        Director Elections: A majority of votes cast with respect to each director's election at the meeting is required to elect each director. A majority of the votes cast means that the number of votes cast "for" a director must exceed the number of votes cast "against" that director in order for the director to be elected. Abstentions will not be counted as votes cast for or against the director and broker non-votes will have no effect on this proposal.

        Advisory Vote: The affirmative vote of a majority of our outstanding shares present in person or by proxy and entitled to vote on the matter is required for the approval of the advisory vote to approve the compensation of our named executive officers. Because your vote is advisory, it will not be binding upon our Board of Directors. Abstentions will be counted as votes against this proposal and broker non-votes will have no effect on this proposal.

        Ratification of our Auditors: The affirmative vote of a majority of our outstanding shares present in person or by proxy and entitled to vote on the matter is required for the ratification of the appointment of our independent registered public accounting firm. Abstentions will be counted as votes against this proposal. As described above, a broker or other nominee may generally vote on routine matters such as this one, and therefore no broker non-votes are expected to exist in connection with this proposal.

        Exclusive Forum Provision: The affirmative vote of the holders of a majority of our outstanding shares entitled to vote on the matter is required to approve the Certificate of Amendment to our Amended and Restated Certificate of Incorporation to designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions, unless otherwise consented to by the company. Abstentions and broker non-votes will be counted as votes against this proposal.

        Removal of Supermajority Voting Provisions: Both the affirmative vote of the holders of a majority of our outstanding shares entitled to vote on the matter and the affirmative vote of the holders of at least two-thirds of our outstanding shares of preferred stock is required to approve the Certificate of Amendment to our Amended and Restated Certificate of Incorporation to eliminate the supermajority voting provisions applicable to preferred stockholders. Abstentions and broker non-votes will be counted as votes against the proposal.

        Stockholder Proposal: The affirmative vote of a majority of our outstanding shares present in person or by proxy and entitled to vote on the matter is required for the approval of the stockholder proposal, if presented at the meeting. Abstentions will be counted as votes against this proposal and broker non-votes will have no effect on this proposal.

How are the votes counted?

        In accordance with the laws of Delaware, our Amended and Restated Certificate of Incorporation and our Bylaws, for all matters being submitted to a vote of stockholders, only proxies and ballots that indicate votes "FOR," "AGAINST" or "ABSTAIN" on the proposals, or that provide the designated proxies with the right to vote in their judgment and discretion on the proposals are counted to determine the number of shares present and entitled to vote. Broker non-votes are not counted as shares present and entitled to vote but will be counted for purposes of determining quorum (whether enough votes are present to hold the Annual Meeting).

Can I change my vote after I return the proxy card, or after voting by telephone or electronically?

        If you are a stockholder of record, you can revoke your proxy at any time before it is voted at the meeting by taking one of the following three actions:

    (i)
    by giving timely written notice of the revocation to the Corporate Secretary of Bristol-Myers Squibb;

    (ii)
    by casting a new vote by telephone or by the Internet; or

    (iii)
    by voting in person at the Annual Meeting.

        If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy.

        All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

How do I designate my proxy?

        If you wish to give your proxy to someone other than the persons named as proxies in the enclosed form of proxy, you may do so by crossing out the names of all three persons named as proxies on the proxy card and inserting the name of another person. The signed card must be presented at the meeting by the person you have designated on the proxy card.

Who counts the votes?

        An independent agent tabulates the proxies and the votes cast at the meeting. In addition, independent inspectors of election certify the results of the vote tabulation.

Is my vote confidential?

        Yes, any information that identifies a stockholder or the particular vote of a stockholder is kept confidential.

Who will pay for the costs involved in the solicitation of proxies?

        We will pay all costs of preparing, assembling, printing and distributing the proxy materials as well as the solicitation of all proxies. We have retained Georgeson Shareholder Communications Inc. to assist in soliciting proxies for a fee of $18,000, plus reasonable out-of-pocket expenses. We may solicit proxies on behalf of the Board of Directors through the mail, in person, electronically, and by telecommunications. We will, upon request, reimburse brokerage firms and others for their reasonable expenses incurred for forwarding solicitation material to beneficial owners of stock.

CORPORATE GOVERNANCE AND BOARD MATTERS

        Our business is managed under the direction of our Board of Directors pursuant to the Delaware General Corporation Law and our Bylaws. The Board has responsibility for establishing broad corporate policies and for the overall performance of our company. The Board is kept advised of company business through regular written reports and analyses and discussions with the CEO and other officers of Bristol-Myers Squibb, by reviewing materials provided to them and by participating in Board and Board Committee meetings.

        The Committee on Directors and Corporate Governance continually reviews corporate governance issues and is responsible for identifying and recommending the adoption of corporate governance initiatives. In addition, our Compensation and Management Development Committee regularly reviews compensation issues and recommends adoption of policies and procedures that strengthen our compensation practices. The Compensation Discussion and Analysis beginning on page 29 discusses many of these policies and procedures.

        Listed below are some of the significant corporate governance initiatives we have adopted:

  •
  Special Stockholder Meetings:    Stockholders holding 25% or more of our outstanding stock may call special meetings of stockholders.

  •
  Elimination of Supermajority Provisions:    Eliminated supermajority provision applicable to common stockholders and seeking stockholder approval to eliminate supermajority provisions applicable to preferred stockholders.

  •
  Director Elections:    Directors are elected annually by a majority of the votes cast in uncontested elections. A director must tender his or her resignation if such director does not receive a majority of votes cast. The Board will consider whether to accept the resignation or take other action.

  •
  Director Retirement Policy:    Non-employee directors or a director who is the current or retired Chief Executive Officer of the company must retire from the position of director at the Annual Meeting following the attainment of age 75; an employee who is a director (other than the Chief Executive Officer) must retire from the position of director on the effective date of the director's retirement as an employee of the company.

  •
  Limitation on Other Directorships:    In January 2015, the Board amended our Corporate Governance Guidelines to provide that our directors should not serve on more than three other public company boards in addition to the company's Board, unless the Board determines that the carrying out of the director's responsibilities to the company will not be adversely affected by the director's other directorships.

  •
  Active Stockholder Engagement:    The company engages with its stockholders to better understand their perspectives, particularly relating to corporate governance and executive compensation.

  •
  No Stockholder Rights Plan:    No stockholder rights plan ("poison pill") and if any such plan were to be adopted in the future, it must be approved by at least two-thirds of the Board and must expire one year after Board adoption unless approved by stockholders.

  •
  Related Party Transactions:    Extensive related party transaction policies and procedures that require our Board to review and approve related party transactions. Additional details on these policies and procedures may be found on page 21.

  •
  Political Activities:    Semi-annual disclosure on our website of all political contributions to political committees, parties or candidates on both state and federal levels that are made by our employee political action committee, as well as annual disclosure of the portion of our dues or other payments made to trade associations to which we give $50,000 or more that can be attributed to lobbying expenditures.

        The Board of Directors has adopted Corporate Governance Guidelines that govern its operation and that of its Committees. Our Board annually reviews our Corporate Governance Guidelines and, from time to time, our Board revises them in response to changing regulatory requirements, evolving best practices and the concerns of our stockholders and other constituents. Our Corporate Governance Guidelines may be viewed on our website at www.bms.com/ourcompany/governance.

Board's Role in Strategic Planning and Risk Oversight

        Our Board meets regularly to discuss the strategic direction and the issues and opportunities facing our company in light of trends and developments in the biopharmaceutical industry and general business environment. Our Board has been instrumental in determining our strategy to evolve our business model to become a diversified specialty biopharmaceutical company. Throughout the year, our Board provides guidance to management regarding our strategy and helps to refine our operating plans to implement our strategy. Each year, typically during the second quarter, the Board holds an extensive meeting with senior management dedicated to discussing and reviewing our long-term operating plans and overall corporate strategy. A discussion of key risks to the plans and strategy as well as risk mitigation plans and activities is led by our Chief Executive Officer as part of the meeting. The involvement of the Board in setting our business strategy is critical to the determination of the types and appropriate levels of risk undertaken by the company. As stated in our Corporate Governance Guidelines, our Board is responsible for risk oversight as part of its fiduciary duty of care to monitor business operations effectively. Our Board administers its strategic planning and risk oversight function as a whole and through its Board Committees. The following are examples of how our Board Committees are involved in this process:

  •
  The Audit Committee regularly reviews and discusses with management our process to assess and manage enterprise risks, including those related to market/environmental, strategic, financial, operational, legal, compliance and reputation;

  •
  The Compensation and Management Development Committee annually evaluates our incentive compensation programs to determine whether incentive pay encourages unnecessary risk-taking;

  •
  The Committee on Directors and Corporate Governance regularly considers and makes recommendations to the Board concerning the appropriate size, function and needs of the Board, determines the criteria for Board membership, provides oversight of our corporate governance affairs and periodically reviews our corporate governance practices and policies; and

  •
  The Science and Technology Committee regularly reviews our pipeline to evaluate our progress in achieving our long-term strategic research and development goals and objectives and assure that we make well-informed choices in the investment of our research and development resources, among other things.

Director Independence

        It is the policy of our Board that a substantial majority of its members be independent from management, and the Board has adopted independence standards that meet the listing standards of the New York Stock Exchange. In accordance with our Corporate Governance Guidelines, our Board undertook its annual review of director independence. Our Board considered any and all commercial and charitable relationships of directors, including transactions and relationships between each director or any member of his or her immediate family and Bristol-Myers Squibb and its subsidiaries, which are described more fully below. Following the review, our Board determined, by applying the independence standards contained in the Corporate Governance Guidelines, that each of our directors and each director nominee for election at this Annual Meeting is independent of Bristol-Myers Squibb and its management in that none has a direct or indirect material relationship with our company, except for Lamberto Andreotti and Giovanni Caforio, M.D. Mr. Andreotti and Dr. Caforio are not considered independent directors because they are currently employed by our company.

        In determining that each of Lewis B. Campbell, James M. Cornelius, Laurie H. Glimcher, M.D., Michael Grobstein, Alan J. Lacy, Thomas J. Lynch, Jr., M.D., Dinesh C. Paliwal, Vicki L. Sato, Ph.D., Gerald L. Storch and Togo D. West, Jr. is independent, the Board considered the following relationships which were deemed immaterial under our categorical standards (see Exhibit A):

  •
  Drs. Glimcher and Sato, Messrs. Cornelius, Grobstein and Storch and Secretary West are directors of companies that received payment from the company for property or services in an aggregate amount that did not exceed the greater of $1 million or 2% of such other company's consolidated gross revenues. For each transaction, the Board determined that the director did not initiate or negotiate the transaction and that the transaction was entered into in the ordinary course of business.

  •
  Drs. Glimcher and Lynch, Mr. Grobstein and Secretary West, or one of their immediate family members, are employed by, or serve as directors of, businesses or educational or medical institutions with which we engage in ordinary course business transactions. The directors did not initiate or negotiate any transaction with such institution and the payments made did not exceed the greater of $1 million or 2% of such institution's consolidated gross revenues.

  •
  Mr. Grobstein and Dr. Sato are directors of charitable or non-profit organizations to which the Bristol-Myers Squibb Foundation made charitable contributions, which, in the aggregate, did not exceed the greater of $1 million or 2% of that organization's consolidated gross revenues.

        Additionally, in determining whether our directors met the applicable independence standards, the Board also considered the following relationships which did not fall under our categorical standards:

  •
  Mr. Cornelius serves in a non-paid board-advisory role for a private company that received payments from us for services it provided. He also indirectly owns less than 2% of the company's common stock.

  •
  Dr. Glimcher serves as a member of a non-profit institute's scientific advisory board that received charitable payments from us.

  •
  Dr. Lynch serves as a member of a charitable organization's scientific advisory board that received sponsorship payments from us.

        The Board determined that none of these relationships impairs the independence of these directors under the New York Stock Exchange's independence standards or otherwise.

Board Leadership Structure

        The company's governance documents provide the Board with flexibility to select the appropriate leadership structure for the company. They establish well-defined responsibilities with respect to the Chairman and Lead Independent Director roles, including the requirement that the Board have a Lead Independent Director if the Chairman is not an independent director. This information is set forth in more detail on our website at www.bms.com/ourcompany/governance.

        On January 20, 2015, we announced the following organizational and Board leadership changes:

  •
  Mr. Cornelius will retire as our Chairman and a member of our Board at our 2015 Annual Meeting of Stockholders on May 5, 2015;

  •
  Mr. Andreotti will retire as our Chief Executive Officer at our 2015 Annual Meeting of Stockholders on May 5, 2015 and will remain an officer of the company for a transition period through August 3, 2015 during which he will be working closely with our new Chief Executive Officer;

  •
  Dr. Caforio, our Chief Operating Officer and a member of our Board, was designated as the company's Chief Executive Officer, effective May 5, 2015;

  •
  Mr. Andreotti will continue to be a member of the company's Board and the Board has elected him to become Executive Chairman of the Board effective May 5, 2015 and Non-Executive Chairman of the Board effective August 3, 2015 following his retirement as an officer of the Company; and

  •
  Secretary West, the current chair of our Compensation and Management Development Committee, was elected to serve as Lead Independent Director upon Mr. Andreotti assuming the role of Chairman of the Board effective May 5, 2015.

        The Board has determined to elect a Lead Independent Director when Mr. Andreotti becomes our Chairman because Mr. Andreotti will not meet the New York Stock Exchange standards of independence due to his current service as Chief Executive Officer of the company. The Lead Independent Director is selected annually by the independent directors. The Lead Independent Director's responsibilities include, among others, presiding at the meetings of independent directors, approving meeting agendas and meeting schedules, approving and advising the Chairman as to the quality, quantity and timeliness of information sent to the Board and serving as the principal liaison and facilitator between the independent directors and the Chairman. A more detailed description of the roles and responsibilities of the Lead Independent Director is available on our website at www.bms.com/ourcompany/governance.

        In determining our next Chairman, Chief Executive Officer and Lead Independent Director, the Board gave thoughtful and significant consideration to many factors, including the specific needs of the Board and the business, our Corporate Governance Guidelines and the best interests of our stockholders. Our Board believes that in the context of the upcoming transition to a new Chief Executive Officer, it will be in the best interests of the company to have our former Chief Executive Officer become Chairman and work closely with our new Chief Executive Officer to ensure a seamless transition of leadership to support our continued evolution to a diversified specialty biopharma company. In accordance with our Corporate Governance Guidelines, the Board recognized the importance of having a Lead Independent Director to maintain a strong counterbalancing structure to ensure that the Board functions in an appropriately independent manner. The Board believes this structure will continue to provide an effective, high-functioning Board as well as appropriate safeguards and oversight. Our Board will continue to evaluate its leadership structure in light of changing circumstances and will evaluate the Board's leadership structure on at least an annual basis and make changes at such times as it deems appropriate.

Meetings of our Board

        Our Board meets on a regularly scheduled basis during the year to review significant developments affecting Bristol-Myers Squibb and to act on matters requiring Board approval. It also holds special meetings when important matters require Board action between scheduled meetings. Members of senior management regularly attend Board meetings to report on and discuss their areas of responsibility. In 2014, the Board of Directors met eight times. The average aggregate attendance of directors at Board and committee meetings was over 96%. No director attended fewer than 75% of the aggregate number of Board and committee meetings during the period he or she served. In addition, our independent directors met six times during 2014 to discuss such topics as our independent directors determined, including the evaluation of the performance of our current Chief Executive Officer as well as the selection of our new Chief Executive Officer, Chairman and Lead Independent Director.

Annual Meeting of Stockholders

        Directors are strongly encouraged, but not required, to attend the Annual Meeting of Stockholders. All of the 2014 nominees for director attended our 2014 Annual Meeting of Stockholders except for Dr. Glimcher and Mr. Lacy who each had long-standing previous commitments.

Committees of our Board

        Our Bylaws specifically provide for an Audit Committee, Compensation and Management Development Committee, and Committee on Directors and Corporate Governance, which are composed entirely of independent directors. Our Bylaws also authorize the establishment of additional committees of the Board and, under this authorization, our Board of Directors established the Science and Technology Committee. Our Board has appointed individuals from among its members to serve on these four committees and each committee operates under a written charter adopted by the Board, as amended from time to time. These charters are published on our website at www.bms.com/ourcompany/governance. Each of these Board committees has the necessary resources and authority to discharge its responsibilities, including the authority to retain consultants or experts to advise the committee.

        The table below indicates the current members of our Board Committees and the number of meetings held in 2014:

Director	Audit	Committee on Directors and Corporate Governance	Compensation and Management Development	Science and Technology(4)

Lamberto Andreotti(1)
Giovanni Caforio, M.D.
Lewis B. Campbell		C	X
James M. Cornelius(2)
Laurie H. Glimcher, M.D.	X			X
Michael Grobstein	X		X
Alan J. Lacy	C	X
Thomas J. Lynch, Jr., M.D.		X		X
Dinesh C. Paliwal	X	X
Vicki L. Sato, Ph.D.			X	C
Gerald L. Storch	X		X
Togo D. West, Jr.(3)		X	C
Number of 2014 Meetings	6	3	6	8

"C"
indicates Chair of the committee.

(1)
Mr. Andreotti was elected to become Chairman of the Board effective May 5, 2015 upon his retirement as our Chief Executive Officer. After assuming the role of Chairman, Mr. Andreotti will attend meetings of the Audit Committee, Committee on Directors and Corporate Governance and Compensation and Management Development Committee in an ex officio capacity.

(2)
Mr. Cornelius is currently our Chairman of the Board but is retiring from the Board effective May 5, 2015. He attends meetings of the Audit Committee, Committee on Directors and Corporate Governance and Compensation and Management Development Committee in an ex officio capacity. However, he is not a member of any Committee in order to focus on his leadership role.

(3)
Secretary West has been elected to serve as our Lead Independent Director effective May 5, 2015.

(4)
Francis Cuss, MB BCHIR, FRCP, our Executive Vice President and Chief Scientific Officer, is a member of the Science and Technology Committee but he is not a member of our Board.

     Audit Committee

        The primary functions of this Committee are:

  •
  overseeing and monitoring the quality of our accounting and auditing practices;

  •
  appointing, compensating and providing oversight of the performance of our independent registered public accounting firm for the purpose of preparing or issuing audit reports and related work regarding our financial statements and the effectiveness of our internal control over financial reporting;

  •
  assisting the Board in fulfilling its responsibilities for general oversight of (i) compliance with legal and regulatory requirements, (ii) the performance of our internal audit function and (iii) enterprise risk assessment and risk management policies and guidelines;

  •
  reviewing our disclosure controls and procedures, periodic filings with the SEC, earnings releases and earnings guidance;

  •
  producing the required Audit Committee Report for inclusion in our Proxy Statement; and

  •
  overseeing the implementation and effectiveness of our compliance and ethics program.

        Our Board of Directors has determined, in its judgment, that all members of the Audit Committee are financially literate and that all members of the Audit Committee meet additional, heightened independence criteria applicable to directors serving on audit committees under the New York Stock Exchange listing standards. In addition, our Board has determined that Messrs. Grobstein, Lacy and Storch each qualify as an "audit committee financial expert" under the applicable SEC rules.

     Committee on Directors and Corporate Governance

        The primary functions of this Committee are:

  •
  providing oversight of our corporate governance affairs and periodically reviewing corporate governance practices and policies, including annually reviewing the Corporate Governance Guidelines and recommending any changes to the Board;

  •
  identifying individuals qualified to become Board members and recommending that our Board select the director nominees for the next annual meeting of stockholders;

  •
  reviewing and recommending annually to our Board of Directors the compensation of non-employee directors;

  •
  considering questions of potential conflicts of interest involving directors and senior management and establishing, maintaining and overseeing related party transaction policies and procedures;

  •
  evaluating and making recommendations to the Board concerning director independence and defining specific categorical standards for director independence;

  •
  providing oversight of the company's political activities;

  •
  considering matters relating to the company's responsibilities as a global corporate citizen pertaining to corporate social responsibility and corporate public policy and the impact on the company's employees and stockholders; and

  •
  overseeing the annual self-evaluation process of the Board and its Committees.

     Compensation and Management Development Committee

        The primary functions of this Committee are:

  •
  reviewing, approving and reporting to our Board on our major compensation and benefits plans, policies and programs;

  •
  annually reviewing and approving corporate goals and objectives relevant to CEO compensation, evaluating the CEO's performance in light of those goals and objectives and recommending for approval by at least three-fourths of our independent directors the CEO's compensation based on this evaluation;

  •
  reviewing and evaluating the performance of senior management; approving the compensation of executive officers and certain senior management;

  •
  overseeing our management development programs, performance assessment of senior executives and succession planning;

  •
  reviewing and discussing with management the Compensation Discussion and Analysis and related disclosures required for inclusion in our Proxy Statement, recommending to the Board whether the Compensation Discussion and Analysis should be included in our Proxy Statement, and producing the Compensation and Management Development Committee Report required for inclusion in our Proxy Statement;

  •
  establishing and overseeing our compensation recoupment policy; and

  •
  reviewing incentive compensation programs to determine whether incentive pay encourages unnecessary risk-taking.

     Science and Technology Committee

        The primary functions of this Committee are:

  •
  reviewing and advising our Board on the strategic direction of our research and development (R&D) programs and our progress in achieving long-term R&D objectives;

  •
  reviewing and advising our Board on our internal and external investments in science and technology;

  •
  identifying and discussing significant emerging trends and issues in science and technology and considering their potential impact on our company; and

  •
  providing assistance to the Compensation and Management Development Committee in setting any pipeline performance metric under the company's incentive compensation programs and reviewing the performance results.

Compensation Committee Interlocks and Insider Participation

        There were no Compensation and Management Development Committee interlocks or insider (employee) participation in 2014.

Risk Assessment of Compensation Policies and Practices

        We annually conduct a worldwide review of our material compensation policies and practices. Based on this review, we have concluded that our material compensation policies and practices are not reasonably likely to have a material adverse effect on the company. On a global basis, our compensation programs contain many design features that mitigate the likelihood of inducing excessive risk-taking behavior. These features include:

  •
  a balance of fixed and variable compensation, with variable compensation tied both to short-term objectives and the long-term value of our stock price;

  •
  multiple metrics in our incentive programs that balance top-line, bottom-line and pipeline performance;

  •
  linear payout curves and caps in our incentive program payout formulas;

  •
  reasonable goals and objectives in our incentive programs;

  •
  payouts modified based upon individual performance, inclusive of assessments against our BMS BioPharma Behaviors and the BMS Commitment;

  •
  the Compensation and Management Development Committee's ability to exercise downward discretion in determining incentive program payouts;

  •
  clawback and recoupment provisions and policies pertaining to annual incentive payouts and long-term incentive awards;

  •
  share ownership and retention guidelines applicable to our senior executives;

  •
  equity award policies that limit risk by not allowing for timing of equity award grants;

  •
  prohibition of speculative and hedging transactions by all employees and directors;

  •
  all managers and executives worldwide participate in the same annual incentive program that pertains to our Named Executive Officers and that has been approved by the Compensation and Management Development Committee; and

  •
  mandatory training on our Principles of Integrity: BMS Standards of Business Conduct and Ethics (the Principles) and other policies that educate our employees on appropriate behaviors and the consequences of taking inappropriate actions.

Criteria for Board Membership

        Our Corporate Governance Guidelines contain Board membership criteria that apply to nominees for a position on our Board of Directors, including candidates recommended by stockholders in accordance with the procedures described below. Under these criteria, members of our Board should be persons with broad experience in areas important to the operation of our company such as business, science, medicine, finance/accounting, law, business strategy, crisis management, corporate governance, education or government and should possess qualities reflecting integrity, independence, leadership, good business judgment, wisdom, an inquiring mind, vision, a proven record of accomplishment and an ability to work well with others. The Board believes that its membership should continue to reflect a diversity of gender, race and ethnicity.

Identification and Selection of Nominees for our Board

        The Committee on Directors and Corporate Governance regularly assesses the appropriate size and composition of our Board. The Committee also considers succession planning for directors. When looking to identify and select a potential new director, the Committee on Directors and Corporate Governance reviews the skills of the current directors and compares them to the particular skills of potential candidates, keeping in mind its commitment to maintain a Board with members of diverse experience and background. Candidates may come to the attention of the Committee on Directors and Corporate Governance through current Board members, third-party search firms, management, stockholders or others. The Committee on Directors and Corporate Governance, in consultation with the Chairman, conducts an initial evaluation of the prospective nominees against the established Board membership criteria discussed above. Additional information relevant to the qualifications of prospective nominees may be requested from third-party search firms, other directors, management or other sources. After this initial evaluation, prospective nominees may be interviewed by telephone or in person by the members of the Committee on Directors and Corporate Governance, the Chairman, the Lead Independent Director and other directors, as applicable. After completing this evaluation and interview, the Committee on Directors and Corporate Governance makes a recommendation to the full Board as to the persons who should be nominated by our Board, and the full Board determines the nominees after considering the recommendation and any additional information it may deem appropriate.

Stockholder Nominations for Director

        The Committee on Directors and Corporate Governance considers and evaluates stockholder recommendations of nominees for election to our Board of Directors in the same manner as other director nominees. Stockholder recommendations must be accompanied by disclosure including written information about the recommended nominee's business experience and background with consent in writing signed by the recommended nominee that he or she is willing to be considered as a nominee and, if nominated and elected, he or she will serve as a director. Stockholders should send their written recommendations of nominees accompanied by the required documents to the principal executive offices of the company addressed to: Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, attention: Corporate Secretary.

ITEM 1—ELECTION OF DIRECTORS

        Our Board of Directors has nominated eleven current directors, Lamberto Andreotti, Giovanni Caforio, M.D., Lewis B. Campbell, Laurie H. Glimcher, M.D., Michael Grobstein, Alan J. Lacy, Thomas J. Lynch, Jr., M.D., Dinesh C. Paliwal, Vicki L. Sato, Ph.D., Gerald L. Storch and Togo D. West, Jr., to serve as directors of Bristol-Myers Squibb. The directors will hold office from election until the 2016 Annual Meeting.

        A majority of the votes cast is required to elect directors. Any current director who does not receive a majority of votes cast must tender his or her resignation as a director within 10 business days after the certification of the stockholder vote. The Committee on Directors and Corporate Governance, without participation by any director tendering his or her resignation, will consider the resignation offer and recommend to the Board whether to accept it. The Board, without participation by any director tendering his or her resignation, will act on the Committee's recommendation at its next regularly scheduled meeting to be held within 60 days after the certification of the stockholder vote. We will promptly disclose the Board's decision and the reasons for that decision in a broadly disseminated press release that will also be furnished to the SEC on Form 8-K. If any nominee is unable to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless our Board of Directors provides for a lesser number of directors.

        The following pages contain certain biographical information for each of the nominees for election including his or her principal occupation and current and former public company directorships held during the past 5 years. Also included is a description of the specific experience, qualifications, attributes and skills of each nominee that led the Board to conclude that each nominee is well-qualified to serve as a member of our Board of Directors. The matrix below summarizes the variety of experiences, qualifications, attributes and skills of our nominees:

All Director Nominees Possess:
• Leadership	• Sound business judgment	• Innovative thinking	• Integrity

Lamberto Andreotti	Giovanni Caforio, M.D.	Lewis B. Campbell	Laurie H. Glimcher, M.D.	Michael Grobstein	Alan J. Lacy	Thomas J. Lynch, Jr. M.D.	Dinesh Paliwal	Vicki L. Sato	Gerald L. Storch	Togo D. West, Jr
Healthcare Industry	✔	✔		✔	✔		✔		✔		✔
Science/Technology	✔	✔	✔	✔			✔	✔	✔		✔
Sales and Marketing	✔	✔	✔		✔	✔		✔		✔	
Manufacturing	✔	✔	✔		✔	✔		✔		✔	✔
Financial	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔
International	✔	✔	✔		✔	✔		✔	✔	✔	✔
Government/Academia				✔			✔		✔		✔
Public Company CEO/COO	✔	✔	✔			✔		✔		✔	
Other Public Company Board Experience	✔		✔	✔	✔	✔	✔	✔	✔	✔	✔

Information on Nominees for Directors

Director since 2009

LAMBERTO ANDREOTTI

Mr. Andreotti, age 64, has been our Chairman-Designate since January 2015 and our Chief Executive Officer since May 2010. He was our President and Chief Operating Officer from March 2009 to May 2010. From March 2008 to March 2009, Mr. Andreotti served as Executive Vice President and Chief Operating Officer of BMS. From May 2007 until March 2008, he served as Executive Vice President of BMS and Chief Operating Officer of Worldwide Pharmaceuticals, a division of BMS. Mr. Andreotti served as Executive Vice President of BMS and President of Worldwide Pharmaceuticals from 2005-2007 and as Senior Vice President and International President of Worldwide Pharmaceuticals from 2002-2005. He is a member of Pharmaceutical Research and Manufacturers of America and The Business Council.

With his 17 years experience at BMS, both in the U.S. and internationally, and his prior experience at KABI Pharmacia and Pharmacia & Upjohn, Mr. Andreotti brings to our Board in-depth knowledge of our company and the biopharmaceutical industry. In his role as our Chief Operating Officer, Mr. Andreotti gained critical insights into managing a global business in a complex and dynamic environment.

Mr. Andreotti is a Director of E. I. du Pont de Nemours and Company.

Director since 2014

GIOVANNI CAFORIO, M.D.

Dr. Caforio, age 50, has been our Chief Executive Officer-Designate since January 2015 and our Chief Operating Officer since June 2014. He served as Executive Vice President and Chief Commercial Officer from November 2013 to June 2014. From October 2011 to November 2013, he served as President, U.S. He held the position of Senior Vice President, Global Commercialization and Immunology from May 2010 to October 2011. Prior to that, he served as Senior Vice President, Oncology, U.S. and Global Commercialization from March 2009 to May 2010. From January 2007 to March 2009 he served as Senior Vice President, U.S. Oncology and from May 2004 to January 2007, he served as Senior Vice President, European Marketing and Brand Commercialization. Dr. Caforio is a member of the Board of Trustees of Capital Health Systems and the European Federation of Pharmaceutical Industries and Associations.

With over 25 years of pharmaceutical industry experience, including more than 14 years at the company, Dr. Caforio has overseen the creation of a fully integrated worldwide commercial organization as part of our continued evolution into a diversified specialty biopharma company. A physician by training, Dr. Caforio has worked across many businesses within the company, including Europe and the U.S., and has a proven record of developing talented leaders with the diverse experiences and competencies needed for the continued success of the company.

Director since 1998

LEWIS B. CAMPBELL

Mr. Campbell, age 68, served as the Executive Chairman and Interim Chief Executive Officer of Navistar International Corporation, a leading manufacturer of commercial trucks, buses, RVs, defense vehicles and engines, from August 2012 to April 2013. Prior to that, Mr. Campbell served as Non-Executive Chairman of Textron Inc. from December 2009 to August 2010 and served as Chairman and Chief Executive Officer of Textron from February 1999 through November 2009 when he retired as Chief Executive Officer. Mr. Campbell is a member of The Business Council.

Mr. Campbell is a demonstrated leader with keen business understanding. With his executive level experience at Textron and Navistar, Mr. Campbell is uniquely positioned to help guide the company as we continue to build a strong foundation for success as a biopharmaceutical company. Furthermore, his first-hand knowledge of the many issues facing public companies and his current and past service as a member of each of our independent Board Committees position him well to serve as the Chair of the Committee on Directors and Corporate Governance and a member of our Compensation and Management Development Committee.

Mr. Campbell is on the Board of Directors of Sensata Technologies Holding N.V. During the last 5 years, Mr. Campbell was the Chairman of the Board of Directors of Textron Inc. and the Executive Chairman of the Board of Navistar International Corporation.

Director since 1997

LAURIE H. GLIMCHER, M.D.

Dr. Glimcher, age 63, has served as the Stephen and Suzanne Weiss Dean of Weill Cornell Medical College and the Cornell University Provost for Medical Affairs since January 2012. She had been the Irene Heinz Given Professor of Immunology at the Harvard School of Public Health and Professor of Medicine at Harvard Medical School from 1990 to December 2011. She is a Fellow of the American Academy of Arts and Sciences, a member of the National Academy of Sciences USA, and a member of the Institutes of Medicine of the National Academy of Sciences. She is also a member and past President of the American Association of Immunologists. She was elected to the American Society of Clinical Investigation, the American Association of Physicians and the American Association for the Advancement of Science.

Dr. Glimcher serves on the Board of Trustees of Cornell University, the Board of Overseers of Weill Cornell Medical College, the Memorial Sloan-Kettering Cancer Center Board of Overseers and on the Board of Trustees of the New York Blood Foundation. Dr. Glimcher also serves on the Scientific Advisory Boards of Cancer Research Institute, Health Care Ventures, Inc. and American Asthma Foundation.

Dr. Glimcher is an internationally known immunologist and physician who brings a unique perspective to our Board on a variety of healthcare related issues. Her expertise in the immunology area and her extensive experience in the medical field position her well to serve as a member of our Science and Technology Committee. Additionally, her experience as the Dean of a major medical school positions her well to serve as a member of our Audit Committee.

Dr. Glimcher is a Director of Waters Corporation.

Director since 2007

MICHAEL GROBSTEIN

Mr. Grobstein, age 72, is a retired Vice Chairman of Ernst & Young LLP, an independent registered public accounting firm. Mr. Grobstein worked with Ernst & Young from 1964 to 1998, and was admitted as a partner in 1975. He served as a Vice Chairman-International Operations from 1993 to 1998, as Vice Chairman-Planning, Marketing and Industry Services from 1987 to 1993, and Vice Chairman-Accounting and Auditing Services from 1984 to 1987. He serves on the Board of Trustees and Executive Committee and is the Treasurer of the Central Park Conservancy. He also serves on the Board of Directors of the Peer Health Exchange, Inc.

With over 30 years experience at a major auditing firm, Mr. Grobstein has extensive knowledge and background relating to accounting and financial reporting rules and regulations as well as the evaluation of financial results, internal controls and business processes. Mr. Grobstein's depth and breadth of financial expertise and his experience handling complex financial issues position him well to serve as a member of our Audit and Compensation and Management Development Committees.

Mr. Grobstein is a Director of Mead Johnson Nutrition Company. During the last five years, Mr. Grobstein was a Director of Given Imaging Ltd.

Director since 2008

ALAN J. LACY

Mr. Lacy, age 61, served as Senior Advisor to Oak Hill Capital Partners, L.P., a private equity investment firm, from 2007 to 2014. From 1994 to 2006, he was employed by Sears, Roebuck and Co., a large retail company, and following its acquisition, Sears Holdings Corporation, a large broadline retailer. Mr. Lacy held executive level positions of increasing responsibility in finance and operations, including his service as Chief Executive Officer and Chairman of the Board from 2000 to 2005. He also served as Vice Chairman of Sears Holdings Corporation from 2005 to 2006. He is Trustee and former Chairman of the National Parks Conservation Association and a Trustee of Fidelity Funds.

Mr. Lacy is a highly respected business leader with a proven record of accomplishment. He brings to the Board extensive business understanding and demonstrated management expertise having served in key leadership positions at Sears Holdings Corporation, including Chief Executive Officer. In addition, his experience as a senior financial officer of three large public companies provides him with a comprehensive understanding of the complex financial, legal and corporate governance issues facing large companies and positions him well to serve as Chair of our Audit Committee and a member of our Committee on Directors and Corporate Governance.

Mr. Lacy is Non-Executive Chairman of Dave & Buster's Entertainment,  Inc. During the last 5 years, he was a Director of The Hillman Companies, Inc. and The Western Union Company.

Director since 2014

THOMAS J. LYNCH, JR., M.D.

Dr. Lynch, age 54, has served as the Director of Yale Cancer Center and has been the Richard and Jonathan Sackler Professor of Internal Medicine, Yale Cancer Center, Yale School of Medicine since 2009. He has also served as the Physician-in-Chief of Smilow Cancer Hospital, Yale-New Haven since 2009. Prior to 2009, he served as Professor of Medicine at Harvard Medical School and Chief of Hematology/Oncology at Massachusetts General Hospital. Dr. Lynch is a member of the American Association for Cancer Research, the American Society of Clinical Oncology, and the International Association for the Study of Lung Cancer. He also serves as a Director on the board of the Kenneth B. Schwartz Center for Compassionate Healthcare and is a member of the Scientific Advisory Board of Arvinas, Inc.

Dr. Lynch is an internationally recognized oncologist known for his leadership in the treatment of lung cancer with a special interest in personalized medicine. His experience as a practicing physician, clinical researcher and administrator of a medical center position him well to serve as a member of our Science and Technology Committee and our Committee on Directors and Corporate Governance.

During the last 5 years, Dr. Lynch was a Director of Infinity Pharmaceuticals, Inc.

Director since 2013

DINESH C. PALIWAL

Mr. Paliwal, age 57, has served as Executive Chairman, President and Chief Executive Officer of Harman International Industries, Inc., a company that designs, manufactures and markets a wide range of audio and information solutions for the automotive, consumer and professional market, since July 2008. Mr. Paliwal has served as President and Chief Executive Officer of Harman since July 2007. Prior to joining Harman, Mr. Paliwal served as a member of the Group Executive Committee of ABB Ltd., a provider of industrial automation, power transmission systems and services, from January 2001 until June 2007. Mr. Paliwal also served as President of Global Markets and Technology of ABB Ltd. from January 2006 until June 2007, as Chairman and Chief Executive Officer of ABB North America from January 2004 until June 2007, and as President and Chief Executive Officer of ABB Automation Technologies Division from October 2002 to December 2005. Mr. Paliwal is a member of the CEO Business Roundtable.

Mr. Paliwal brings to the Board extensive leadership, business and governance experience having served as a public company chief executive officer and a senior executive officer of various divisions of a multinational corporation. His engineering and financial background, together with his worldwide experience, particularly in emerging markets, provide him with a heightened understanding of the complex issues which arise in the global marketplace. In addition, Mr. Paliwal's prior service as a member of the audit and nominating and governance committees at other public companies positions him well to serve as a member of our Audit Committee and our Committee on Directors and Corporate Governance.

During the last 5 years, he was a Director of ADT Corporation and Tyco International, Ltd.

Director since 2006

VICKI L. SATO, PH.D.

Dr. Sato, age 66, has served as a professor of management practice at the Harvard Business School since July 2005. From July 2005 to October 2014 she served as professor of the practice of molecular and cell biology at Harvard University. In 2005, Dr. Sato retired as President of Vertex Pharmaceuticals Incorporated, a global biotechnology company, where she was responsible for research and development, business and corporate development, commercial operations, legal, and finance. Dr. Sato also served as Chief Scientific Officer, Senior Vice President of Research and Development, and Chair of the Scientific Advisory Board at Vertex before being named President in 2000.

Dr. Sato's extensive and distinctive experience in business, academia and science over more than 30 years brings to the Board a valuable perspective on the biotech industry. Dr. Sato has a strong background in research and development positioning her well to serve as Chair of our Science and Technology Committee. Her experience serving on the compensation committees of other healthcare companies makes Dr. Sato a well-qualified member of our Compensation and Management Development Committee.

Dr. Sato is a Director of PerkinElmer Corporation, and BorgWarner, Inc. During the last 5 years, she was a Director of Alnylam Pharmaceuticals, Inc.

Director since 2012

GERALD L. STORCH

Mr. Storch, age 58, has served as Chief Executive Officer of Hudson's Bay Company since January 2015, a leading owner and operator of department stores including Saks Fifth Avenue, Lord & Taylor, Hudson's Bay Department Stores, Home Outfitters and Saks OFF 5th. From November 2013 to January 2014 he served as Chairman and Chief Executive Officer of Storch Advisors. He also served as Chairman of Toys"R"Us, Inc. from February 2006 to November 2013 and Chief Executive Officer of Toys"R"Us from February 2006 to May 2013. Prior to joining Toys"R"Us, Mr. Storch served as Vice Chairman of Target Corporation. He joined Target in 1993 as Senior Vice President of Strategy and served in roles of increasing seniority over the next 12 years. Prior to joining Target, Mr. Storch was a partner at McKinsey & Company. He is a director of Fanatics, Inc.

A retail veteran with more than 20 years of experience, Mr. Storch provides the Board with valuable business, leadership and management insight, including expertise leading an organization with global operations, giving him a keen understanding of the issues facing a multinational business. These qualities make him a valued member of our Audit Committee. Additionally, his prior service on the compensation committee of another public company positions him well to serve as a member of our Compensation and Management Development Committee.

Mr. Storch is the Non-Executive Chairman of the Board of Directors of Supervalu, Inc.

Director since 2008

TOGO D. WEST, JR.

Secretary West, age 72, has been Chairman of TLI Leadership Group, a strategic consulting firm since 2006. From 2004 to 2014, he was Chairman of Noblis, Inc., a non-profit science and technology company, and a member of the Board of Trustees since 2001. He became Trustee Emeritus of Noblis in September 2014. From 2004 to 2006, Secretary West was the Chief Executive Officer of the Joint Center for Political and Economic Studies, a nonprofit research and public policy institution. He served as Of Counsel to the Washington, D.C. based law firm of Covington & Burling from 2000 to 2004. Secretary West served as U.S. Secretary of Veterans Affairs from 1998 to 2000 and as U.S. Secretary of the Army from 1993 to 1997. He is a Director on the Board of MedStar Health.

Secretary West's legal, business and government experience provides the Board with a unique perspective of the issues facing our company. In his position as Secretary of Veterans Affairs, he was a member of the President's Cabinet, and oversaw the largest healthcare system in the country; and as Secretary of the Army, he was responsible for all Army activities, including the extensive system of Army medical centers around the world. In 2007, Secretary West was asked to co-chair the review of the delivery of healthcare at Walter Reed Army Medical Center and the National Naval Medical Center at Bethesda. With his keen understanding of the need to attract and retain talented employees and the public policy issues facing the healthcare industry, Secretary West is positioned well to serve as Chair of our Compensation and Management Development Committee and as a member of our Committee on Directors and Corporate Governance. Furthermore, his first-hand knowledge of the many issues facing public companies positions him well to serve as our Lead Independent Director effective May 5, 2015.

Secretary West is a Director of FuelCell Energy,  Inc. and Krispy Kreme Doughnuts, Inc. During the last 5 years, he was a Director of AbitibiBowater Inc.

Communications with our Board of Directors

        Our Board has created a process for anyone to communicate directly with our Board, any committee of the Board, the non-management directors of the Board collectively or any individual director, including our Chairman and Lead Independent Director, if any. Any interested party wishing to contact our Board may do so in writing by sending a letter c/o Corporate Secretary, Bristol-Myers Squibb Company, 345 Park Avenue, New York, NY 10154.

        Any matter relating to our financial statements, accounting practices or internal controls should be addressed to the Chair of the Audit Committee. All other matters should be addressed to the Chair of the Committee on Directors and Corporate Governance. Our Corporate Secretary or her designee reviews all correspondence and forwards to the addressee all correspondence determined to be appropriate for delivery. The Board has determined that certain items which are of a personal nature or not related to the duties and responsibilities of the Board should not be forwarded, including, but not limited to, junk mail and mass mailings (except those that may involve a reputational risk to the company); customer correspondence, including product complaints and inquiries; new product suggestions; resumes and other forms of job inquiries; opinion surveys or polls; business solicitations or advertisements; or obscene, threatening, harassing or similarly inappropriate materials. Our Corporate Secretary periodically forwards to the Chair of our Committee on Directors and Corporate Governance a summary of all correspondence received. Directors may at any time review a log of the correspondence we receive that is addressed to members of the Board and request copies of any such correspondence. Our process for handling communications to our Board has been approved by the independent directors.

Codes of Conduct

        The Principles adopted by our Board of Directors set forth important company policies and procedures in conducting our business in a legal, ethical and responsible manner. These standards are applicable to all of our employees, including the Chief Executive Officer, the Chief Financial Officer and the Controller. In addition, the Audit Committee has adopted the Code of Ethics for Senior Financial Officers that supplements the Principles by providing more specific requirements and guidance on certain topics. The Code of Ethics for Senior Financial Officers applies to the Chief Executive Officer, the Chief Financial Officer, the Controller, the Treasurer and the heads of major operating units. Our Board has also adopted the Code of Business Conduct and Ethics for Directors that applies to all directors and sets forth guidance with respect to recognizing and handling areas of ethical issues. The Principles, the Code of Ethics for Senior Financial Officers and the Code of Business Conduct and Ethics for Directors are available on our website at www.bms.com/ourcompany/governance. We will post any substantive amendments to, or waivers from, applicable provisions of our Principles, our Code of Ethics for Senior Financial Officers, and our Code of Business Conduct and Ethics for Directors on our website at www.bms.com/ourcompany/governance within two days following the date of such amendment or waiver.

        Employees are required to report any conduct they believe in good faith to be an actual or apparent violation of our Codes of Conduct. In addition, as required under the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by company employees of concerns regarding questionable accounting or auditing matters.

Related Party Transactions

        The Board has adopted written policies and procedures for the review and approval of transactions involving the company and related parties, such as directors, executive officers and their immediate family members. The policy covers any transaction or series of transactions (an "interested transaction") in which the amount involved exceeds $120,000, the company is a participant, and a related party has a direct or indirect material interest (other than solely as a result of being a director or less than 10 percent beneficial owner of another entity). All interested transactions are subject to approval or ratification in accordance with the following procedures:

  •
  Management will be responsible for determining whether a transaction is an interested transaction requiring review under this policy, in which case the transaction will be disclosed to the Committee on Directors and Corporate Governance.

  •
  The Committee on Directors and Corporate Governance will review the relevant facts and circumstances, including, among other things, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or ordinary circumstances and the related party's interest in the transaction.

  •
  If it is impractical or undesirable to wait until a Committee meeting to complete an interested transaction, the Chair of the Committee in consultation with the General Counsel may review and approve the transaction, which approval must be ratified by the Committee at its next meeting.

  •
  In the event the company becomes aware of an interested transaction that has not been approved, the Committee will evaluate all options available to the company, including ratification, revision or termination of such transaction and take such course of action as the Committee deems appropriate under the circumstances.

  •
  No director will participate in any discussion or approval of the interested transaction for which he or she is a related party, except that the director will provide all material information concerning the interested transaction to the Committee.

  •
  If an interested transaction is ongoing, the Committee may establish guidelines for management to follow in its ongoing dealings with the related party and will review and assess such ongoing relationships on at least an annual basis.

  •
  Certain types of interested transactions are deemed to be pre-approved or ratified by the Committee, as applicable, even if the amount involved will exceed $120,000, including the employment of executive officers, director compensation, certain transactions with other companies or charitable contributions, transactions where all shareholders receive proportional benefits, transactions involving competitive bids, regulated transactions and certain banking-related services.

        There were no reportable related party transactions during 2014 with any of our directors, executive officers or any of their immediate family members. However, BlackRock, Inc. (BlackRock), Wellington Management Group, LLP (Wellington) and The Vanguard Group (Vanguard) are each considered a "Related Party" under our related party transaction policy because they each beneficially own more than 5% of our outstanding common stock. The Committee on Directors and Corporate Governance ratified and approved the following related party transactions in accordance with our policy and Bylaws:

  •
  Certain of our retirement plans use BlackRock and its affiliates to provide investment management and transition management services. In connection with these services, we paid BlackRock approximately $1.53 million in fees during 2014.

  •
  Certain of our retirement plans use Wellington and its affiliates to provide investment management services. In connection with these services, we paid Wellington approximately $1.17 million in fees during 2014.

  •
  Vanguard acts as an investment manager with respect to certain investment options under our savings and thrift plans. Participants in the plans pay Vanguard's investment management fees if they invest in investment options managed by Vanguard; neither the plans themselves nor the Company pays fees directly to Vanguard. In connection with these services, Vanguard received approximately $253,000 in fees during 2014.

        The Committee on Directors and Corporate Governance ratified the above relationships on the basis that these entities' ownership of our stock plays no role in the business relationship between us and them, and that the engagement of each entity was on terms no more favorable to them than terms that would be available to unaffiliated third parties under the same or similar circumstances.

Availability of Corporate Governance Documents

        Our Corporate Governance Guidelines (including the standards of director independence), Principles, Code of Ethics for Senior Financial Officers, Code of Business Conduct and Ethics for Directors, additional policies and guidelines, committee charters and links to Reports of Insider Transactions are available on our corporate governance webpage at www.bms.com/ourcompany/governance and are available to anyone who requests them by writing to: Corporate Secretary, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154.

Compensation of Directors

Director Compensation Program

        We aim to provide a competitive compensation program to attract and retain high quality directors. The Committee on Directors and Corporate Governance annually reviews our directors' compensation practices. The Committee submits its recommendations for director compensation to the full Board for approval. Our employee directors do not receive any additional compensation for serving as directors.

        In 2013, management engaged an outside consultant, Frederic W. Cook & Co., Inc. (FWC), to review market data and competitive information on director compensation. The Committee requested that FWC analyze the appropriateness of continuing to use the company's executive compensation peer group as the primary data point in determining director compensation. FWC recommended that the executive compensation peer group should be the primary source for determining director compensation. The following companies were in our peer group: AbbVie Inc., Amgen Inc., Biogen Idec Inc., Celgene Corporation, Eli Lilly & Company, Gilead Sciences Inc., Johnson & Johnson, Merck & Co. and Pfizer, Inc.

        As further described below, our director compensation program in 2014 was positioned at the median of the executive compensation peer group. Consistent with our desire to attract and retain highly skilled and experienced directors, the Committee on Directors and Corporate Governance, in consultation with FWC, determined that it was appropriate to continue to target director compensation at the median of the companies in our executive compensation peer group for 2014. The Committee believes the total compensation package for directors we offered in 2014 was reasonable, and appropriately aligned the interests of directors to stockholders by ensuring directors have a proprietary stake in our company.

        In December 2014, the Committee on Directors and Corporate Governance engaged FWC to review market data and prepare analyses that compared our director compensation program against our executive compensation peer group. The companies in the executive compensation peer group are the same as the companies used to evaluate 2014 director compensation set forth above. Our director compensation program in 2014 was positioned at the median for the executive compensation peer group. Based on this analysis and FWC's recommendation in January 2015 that no changes need to be made to the compensation program for our non-employee directors in 2015, the Committee determined that no changes were necessary at that time. In connection with the organizational and Board leadership changes described beginning on page 8, FWC was subsequently asked to consider Non-Executive Chairman and Lead Independent Director compensation for Mr. Andreotti and Secretary West, respectively. FWC recommended, and the Board approved, compensation as further described below.

The Components of our Director Compensation Program

     Cash Compensation

        In 2014, our non-management directors were entitled to receive the following cash compensation:

  •
  Annual cash retainer of $90,000;

  •
  Annual Committee Chair cash retainer of $25,000 for each of the Chairs of the Audit Committee, Compensation and Management Development Committee, Committee on Directors and Corporate Governance and Science and Technology Committee;

  •
  Annual Committee membership cash retainer of $15,000 for each director serving as a member (but not Chair) of the Audit, Compensation and Management Development, and Science and Technology Committees; and

  •
  Annual Committee membership cash retainer of $7,500 for each director serving as a member (but not Chair) of the Committee on Directors and Corporate Governance.

        In addition, Mr. Campbell, as the Lead Independent Director through March 3, 2014, received a pro rata amount of an annual cash retainer of $30,000. As of May 5, 2015, Secretary West will be entitled to receive a pro rata amount of an annual cash retainer of $35,000 as Lead Independent Director, which is the median among our peers. The amount of the annual cash retainer paid to Mr. Campbell was set in 2010 and the increase for Secretary West is based on a review of current market data of our peer group.

     Deferral Program

        A non-management director may elect to defer payment of all or part of the cash compensation received as a director under our company's 1987 Deferred Compensation Plan for Non-Employee Directors. The election to defer is made in the year preceding the calendar year in which the compensation is earned. Deferred funds may be credited to one or more of the following funds: a 6-month United States Treasury bill equivalent fund, a fund based on the return on the company's invested cash or a fund based on the return on our common stock. Deferred portions are payable in a lump sum or in a maximum of ten annual installments. Payments under the Plan begin when a participant ceases to be a director or at a future date previously specified by the director.

     Equity Compensation

        On February 1, 2014, all non-management directors serving on the Board at that time received an annual award of deferred share units valued at $160,000 under the 1987 Deferred Compensation Plan for Non-Employee Directors. These deferred share units are non-forfeitable at grant and are settleable solely in shares of company common stock. A new member of the Board who is eligible to participate in the Plan receives, on the date the Director joins the Board, a pro-rata number of deferred share units based on the number of share units payable to participants as of the prior February 1.

     Share Retention Requirements

        All non-management directors are required to acquire at least $300,000 worth of BMS shares and/or deferred share units within three years of joining the Board and to maintain this ownership level throughout their service as a director. We require that at least 25% of the annual retainer be deferred and credited to a deferred compensation account, the value of which is determined by the value of our common stock, until a non-management director has attained our share retention requirements.

     Charitable Contribution Programs

        Each director who joined the Board prior to December 2009 participates in our Directors' Charitable Contribution Program. Upon the death of a director, we will donate up to an aggregate of $500,000 to up to five qualifying charitable organizations designated by the director. Individual directors derive no financial or tax benefit from this program since the tax benefit of all charitable deductions relating to the contributions accrues solely to us. In December 2009, the Board eliminated the Charitable Contributions Program for all new directors.

        Also, each director was able to participate in our company-wide matching gift program in 2014. We matched dollar for dollar a director's contribution to qualified charitable and educational organizations up to $30,000. This benefit was also available to all company employees. In 2014, each of the following directors participated in our matching gift programs as indicated in the Director Compensation Table below: Messrs. Cornelius, Campbell, Grobstein, Lacy and Paliwal and Dr. Glimcher.

     Compensation of the Chairman

        Our Non-Executive Chairman has significantly greater responsibilities than other directors, including chairing the Office of the Chairman to meet on a regular basis with the CEO on the most critical strategic issues and transactions, serving as a liaison between the CEO and the independent directors, frequently discussing the strategy and direction of the company with senior management, and serving as a non-voting member, ex-officio, of the Audit Committee, Committee on Directors and Corporate Governance and the Compensation and Management Development Committee.

        Mr. Cornelius has served as our Non-Executive Chairman since May 4, 2010, when he retired as our CEO. In addition to the standard Board compensation that all non-employee directors receive, Mr. Cornelius receives an annual Non-Executive Chairman retainer of $200,000, paid quarterly, of which 50% is paid in cash and 50% in shares of company common stock.

        As described in more detail beginning on page 8, Mr. Cornelius will retire as our Non-Executive Chairman and a member of our Board at our 2015 Annual Meeting of Stockholders on May 5, 2015. The Board has elected Mr. Andreotti to become Executive Chairman of the Board effective May 5, 2015 and Non-Executive Chairman of the Board effective August 3, 2015 following his retirement as an officer of the Company. In addition to the regular cash Board retainer and annual equity award, Mr. Andreotti will receive an annual Non-Executive Chairman retainer of $200,000, paid quarterly, of which 50% will be paid in cash and 50% in shares of the Company's common stock. As our Non-Executive Chairman, Mr. Andreotti will continue to work closely with the new Chief Executive Officer for a transition period and he will receive a Transitional Non-Executive Chairman retainer of $225,000 on an annualized basis, paid quarterly, of which 50% will be paid in cash and 50% in shares of the Company's common stock. The Company will also provide Mr. Andreotti with office space, supplies and administrative support for Company-related work.

Director Compensation Table

        The following table sets forth information regarding the compensation earned by our non-employee directors in 2014.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	All Other Compensation(4)	Total

L. B. Campbell	$135,242	$160,000	$0	$23,000	$318,242
J. M. Cornelius(5)	$190,000	$260,000	$0	$30,000	$480,000
L. H. Glimcher, M.D.	$120,000	$160,000	$0	$20,000	$300,000
M. Grobstein	$120,000	$160,000	$0	$30,000	$310,000
A. J. Lacy	$122,500	$160,000	$0	$30,000	$312,500
T. J. Lynch, Jr., M.D.(6)	$109,896	$173,320	$0	$0	$283,216
D. C. Paliwal	$107,292	$160,000	$0	$30,000	$297,292
V. L. Sato, Ph.D.	$130,000	$160,000	$0	$0	$290,000
G. L. Storch	$120,000	$160,000	$0	$0	$280,000
T. D. West, Jr.	$122,500	$160,000	$0	$0	$282,500

(1)
Includes the annual retainer, committee chair retainers, committee membership retainers and Lead Independent Director retainer, as applicable. All or a portion of the cash compensation may be deferred until retirement or a date specified by the director, at the election of the director. The directors listed in the below table deferred the following amounts in 2014, which amounts are included in the figures above:

Name	Dollar Amount Deferred	Percentage of Deferred Amount Allocated to U.S. Treasury Bill Fund	Percentage of Deferred Amount Allocated to Company Investment Return Fund	Percentage of Deferred Amount Allocated to Deferred Share Units	Number of Deferred Share Units Acquired

L. H. Glimcher, M.D.	$120,000	100%	0%	0%	0
M. Grobstein	$60,000	0%	0%	100%	1,139
A. J. Lacy	$122,500	100%	0%	0%	0
T. J. Lynch, Jr., M.D.	$27,474	0%	0%	100%	521
D. C. Paliwal	$107,292	0%	50%	50%	1,017
G. L. Storch	$120,000	0%	0%	100%	2,278
(2)
Represents aggregate grant date fair value under FASB ASC Topic 718 of deferred share unit and common stock awards granted during 2014. On February 1, 2014, each of the non-management directors then serving as a director received a grant of 3,192 deferred share units valued at $160,000 based on the fair market value on the day of grant of $50.12. Dr. Lynch received a grant of 253 deferred share units valued at $13,320 based on the fair market value on the day of grant of $52.65 in connection with his appointment to the Board. The grant was pro-rated for partial-year service. The aggregate number of deferred share units held by each of these directors as of December 31, 2014 is set forth below. In some cases, these figures include deferred share units acquired through elective deferrals of cash compensation.

Name	# of Deferred Share Units

L. B. Campbell	36,355
J. M. Cornelius	28,088
L. H. Glimcher, M.D.	80,290
M. Grobstein	52,534
A. J. Lacy	41,650
T. J. Lynch, Jr., M.D.	4,045
D. C. Paliwal	7,465
V. L. Sato, Ph.D.	43,782
G. L. Storch	21,026
T. D. West, Jr.	39,180
(3)
There have been no stock options granted to directors since 2006. The aggregate number of all stock options held by our directors as of December 31, 2014 is set forth below.

Name	# of Stock Options

L. B. Campbell	5,000
(4)
Amounts include company matches of charitable contributions under our matching gift program. On occasion, family members or business associates accompanied Mr. Cornelius when traveling on the company's NetJets account for business travel. Mr. Cornelius paid the taxes on the imputed income as calculated using the Standard Industry Fare Level (SIFL) rate. We did not reimburse Mr. Cornelius for taxes he paid.

(5)
In addition to the standard Board compensation that all non-management directors received, Mr. Cornelius received an annual Non-Executive Chairman retainer of $200,000, paid quarterly, of which 50% was paid in cash and 50% was paid in shares of company stock. Shares of company stock were paid out as follows based on the fair market value of the company's common stock on the award date:

Award Date	Value	Fair Market Value	Shares of Common Stock Acquired

3/31/2014	$25,000	$51.95	481
6/30/2014	$25,000	$48.51	515
9/30/2014	$25,000	$51.18	488
12/31/2014	$25,000	$59.03	423
(6)
Dr. Lynch joined the Board on January 1, 2014.

VOTING SECURITIES AND PRINCIPAL HOLDERS

        At the close of business on March 13, 2015, there were 1,666,669,007 shares of $0.10 par value common stock and 4,191 shares of $2.00 convertible preferred stock outstanding and entitled to vote.

Common Stock Ownership by Directors and Executive Officers

        The following table sets forth, as of February 11, 2015, beneficial ownership of shares of our common stock by each director, each of the named executive officers and all directors and executive officers as a group. Shares are beneficially owned when an individual has voting and/or investment power over the shares or could obtain voting and/or investment power over the shares within 60 days. Voting power includes the power to direct the voting of the shares and investment power includes the power to direct the disposition of the shares. Unless otherwise noted, shares listed below are owned directly or indirectly with sole voting and investment power. None of our directors and executive officers, individually or as a group, beneficially owns greater than 1% of our outstanding shares of common or preferred stock.

	Bristol-Myers Squibb Company

Name	Total Common Shares Owned(1)	Common Shares Underlying Options or Stock Units(2)	Common Shares Underlying Deferred Share Units(3)

L. Andreotti	1,894,409	1,324,335	0
C. Bancroft	273,799	112,942	0
G. Caforio, M.D.	139,233	70,580	0
L. B. Campbell	43,843	2,500	39,233
J. M. Cornelius	1,145,378	1,035,000	30,914
F. Cuss, MB BChir, FRCP	266,033	0	0
L. H. Glimcher, M.D.	83,438	0	83,438
M. Grobstein	58,894	0	55,511
A. J. Lacy	46,865	0	44,560
S. Leung	867,881	557,135	0
T. J. Lynch, Jr, M.D.	6,724	0	6,724
D. C. Paliwal	10,165	0	10,165
V. L. Sato, Ph.D.	46,705	0	46,705
G. L. Storch	23,810	0	23,810
T. D. West, Jr.	42,075	0	42,075
All Directors and Executive Officers as a Group(4)	5,367,253	3,221,702	383,136

(1)
Consists of direct and indirect ownership of shares, shares credited to the accounts of the executive officers under the Bristol-Myers Squibb Company Savings and Investment Program, stock options that are currently exercisable, restricted stock units that vest within 60 days, performance share units that vest within 60 days (consisting of banked amounts for the first two performance years of the 2012-2014 performance share unit award and the target number of performance share units for the third performance year of such award plus dividend accruals), the target number of market share units that vest within 60 days and deferred share units.

(2)
Consists of shares underlying stock options that are currently exercisable, restricted stock units that vest within 60 days, performance share units that vest within 60 days (consisting of banked amounts for the first two performance years of the 2012-2014 performance share unit award and the target number of performance share units for the third performance year of such award plus dividend accruals) and the target number of market share units that vest within 60 days. None of these shares have any voting rights.

(3)
Consists of deferred share units that are valued according to the market value and shareholder return on equivalent shares of common stock. Deferred share units have no voting rights.

(4)
Includes 22 individuals.

Principal Holders of Voting Securities

        The following table sets forth information regarding beneficial owners of more than 5 percent of the outstanding shares of our common stock. There are no beneficial owners of more than 5 percent of the outstanding shares of our preferred stock.

Name	Number of Shares Beneficially Owned	Percent of Class

Wellington Management Group LLP c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	135,151,992(1)	8.2%(1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	109,114,094(2)	6.6%(2)
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	91,322,860(3)	5.5%(3)

(1)
This information is based on the Schedule 13G filed by Wellington Management Group LLP with the SEC on February 12, 2015 reporting beneficial ownership as of December 31, 2014. The reporting person has shared voting power with respect to 50,495,325 shares and shared dispositive power with respect to 135,151,992 shares.

(2)
This information is based on the Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 9, 2015 reporting beneficial ownership as of December 31, 2014. The reporting person has sole voting power with respect to 90,377,837 shares, sole dispositive power with respect to 109,090,850 shares and shared voting and dispositive power with respect to 23,244 shares.

(3)
This information is based on the Schedule 13G filed by The Vanguard Group with the SEC on February 11, 2015 reporting beneficial ownership as of December 31, 2014. The reporting person has sole voting power with respect to 2,864,127 shares, sole dispositive power with respect to 88,612,156 shares and shared dispositive power with respect to 2,710,704 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

        Under Section 16(a) of the Securities Exchange Act of 1934, our directors, executive officers and the beneficial holders of more than 10% of our common stock are required to file reports of ownership and changes in ownership with the SEC. To the best of our knowledge, during 2014 all applicable Section 16(a) filing requirements were met.

Policy on Hedging and Pledging

        Our insider trading policy prohibits all employees, including directors and executive officers, from engaging in any speculative or hedging transactions. Our insider trading policy also prohibits all employees, including directors and executive officers, from holding our securities in a margin account or pledging our securities as collateral for a loan except in certain limited circumstances pre-approved by our Corporate Secretary when a person wishes to pledge our securities as collateral for a loan and clearly demonstrates the ability to repay the loan without selling such securities. None of our directors or executive officers has pledged shares of our stock as collateral for a loan or holds shares of our stock in a margin account.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

INTRODUCTION

        This Compensation Discussion and Analysis (CD&A) is intended to explain how our compensation program is designed and how it operates for our Named Executive Officers (our current CEO, CFO and the three other most highly paid executives of our company).

EXECUTIVE SUMMARY

     Executive Compensation Program Highlights

        Our executive compensation program is designed to align the long-term economic interests of our executives with those of our stockholders by rewarding the successful execution of our business strategy and, ultimately, the fulfillment of our mission to help patients prevail over serious diseases. In 2014, we enhanced this alignment by placing greater emphasis on the long-term incentive component of pay, adding new metrics to our annual incentive and long-term incentive programs and driving a more accountable culture throughout our leadership to accelerate our ongoing evolution to a diversified specialty biopharmaceutical company. In addition, we engaged in dialogue with stockholders to facilitate their understanding of our executive compensation program and to gain insight into how they view executive compensation in general, and our program in particular.

        Key 2014 executive compensation highlights:

  •
  Engaged Stockholders—Engaged institutional stockholders holding a substantial portion of our outstanding shares in individual conversations on executive compensation and corporate governance matters. These interactive sessions yielded valuable and generally positive feedback, which included support of the changes made to the program design in 2014 and suggested changes to disclosure included in this CD&A.

  •
  Enhanced Performance Metrics—Added a pipeline metric to our annual bonus plan and a relative 3-year total shareholder return (TSR) modifier to our performance share unit (PSU) awards, and reduced the duplication of performance measures between our annual and long-term incentive plans.

  •
  Simplified Design of PSU Awards—Simplified the design of PSU awards to increase transparency of the measures and provide clearer incentive for our executives by replacing three annual performance periods within the same PSU award with a single annual performance period, while preserving and enhancing the long-term nature of the award through 3-year vesting and the introduction of a relative 3-year TSR modifier.

  •
  Increased the Emphasis on Variable, or "At Risk," Compensation—Significantly increased the proportion of total direct compensation subject to performance for executives (other than the CEO), particularly under our long-term incentive program, to sustain our desired pay mix (fixed to variable) over time.

  •
  Committed to Eliminate Excise Tax Gross-Ups—Committed to eliminate remaining excise tax gross-ups in change-in-control agreements for grandfathered executives, to become effective January 1, 2016. We ceased providing excise tax gross-ups on excess parachute payments for newly eligible executives beginning in September 2010.

        In addition to the significant changes we made to our executive compensation program in 2014, we continue to retain the following best practices:

  •
  100% performance-based annual and long-term incentives.

  •
  Caps on the payouts under our annual and long-term incentive award programs.

  •
  Robust share ownership and share retention guidelines.

  •
  Prohibition on speculative and hedging transactions.

  •
  Regular review of compensation programs to continually ensure appropriate balance between risks and incentives.

  •
  Robust recoupment and clawback policies.

  •
  No perquisites for our Named Executive Officers.

  •
  No employment contracts or guaranteed bonuses with our Named Executive Officers.

  •
  "Double-trigger" change-in-control agreements.

  •
  Prohibition on re-pricing or backdating of equity awards.

  •
  Use of an independent compensation consultant by our Compensation and Management Development Committee.

     2014 Company Performance

        2014 was a transformational year in which we achieved significant pipeline and regulatory milestones, realized strong sales growth of our priority products and divested our global diabetes business. We realigned our organizational structure to simplify operations, increase efficiency, and focus on priority markets. Our transformation to a diversified specialty biopharmaceutical company is well underway and we are leveraging that model to accelerate the speed at which we can bring new medicines to patients while maintaining quality, safety and cost efficiency, all while preserving high ethical standards.

        Business development remains a core element of our strategy and in 2014, we executed a substantial number of transactions across multiple disease areas and drug platforms. We also entered into a number of licensing and option transactions in fibrosis and oncology and nine collaborations in immuno-oncology to further study the potential of our portfolio in combination with other approved products and investigational compounds.

        Our strong 2014 performance was attributable to a number of factors, including:

  •
  Key regulatory and clinical milestones and developments, highlighted by the U.S. approval of Opdivo for advanced metastatic melanoma and regulatory submissions in the U.S. and European Union (EU) for lung cancer as well as the EU and Japan approval for new products in hepatitis C;

  •
  Strong year-over-year growth of our priority brands, such as Eliquis (>200%), Yervoy (36%), Sprycel (17%), Orencia (14%) and the successful launch of Daklinza;

  •
  Substantial business development activity, including the acquisition of iPierian, Inc.;

  •
  The streamlining of operations and disciplined spending; and

  •
  The divestiture of our global diabetes business in February 2014.

        Our executive compensation program and the compensation of our Named Executive Officers are directly tied to the financial and operational performance of our company. The performance measures used in our compensation arrangements in 2014 were:

Performance Measure	Target	Actual(1)	Actual after Adjustment		% of Target

Non-GAAP Diluted Earnings Per Share(2)	$1.72	$1.85	$1.89	(3)	109.9%
Total Revenues, Net of Foreign Exchange ($=MM)(4)	$15,374	$16,047	$16,154	(3)	105.1%
Pipeline Score(5)	3	4.3			143.3%

(1)
Determined in accordance with executive compensation program guidelines.

(2)
As disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, GAAP diluted earnings per share from continuing operations was $1.20. Non-GAAP diluted earnings per share excluded certain specified items. For a reconciliation to GAAP diluted earnings per share, see page 46 of the Form 10-K.

(3)
Non-GAAP diluted earnings per share and total revenues, net of foreign exchange, were each adjusted $0.04 and $107 million, respectively, due to the loss of exclusivity of Baraclude from Teva's launch of generic entecavir on September 4, 2014. Teva's launch was the result of a court decision invalidating Baraclude's composition of matter patent in the United States. The Committee determined that it was appropriate to exclude the impact of the early loss of exclusivity because this event adversely impacted performance in an amount that was not determinable when the target was set in the first quarter of 2014.

(4)
As disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, GAAP total revenues for 2014 was $15,879 million. To calculate total revenues, net of foreign exchange, we adjusted GAAP total revenues to the 2014 budget foreign exchange rates. The budgeted amount of total revenues, net of foreign exchange, was $16,047 million. This enabled comparison to target total revenues, excluding the impact of foreign exchange. For a reconciliation to GAAP total revenues, see the fourth quarter package of financial information on our website at www.bms.com/ir.

(5)
Pipeline performance metric was only used under our annual incentive program. For additional details on this metric, see the discussion under "Annual Incentive Program" beginning on page 39.

  Total Shareholder Return

        As shown below, our total shareholder return (stock price appreciation plus dividends), or TSR, for the three and five-year periods ended in 2014 exceeded that of our peers (includes companies in our primary and extended peer groups) and the S&P 500 Index. In 2014, for the sixth year in a row, we increased our dividend.

     Role of Advisory Vote to Approve Compensation of our Named Executive Officers; Stockholder Engagement

        We provide our stockholders with the opportunity to cast an annual advisory vote to approve compensation of our Named Executive Officers. At our annual meeting of stockholders held in May 2014, approximately 86.0% of the votes cast on the proposal at that meeting voted in favor of the proposal. The Compensation and Management Development Committee (the Committee) respects and seeks input from our stockholders and takes their perspective and potential concerns seriously. In 2014, under the direction of the Committee, we engaged our largest institutional stockholders holding in the aggregate approximately one-third of our outstanding shares in significant outreach efforts to discuss, among other things, how our executive compensation program is linked to our business strategy and to listen to our stockholders' perspective and obtain feedback on executive compensation generally and BMS' executive compensation policies and practices specifically. In particular, throughout these meetings, management provided the strategic context for the design changes the Committee made to our 2014 executive compensation program. We also analyzed guidance from and held meetings with the two major proxy advisory firms that prepare reports reviewed by certain of our institutional stockholders, and consulted with the Committee's independent compensation consultant regarding evolving market practice. The feedback received on our executive compensation program was summarized and presented to the Committee and much of the input received is reflected in this proxy statement.

        These outreach efforts provided us with valuable insights regarding stockholders' views of our compensation program, and we believe provided our stockholders an understanding of how our programs are aligned and support our strategy. The feedback was generally positive. Highlights of these discussions are as follows:

  •
  Generally pleased with the changes we made to our 2014 executive compensation program (particularly to our long-term incentive program);

  •
  Engaged in a dialogue around our strategy, talent philosophy and ongoing organization and cultural changes;

  •
  Stressed the importance of linking the company's strategy with both compensation program design and deployment;

  •
  Indicated that our executive compensation program design and the alignment between pay and performance were appropriate;

  •
  Suggested that the CD&A include a focused Executive Summary on critical changes to our executive compensation program and its alignment with our company's strategy; and

  •
  Suggested that the company provide more accessible disclosure through the use of graphics and tables to explain our program, particularly our performance share unit and market share unit awards.

        Many of the views expressed by our stockholders reinforced the actions the Committee took with respect to our 2014 executive compensation program, such as the addition of a relative 3-year TSR modifier to our PSU awards and the addition of a pipeline metric to our annual bonus plan, which together have reduced duplication of performance metrics between our annual and long-term incentive plans. We believe that these changes reflect and incorporate many of our key stockholders' views and have helped drive performance and a more accountable culture throughout our leadership. As a result of our stockholder outreach program, we have sought to simplify and enhance certain aspects of our disclosure to assist the reader in more fully understanding our executive compensation program. Since the Committee approved changes to our 2014 executive compensation program prior to the 2014 Annual Meeting, and these changes were generally well received by the stockholders we met with, the Committee did not implement any changes to the 2015 executive compensation program as a direct result of the vote or the stockholder outreach.

CEO SUCCESSION

        As previously announced, on May 5, 2015, the date of the Annual Meeting, Mr. Andreotti will retire as Chief Executive Officer of the company and Mr. Cornelius will retire as our Non-Executive Chairman. On January 20, 2015, the Board of Directors appointed Giovanni Caforio, M.D. as Chief Executive Officer-Designate and Mr. Andreotti as Chairman-Designate. On May 5, 2015, Dr. Caforio will become the Chief Executive Officer of the company and Mr. Andreotti will become the Executive Chairman of the Board. Mr. Andreotti will also remain an officer of the company for a transition period through August 3, 2015 during which he will work closely with our new Chief Executive Officer. Mr. Andreotti's annual salary and bonus opportunity will remain unchanged during this transition period. Mr. Andreotti did not receive an annual long-term incentive award on March 10, 2015 nor will he receive any further long-term incentive awards in connection with his role as Executive Chairman. On August 3, 2015, Mr. Andreotti will become our Non-Executive Chairman and his Non-Executive Chairman compensation package is described under "Compensation of the Chairman" beginning on page 24.

        The Board of Directors has approved Dr. Caforio's new compensation package as Chief Executive Officer, effective May 5, 2015, as detailed below:

  •
  Dr. Caforio's salary will increase from $978,500 to $1,400,000.

  •
  His annual target bonus will increase from 120% to 150% of base salary. Thus, his annual target total cash compensation will increase from $2,152,700 to $3,500,000.

  •
  The 2015 target value of Dr. Caforio's long-term incentives will increase from $4,488,750 to $9,723,644. Thus, his target total compensation (defined as target total cash compensation plus target long-term incentives value) will increase from $6,641,450 to $13,223,644.

  •
  Effective March 10, 2015, Dr. Caforio received, in his role as Chief Operating Officer, long-term incentive awards with a target value of $4,488,750, representing a grant at 150% of target. Consistent with the design of the long-term incentive program for all executives, Dr. Caforio received 60% of his March grant as performance share units ($2,693,250) and 40% as market share units ($1,795,500).

  •
  Effective May 5, 2015, Dr. Caforio will receive additional long-term incentive awards with a target value of $5,234,894, which will bring the total target value of his long-term incentive award for 2015 to $9,723,644, the target total long-term incentive value for his new position. Again, he will receive 60% of the new grant as performance share units ($3,140,936) and 40% as market share units ($2,093,958).

  •
  There will be no change to Dr. Caforio's current severance benefits in the event he is terminated involuntarily, not for cause and absent a change in control when he assumes the office of Chief Executive Officer. He will be eligible to receive severance pay equal to two times his base salary. This is the same level of benefit available to all other Named Executive Officers.

  •
  There will be no change to Dr. Caforio's current severance benefits in the event of a change in control when he assumes the office of Chief Executive Officer. His benefits are the same as those available to all other Named Executive Officers. As mentioned above, the Committee determined that it would eliminate the remaining excise tax gross-up provisions in change-in-control agreements for grandfathered executives, including Dr. Caforio, effective as of January 1, 2016.

  •
  Dr. Caforio will not receive any company perquisites.

        Dr. Caforio's new total compensation package is positioned at approximately the 25th percentile among Chief Executive Officers within our current proxy peer group. The Committee believes Dr. Caforio's new compensation package positions him appropriately among his peers when taking multiple factors into consideration, including Dr. Caforio's new tenure as Chief Executive Officer, peers that hold the dual role of Chairman and Chief Executive Officer, and relative company size.

EXECUTIVE COMPENSATION PHILOSOPHY

        Our executive compensation philosophy is based on two core elements: to pay for performance and to provide a competitive compensation package and design. Each of these elements is described below:

        Pay for Performance: We structure our compensation program to align the interests of our executives with the interests of our stockholders. We believe that an executive's compensation should be directly tied to helping us achieve our mission and deliver value to our stockholders. Therefore, a substantial portion of an executive's compensation is variable and at risk in the form of annual bonus and equity awards that vary in value based on company financial results, our progress against the goals of our strategic and operating plans and our TSR over one or more years. In addition, a significant portion of each executive's pay depends on his or her individual performance against pre-determined strategic, financial and operational objectives as well as key behaviors necessary to accelerate our ongoing evolution into a diversified specialty biopharmaceutical company. During 2014, we enhanced our performance-based compensation programs to place a greater emphasis on long-term performance and value-drivers, including the introduction of a relative 3-year TSR modifier in our PSU award plan and a pipeline metric in our annual incentive plan.

        Competitive Pay Program:    We believe that a competitive compensation program is important to help attract and retain talented executives capable of leading our business in the highly complex and competitive business environment in which we operate. We intend to pay our executives at approximately the median level of pay of our peer group when targeted levels of performance are achieved. In certain circumstances, we may target pay above or below the competitive median to help attract or retain executives, as necessary, or to recognize differences in their competencies, qualifications, experiences, responsibilities, contribution, individual performance, role criticality and/or potential. By providing compensation that is competitive with our peer companies, we reduce the risk that our competitors can successfully recruit our executives as well as maintain the highest ongoing level of engagement of these talented executives to facilitate and sustain high performance.

        In addition, our compensation program is designed with the following principles in mind:

  •
  to pay our employees equitably relative to one another based on the work they do, the capabilities and experience they possess, and the performance and behaviors they demonstrate;

  •
  to promote a non-discriminatory and inclusive work environment that enables us to benefit from the diversity of thought that comes with a diverse workforce;

  •
  to motivate our executives and all our employees to deliver high performance with the highest integrity; and

  •
  to continue to focus on good corporate governance practices by implementing compensation best practices and corporate policies, several of which are described in greater detail beginning on page 52.

        Moreover, the Committee annually reviews the compensation programs from a risk perspective. Based on that review of our executive compensation arrangements as detailed beginning on page 12, our Committee believes that our compensation program does not encourage executives to take unreasonable risks that may harm stockholder value. Our compensation program achieves this by striking an appropriate balance between short-term and long-term incentives, using a diversity of metrics to assess performance under our incentive programs, using different forms of long-term incentives, placing caps on our incentive award payout opportunities, following equity grant practices that limit potential for timing awards and having stock ownership and retention requirements.

  Peer Group and Benchmarking Analysis

        In general, our executive compensation program seeks to provide total direct compensation, when targeted levels of performance are achieved, at the median of our primary peer group, a designated peer group of U.S. companies further described below. We define total direct compensation as base salary plus target annual incentive bonus plus the fair value of annual long-term incentive awards on the date of grant. With the change in our pay mix and the increased focus on long-term incentives, we believe the total direct compensation of our Named Executive Officers, as a group, more closely approximates the median of our primary peer group. In any given year, however, we may target total direct compensation for a particular executive above or below the median of our primary peer group due to multiple factors, including competencies, qualifications, experiences, responsibilities, contribution, individual performance, role criticality and/or potential. We may also target total direct compensation above or below the median of our primary peer group to attract and retain talent within the competitive biopharmaceutical industry marketplace. The Committee's independent compensation consultant annually conducts a review of the compensation for our Named Executive Officers using compensation information compiled from the publicly filed disclosures made by our primary and extended peer groups to assess our overall program. We use pay levels of our peers as a reference point, among others factors, when determining individual pay decisions (i.e., base salary levels, the size of salary adjustments, target bonus amounts and the size of long-term incentive awards). Paying at levels competitive with our peers when targeted levels of performance are achieved allows us to attract and retain the talent we need to continue to drive performance while also enabling us to maintain a competitive cost base with respect to compensation expense. Resulting target compensation for our current Named Executive Officers was between median and 75th percentile of our primary peer group for Mr. Andreotti, Dr. Caforio and Mr. Bancroft, and approximated the 25th and 75th percentiles of our primary peer group for Dr. Cuss and Ms. Leung, respectively.

  Peer Group

        Our peer groups in 2014 consisted of the following companies:

Primary Peer Group		Extended Peer Group(1)

AbbVie Inc.	Gilead Sciences Inc.	AstraZeneca PLC
Amgen Inc.	Johnson & Johnson	GlaxoSmithKline PLC
Biogen Idec Inc.	Merck & Co.	Roche Holding AG
Celgene Corporation	Pfizer, Inc.	Novartis AG
Eli Lilly and Company		Sanofi

(1)
Extended peer group includes the primary peer group plus these five companies based outside the U.S.

        We believe the companies included in our 2014 primary peer group are appropriate given the unique nature of the pharmaceutical/biotechnology industry. These companies represented our primary competitors for executive talent and operated in a similarly complex regulatory and research-driven environment. In determining our primary peer group, we believe emphasis should be placed on whether a company competes directly with us for specialized pharmaceutical/biotechnology talent necessary to progress our evolution to a diversified specialty biopharmaceutical company. We also consider company size in determining our peer group. The companies in our primary peer group varied in size, but all have annual revenues of at least $7 billion for 2014. BMS was slightly below the 25th percentile in revenue and approximated between the 25th percentile and the median in market capitalization amongst our primary peer group. We also reviewed an extended peer group, which is comprised of the nine companies in our primary peer group plus five companies based outside the U.S. This extended peer group serves as an additional reference point for the Committee given the global nature of our business and the fact that we compete for talent on a global basis. We monitor the composition of our peer groups regularly and make changes when appropriate.

DETERMINING THE INDIVIDUAL COMPENSATION OF OUR EXECUTIVES

        Our executive compensation program is designed to provide value to the executive through (i) TSR and share price performance over one or more years, (ii) company performance versus annual financial targets and pipeline goals, and (iii) individual performance against key strategic, financial, and operational objectives, as well as our specified BMS BioPharma Behaviors described below. We believe this approach, with a significant emphasis on long-term and performance-based compensation, serves to focus the efforts of our executives on our long-term business strategy, our mission to help patients prevail over serious diseases, and the attainment of sustained long-term value creation for our stockholders while demonstrating high ethical standards.

        When determining individual award levels, the Committee considers (i) individual performance against strategic, financial and operational objectives that support our long-term business strategy and creating stockholder value ("Results") and (ii) an executive's demonstration of the values and behaviors defined in the Bristol-Myers Squibb Commitment and our BMS BioPharma Behaviors ("Behaviors") identified in the box to the right. The Commitment can be found on our website (www.bms.com).

    Individual Performance

        In 2014, we have placed additional emphasis on assessing and promoting individual performance and accountability for all employees, including our Named Executive Officers. Our performance management practices, known as "Three Powerful Conversations," provide an ongoing focus for managers and employees to connect individual objectives and behaviors to the evolution of the business. Leaders are encouraged to apply a balanced approach to setting objectives: driving results today, while laying the foundation for tomorrow—which is at the heart of our BioPharma strategy. Our objectives define how we are driving the company strategy while our powerful conversations throughout the year create an engaged, empowered and enriched workforce as we continue our evolution into a world class diversified specialty biopharmaceutical company. In particular, the system assists in ensuring that each executive's compensation is tied to the key strategic, financial and operational objectives of our company, to stockholder return, and to the executive's demonstration of the BMS BioPharma Behaviors and the values embodied in the BMS Commitment. The Committee conducts the assessment process for our CEO. The CEO conducts the assessment for all of our other Named Executive Officers and other members of senior management. The assessment for each Named Executive Officer and the other members of senior management are then reviewed and approved by the Committee.

        Each executive is assessed on both "Results" and "Behaviors". The Committee uses these assessments as the basis for making individual compensation decisions. The assessments described below pertain to 2014 performance and were used to help the Committee determine the size of each Named Executive Officer's 2014 annual bonus payment. Prior-year assessments, as disclosed in our 2014 proxy statement, were an input into the Committee's decision on the size of the 2014 long-term incentive awards granted in March of 2014 to each Named Executive Officer.

        When determining the individual 2014 annual incentive payments and the 2015 long-term incentive awards, the Committee considered each executive's contributions to our company's strategic achievements and financial and operational performance, including their continued focus on evolving the company into a diversified specialty biopharmaceutical company, growing our marketed products, and investing significantly in our pipeline.

        For Mr. Andreotti, the Committee considered his strong leadership in: (i) delivering excellent TSR that exceeded that of many of our peers (includes companies in our primary and extended peer groups) and the S&P 500 Index since the beginning of his tenure as CEO, supported by strong financial results; (ii) significantly enhancing the value of our pipeline; (iii) executing robust CEO and key senior management succession plans; (iv) finalizing the divestiture of the diabetes business and driving our structural and operating model changes to further enable our company's evolution; and (v) continuing to drive a culture of integrity, business ethics, compliance, continuous improvement and cost management.

        For Mr. Bancroft, the Committee considered: (i) his role in the achievement of strong financial results, including our TSR that continues to exceed that of many of our peers during his tenure as CFO; (ii) his leadership in the execution of the diabetes divestiture, including achieving all milestones and associated financials at or above plan; (iii) his oversight of a business development screening process and establishment of a venture capital investment and partnership strategy; (iv) his successful management of the business development and strategy teams, including the signing of six immuno-oncology collaborations and seven other strategic transactions in 2014; and (v) his ongoing role in driving continuous productivity initiatives.

        For Dr. Caforio, the Committee considered (i) his successful transition to the role of Chief Operating Officer; (ii) his role in driving strong business performance across brands (e.g., Eliquis, Yervoy, and Sprycel) and regions (e.g., U.S., Japan and Germany) in terms of both sales above budget and competitive in-market performance; (iii) tailoring of effective HCV launches in Japan and Europe; and (iv) delivery of a new, innovative organization that better prepares the company for future launches. As Chief Operating Officer, Dr. Caforio was also instrumental in driving a culture of results, integrity, business ethics, compliance, continuous improvement and cost management.

        For Dr. Cuss, the Committee considered (i) his role in meeting 2014 budget targets while delivering strong pipeline progression, exceeding corporate pipeline goals for registration study starts and submissions including Opdivo in lung cancer; (ii) bringing several new medicines, additional indications, and key formulations to market including approvals for Opdivo in melanoma in the U.S., Daklinza and Sunvepra in Japan, Daklinza in the EU, Farxiga* and Myalept* in the U.S., and a new indication for Eliquis in the U.S. and EU; (iii) completion of key business development transactions, strategic immuno-oncology collaborations (e.g., Ono) and multiple immuno-oncology clinical collaborations (e.g., Celldex, Incyte); and (iv) creating a flatter, more accountable R&D organization, simplifying governance and accelerating key programs.

        For Ms. Leung, the Committee considered: (i) her role in providing consistently sound legal advice to senior management and the Board of Directors, including critical support related to CEO and Board succession, governance and business development; (ii) promotion and defense of our intellectual property rights; (iii) aligning the BMS Foundation with the increased complexity of the product portfolio; and (iv) the establishment of a new global environmental, health, safety and sustainability structure. Ms. Leung also continues to play a key senior leadership role beyond her areas of direct accountability influencing our ongoing evolution to a diversified specialty biopharmaceutical company and is recognized as a leader within our industry and the broader legal community.

THE COMPONENTS OF OUR 2014 COMPENSATION PROGRAM

        The main components of our executive compensation program in 2014 were:

  •
  Base Salary

  •
  Annual Incentive Award

  •
  Long-Term Incentives

  •
  Performance Share Units (vests on the third anniversary of the award date, where the number of shares banked for an executive will be increased or decreased by up to 20% upon vesting depending on the performance of BMS' 3-year TSR relative to the TSR of our extended peer group)

  •
  Market Share Units (vests 25% per year over a four-year period, where the number of shares received by an executive upon vesting is increased or decreased depending on the performance of our stock price during the applicable one-, two-, three-and four-year performance periods)

        As part of the changes the Committee made to our 2014 executive compensation program, the Committee focused on emphasizing variable, or "at risk," compensation for our executives. Our long-term incentive guidelines for executives (other than the CEO) are now expressed as a percentage of salary rather than a fixed dollar amount to sustain our desired pay mix (fixed to variable) over time. This change generally resulted in increases in the size of long-term incentive awards to our Named Executive Officers (other than the CEO). The Committee in conjunction with the changes to our long-term incentive guidelines elected not to provide 2014 annual base salary merit increases to our most senior executive officers, including all of our Named Executive Officers, to further enhance the proportion of pay subject to performance-based incentives. As a result, the proportion of total direct compensation for our Named Executive Officers (other than the CEO) that is subject to performance (i.e., annual cash incentive plus long-term incentive) increased from 71% to 82%, on average. The following charts provide a comparison of the 2014 and 2013 compensation mixes for the main components of our executive compensation program for our CEO as well as for our other Named Executive Officers (which is based on the average of targeted compensation for the other Named Executive Officers):

        This target mix supports the core elements of our executive compensation philosophy by emphasizing long-term, stock-based incentives while providing competitive annual cash components, which further aligns our executive compensation program with our biopharmaceutical strategy by providing a larger percentage of total pay as at-risk, performance-based compensation. Below, we explain how each of these components is set and how our compensation program continues to be aligned with the core elements of our compensation philosophy. The specific pay decisions with respect to our Named Executive Officers are also detailed.

     Base Salary

        Base salaries are used to help us attract and retain talent in a highly competitive labor market. The base salaries of our executives are set based primarily upon the pay levels of comparable positions within our primary peer group and the specialized qualifications, experience and role criticality of the individual executive and/or his or her role. Merit increases for our executives are determined based upon both the performance of an individual and the size of our merit increase budget in a given year. We review results of surveys that forecast salary increase budgets for other companies. We typically set our annual salary increase budgets based upon the median of such forecasts. Salary adjustments may also be granted from time to time during the year, such as when an executive assumes significant increases in responsibility.

        In 2014, under our company-wide salary increase program, employees, including the Named Executive Officers, were eligible for a merit increase provided their performance fully met or exceeded expectations on both Results and Behaviors. Employees rated below the fully-performing level typically receive a reduced merit increase or receive no salary increase depending on the extent to which they were rated below the fully-performing level. For 2014, the Committee elected not to provide annual merit increases to any of our most senior executives, including all of our Named Executive Officers, to support the shifting pay mix, as discussed above. Dr. Caforio received a 9% salary increase effective June 5, 2014 in connection with his promotion from Chief Commercial Officer to Chief Operating Officer. Ms. Leung, our General Counsel and Corporate Secretary, received a 1.8% salary increase effective December 9, 2014 in connection with her promotion to Executive Vice President.

     Annual Incentive Program

        Our annual incentive program is designed to reward the performance that supports our business strategy, including our continued evolution to a diversified specialty biopharmaceutical company and our mission to help patients prevail over serious diseases. The bonus plan aligns with our business strategy and mission by sharpening management's focus on key financial and pipeline goals as well as rewarding individual performance, consistent with our pay-for-performance philosophy.

  Performance Metrics

        Our 2014 bonus plan design has the following corporate-wide measures, which apply to all employees eligible to participate in the annual incentive plan, including our Named Executive Officers:

2014 Metric and Weighting	What It Is	Why It's Important

Earnings Per Share (EPS) (50%)	Non-GAAP Diluted EPS Net Income divided by outstanding shares of common stock	Bottom-Line A critical measure of annual profitability aligning our employees with our stockholders
Total Revenues (25%)	Total Revenues, net of foreign exchange Total revenues minus reserves for returns, discounts, rebates and other adjustments	Top-Line The foundation of long-term sustainable growth and competitive superiority
Pipeline (New for 2014) (25%)	• Near-Term Value (submissions and approvals) • Long-Term Growth Potential	Value and Growth Increases BMS-wide focus on delivery of our late-stage pipeline and development of a robust earlier pipeline through both internal efforts and external sources

  Pipeline Metric Components

        We have added the new pipeline metric as a performance measure to highlight the importance of pipeline delivery to the near-term and long-term success of the company. This metric replaces our cash flow metric and incorporates both quantitative and qualitative elements. The metric measures the sustainability and output of our R&D pipeline portfolio and is comprised of goals in two categories, Near-Term Value and Long-Term Growth Potential:

Metric	What It Is	Why It's Important

Near-Term Value (50%)	Regulatory submissions and approvals for new medicines and marketed products in U.S., EU, and Japan	Recognizes delivery of the late-stage pipeline, which drives near-term value
Long-Term Growth Potential (50%)	• Development Candidates • First in Human • Proof of Confidence • Registrational Study Starts	Recognizes the progression and successes of the R&D pipeline at various stages of development including internal and externally sourced compounds

        The Science and Technology Committee of our Board of Directors provides assistance to the Committee in setting the pipeline performance metric and reviewing the performance results. At the beginning of the year, the Science and Technology Committee recommends to the Committee specific goals in each category in the above chart (for example, a number of regulatory submissions within a given range) and other relevant qualitative factors, including progression of high value assets. Factors considered in the initial determination of a high value asset may include a compound's degree of scientific innovation, its strategic value to the company as well as its financial valuation. After the performance period is completed, the Science and Technology Committee reviews our performance in these categories, including a qualitative assessment of results, and determines a performance score using a scale of 1 to 5, with 3 being target. Once the metric has been determined, the Committee provides final approval of the pipeline performance metric together with the other metrics.

  Annual Incentive Award

        A Named Executive Officer's annual incentive award opportunity is expressed as a percentage of base salary. Individual target bonuses, in turn, may be increased or decreased based upon our company's performance against the corporate-wide performance measures described above. Overall individual results can modify an award from 0% to 165%. The maximum bonus opportunity for a Named Executive Officer based on company and individual results is therefore 251% of target (152% × 165% = 251%).

Current Structure of Annual Incentive Award for Named Executive Officers

        The table below shows the performance and resulting payout percentage of the financial measures used for our 2014 bonus plan:

Financial Measure	Target	Performance		% of Target	Resulting Payout Percentage

Non-GAAP Diluted Earnings Per Share	$1.72	$1.89	(1)	109.9%	132.15%
Total Revenues, Net of Foreign Exchange ($=MM)	$15,374	$16,154	(1)	105.1%	152.17%
Pipeline Score	3	4.3		143.3%	133.91%
Total					137.60%

(1)
Non-GAAP diluted earnings per share and total revenues, net of foreign exchange, were each adjusted $0.04 and $107 million, respectively, due to the loss of exclusivity of Baraclude from Teva's launch of generic entecavir on September 4, 2014. Teva's launch was the result of a court decision invalidating Baraclude's composition of matter patent in the United States. The Committee determined that it was appropriate to exclude the impact of the early loss of exclusivity because this event adversely impacted performance in an amount that was not determinable when the target was set in the first quarter of 2014.

        The Science and Technology Committee recommended, and the Committee approved, a pipeline score of 4.3 (on a scale of 1 to 5) based on the following results:

  •
  On the near-term value component of the metric, the Science and Technology Committee noted that there were 30 regulatory submissions and approvals, exceeding the goal range of 21-28. Highlights of these results included approvals in the United States for Opdivo (nivolumab) for 2nd/3rd line melanoma and Farxiga* for treatment of type 2 diabetes, as well as approval in Japan of the Daklinza (daclatasvir) and Sunvepra (asunaprevir) dual regimen for treatment of hepatitis C. During 2014, the Company also made submissions in the United States and Europe for nivolumab in 3rd line non-small cell lung cancer, as well as a submission of nivolumab for advanced melanoma in Europe.

  •
  For the long-term growth component of the metric, the Science and Technology Committee noted that 34 pipeline projects met transition milestones, which exceeded the goal range of 23-30. The company exceeded goals in three of the four categories within this component, with almost every high value milestone being achieved, including all registrational study starts being initiated with several for nivolumab and two in hepatitis C. The Science and Technology Committee, in the exercise of its discretion in applying the qualitative assessment, also considered other factors, including breakthrough therapy designation granted to nivolumab (Hodgkin lymphoma, melanoma) and elotuzumab (multiple myeloma), as well as promising nivolumab data in multiple tumor types (melanoma, renal cell carcinoma, lung and hematological malignancies).

        Assuming the achievement of the financial and pipeline measures, the actual bonus an executive receives is then further modified by the executive's individual performance. As described above, individual performance is assessed on two dimensions—Results and Behaviors. The recommended payments are reviewed and approved by the Committee in the first quarter of the year following the performance year, and the awards are paid no later than March 15th.

        The actual annual incentives paid to our Named Executive Officers are shown in the table below and also reported in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column:

Executive	Target Bonus	Adjusted Target Bonus(1)	Actual Payout(2)

Mr. Andreotti	$2,550,000	$3,508,800	$5,614,080
Mr. Bancroft	$910,520	$1,252,876	$1,566,095
Dr. Caforio	$1,029,575	$1,416,695	$2,125,043
Dr. Cuss	$875,000	$1,204,000	$1,685,600
Ms. Leung	$695,228	$956,634	$1,291,456

(1)
Adjusted to reflect financial and pipeline performance earned at 137.60%.

(2)
Adjusted to reflect individual performance.

        As set forth in the table above, each Named Executive Officer's target bonus was earned at 137.60% based on overall company performance. Then, an individual performance payout factor was applied to each of the adjusted target bonuses. In determining the individual annual incentives paid to our Named Executive Officers, the Committee considered the 2014 performance of each executive as described under "Individual Performance" on page 36. The Committee approved individual performance factors ranging between 125% and 160% for our Named Executive Officer.

    Long-Term Incentive Program

        Like our annual incentive plan, our long-term incentive program is designed to reward performance that supports our evolution to a diversified specialty biopharmaceutical company. It also ties executive interests to the interests of our stockholders because the ultimate value of long-term awards is driven by the company's stock price, which provides a direct link to the creation of stockholder value. In addition, our long-term incentive program is designed to promote retention as well as reward individual performance. In 2014, we continued to offer two long-term award vehicles, each of which served a different purpose:

  •
  Performance Share Unit Awards to reward the achievement of financial goals and further align executive compensation with the interests of our stockholders through the addition of the new 3-year TSR modifier discussed in more detail below; and

  •
  Market Share Unit Awards to reward the creation of incremental stockholder value.

        We believe our long-term incentive program serves the best interests of our stockholders by focusing the efforts of our executives on key drivers of both short- and long-term success and on stockholder value. Our long-term incentive program is aligned with our strategy and ongoing evolution to a diversified specialty biopharmaceutical company:

  •
  100% of executives' long-term incentive awards are performance-based.

  •
  The design of our long-term incentive program applies to all our executives, thus promoting organizational alignment with our biopharmaceutical strategy.

  •
  Our long-term incentive program serves as a retention lever, through vesting and payout over several years.

  Annual Equity Award Grants

        Annual equity awards are typically approved on the date the Committee and full Board meet during the first week of March with a grant effective date of March 10. We believe that consistent timing of equity award grants is a good corporate governance practice that reduces the risk of selecting a grant date with a preferential stock price.

        Beginning with the equity awards granted in March 2014, the Committee established annual equity award guidelines for all executives at the company, including our Named Executive Officers other than the CEO, as a percentage of salary rather than a fixed dollar amount. The CEO's long-term incentive award level is assessed by the Committee annually. In addition, we eliminated dividend equivalents under all of our 2014 annual equity awards, including our PSUs and MSUs, and all equity awards granted thereafter. Our equity award guidelines were adjusted upward to compensate for the lost dividend value.

        Based upon individual performance, an executive may receive a long-term incentive award ranging from 0% to 150% of the target award. Once the grant value is established for each executive, 60% of the value is converted into PSUs and 40% into MSUs.

        In determining the size of the individual long-term incentive awards granted to our Named Executive Officers in March 2014, the Committee considered the prior-year performance of each executive as well as ways to motivate our Named Executive Officers to focus on the company's long-term performance over the next three years and beyond. Each Named Executive Officer other than the CEO had a target value for their long-term incentive award granted in March 2014. The Committee approved individual awards ranging between 125% and 135% of the target value for these Named Executive Officers based on strong individual performance during 2013. The CEO's long-term incentive award is not based on a target value and is determined annually by the Committee based on competitive benchmarks and individual performance and contributions. His award took into account his strong performance during 2013.

    Performance Share Unit Awards

        For 2014, we revamped our PSU award to simplify the design to enhance executive understanding of the award, as well as to provide additional leverage and further align our executives' interests with those of our stockholders. When the PSU awards are granted, the Committee approves the annual performance targets for the first year of the award. After completion of the first year, the target PSUs granted are adjusted based on the company's performance during the year. The PSUs are then banked for a two-year holding period. Prior to vesting on the third anniversary of the grant date, the award is further adjusted upward or downward by up to 20% based on BMS' three-year TSR relative to its extended peer group. The relative TSR is measured from the award date through the February 28 immediately preceding the vesting date. See the chart showing the new design of our 2014-2016 PSU.

        In addition to the new design, the Committee changed the metrics and the weightings to reduce the duplication of the performance metrics used between our annual incentive and long-term incentive plans. Given that the shares underlying our PSU awards are not paid until the third anniversary of the grant date and are subject to a relative 3-year TSR modifier, the new awards create an effective balance between short-term motivation to maximize annual financial performance and long-term motivation to create stockholder value, as well as promote greater retention of our executives. The following chart provides a comparison of our old and new PSU awards:

	Old (2013-2015) PSU Award	New (2014-2016) PSU Award

Performance Period

•

Target number of PSUs granted in year one (2013) of the 3-year performance period were divided into three tranches with performance metrics set at the beginning of each performance year

•

Earned awards banked each year and paid out at end of three-year performance period

•

Target number of PSUs granted in year one (2014) with performance metrics applicable to the first year only

•

Earned award, if any, banked after year one and subject to two year holding period

•

After completion of 3-year performance period, TSR modifier adjusts banked award up or down by up to 20%

Performance Metrics and Weightings	2013 tranche(1) • EPS (50%) • Total Revenues (25%) • Adjusted Net Cash Flows from Operating Activities (25%)	• EPS (70%) • Total Revenues (30%)

TSR Comparator Group	N/A	• BMS extended peer group (see page 35 for listing of 14 companies)

TSR Payout Scale	N/A	• Three-year TSR Modifier based on BMS' percentile rank vs. extended peer group:

		Percentile Rank	< 20th	20th < 40th	40th < 60th	60th < 80th	≥ 80th

		TSR Modifier	–20%	–10%	0%	10%	20%

Accounting Treatment

•

Fair value for 2014 and 2015 tranches of award not determined until performance conditions set and communicated in later years

•

Results in significantly higher accounting expense in later years if stock price is higher than when award was initially granted

•

Fair value for entire award fixed on grant date, taking into account the TSR modifier

•

However, for 2014, our reported values are significantly higher than in prior years due to the recognition of the entire 2014-2016 PSU award rather than only one-third of that award, as was the case under our prior design

(1)
The 2014 portions of the outstanding 2012-2014 and 2013-2015 PSU awards have the same performance metrics and weights as the 2014-2016 PSU award: non-GAAP diluted earnings per share (weighted 70%) and non-GAAP total revenues, net of foreign exchange (weighted 30%).

        This new PSU design simplifies the administration, communication and executive understanding of the award by measuring financial performance in the first year only, while also mitigating the volatility in total cost of the award because the fair value for the entire award is fixed on the grant date. Under our old PSU awards, the fair value for accounting purposes could not be determined for the later tranches of the award until performance conditions were set in later years. The following is an illustration of the grant date fair value under FASB ASC Topic 718 of the stock awards we are required to report for accounting purposes in our 2014 compensation tables for our CEO as compared to the grant date fair value under FASB ASC Topic 718 of the 2014 stock awards (i.e., the 2014-2016 PSU award and the 2014 MSU award) approved and granted to our CEO by the Committee:

        The $18.0 million that we are required to disclose as stock award value is $6.4 million higher than the $11.6 million approved and granted by the Committee in 2014 due to the phasing out of the old PSU design and corresponding recognition of prior year award values. In addition, the values of the 3rd tranche of the 2012-2014 PSU award and the 2nd tranche of the 2013-2015 PSU award included in the reported amount is significantly higher than the initial values from their original grant in 2012 and 2013, respectively. This is because the accounting rules require that their value for reporting purposes be determined using the company's current stock price on the date that the performance goals are set (March 10, 2014) for those tranches rather than the stock price on the initial grant dates in March 2012 and March 2013, respectively, which was the original value the Committee intended to deliver at the time the award was granted.

        Performance Results

        The Committee established a 2014 non-GAAP pretax earnings goal of $2,598 million for the purpose of preserving tax deductibility of 2014 payouts pursuant to Section 162(m) of the Internal Revenue Code. The company's actual non-GAAP pretax earnings for 2014 of $3,835 million exceeded the established goal, thus enabling the 2014 portion of the 2012-2014 and 2013-2015 PSU awards, and the entire 2014-2016 PSU award, to be banked. The following table summarizes the performance and payout results relating to the 2014 performance metrics applicable to these awards:

Year	Measure	Target	Performance		% of Target	% Payout

2014	EPS	$1.72	$1.89	(1)	109.9%	144.48%

	Total Revenues ($=MM)	$15,374	$16,154	(1)	105.1%	167.50%

	Annual Total					151.38%

(1)
Non-GAAP diluted earnings per share and total revenues, net of foreign exchange, were each adjusted $0.04 and $107 million, respectively, due to the loss of exclusivity of Baraclude from Teva's launch of generic entecavir on September 4, 2014. Teva's launch was the result of a court decision invalidating Baraclude's composition of matter patent in the United States. The Committee determined that it was appropriate to exclude the impact of the early loss of exclusivity because this event adversely impacted performance in an amount that was not determinable when the target was set in the first quarter of 2014.

PSU Award Payouts

	EPS (70%)		Total Revenues (30%)

Performance Description	Achievement	Payout	Achievement	Payout

Maximum	115%	167.5%	105%	167.5%
Target	100%	100%	100%	100%
Threshold	85%	42.5%	95%	42.5%
Below Threshold	<85%	0%	<95%	0%

        The following table shows the performance and payout results for the 2012-2014 PSU award as well as the performance and banked payout results for the 2013-2015 and 2014-2016 PSU awards. For a description of the performance and payout results for the performance metrics relating to the portions of the PSU awards for years prior to 2014, see the proxy statement for our 2014 Annual Meeting available on our website at www.bms.com/ir under the "Financial Information" tab.

		PSUs Banked

Performance Period	2012	2013	2014	2015	2016	2017	Total

2012 – 2014 Performance Share Units	120.24%	101.55%	151.38%				124.39%

2013 – 2015 Performance Share Units		101.55%	151.38%	TBD 2015			TBD

2014 – 2016 Performance Share Units			151.38%	HOLD 2015-2016		TSR Modifier applied in March	TBD

        Market Share Unit Awards

        MSUs vest 25% per year over four years, where the number of shares received by an executive upon payout is increased or decreased depending on the performance of our stock price during the one-, two-, three- and four-year performance periods. Upon vesting, a payout factor is applied to the target number of MSUs vesting on a given date to determine the total number of units paid out. If our stock price increases during the performance period, both the number of units and value of shares that vests increases. If our stock price declines during the performance period, both the number of units and value of shares that are eligible to vest will be reduced. The payout factor is a ratio of the 10-day average closing price on the measurement date divided by the 10-day average closing price on the grant date. Beginning with our 2013 annual MSU award grant, the measurement date is the February 28 immediately preceding the vesting date. For MSUs granted in prior years, the measurement date is the applicable anniversary of the grant date. The minimum payout performance factor that must be achieved to earn any payout is 60% and the maximum payout factor is 200%. The following chart shows the performance periods for the MSU award granted to our executives in March 2014:

        For illustrative purposes only, the following chart shows the payouts of the first MSU award we granted on March 2, 2010, with a grant date share price of $24.62 (10-day average closing price) and assuming a $1 million award value which is divided into four equal tranches of $250,000:

**Illustration: MSU Grant with Starting Value of $1 Million (4 Tranches of $250,000 Each)**

BMS Stock Price
MSU Payout Factor
$60.00
$50.00
$40.00
$30.00
$20.00
$10.00
$0.00
250%
200%
150%
100%
50%
0%
On Grant Date
1 Year Later (Tranche 1)
2 Years Later (Tranche 2)
3 Years Later (Tranche 3)
4 Years Later (Tranche 4)

| | On Grant Date | 1 Year Later (Tranche 1) | 2 Years Later (Tranche 2) | 3 Years Later (Tranche 3) | 4 Years Later (Tranche 4) | |
|---|---|---|---|---|---|---|
| MSU Payout Factor | 100.00% | 103.66% | 132.05% | 149.39% | 200.00% | |
| BMS Stock Price | $24.62 | $25.52 | $32.51 | $36.78 | $53.97 | Total Value Paid |
| Value Paid Out | $0 | $268,612 | $435,911 | $557,940 | $1,096,060 | = $2,358,523 |

  •
  Between the grant date of March 2, 2010 and the measurement date of March 2, 2011, our stock price rose 3.66%, so the number of MSUs in the first tranche that vested on March 2, 2011 was adjusted upward by 3.66%.

  •
  Between the grant date of March 2, 2010 and the measurement date of March 2, 2012, our stock price rose 32.05%, so the number of MSUs in the second tranche that vested on March 2, 2012 was adjusted upward by 32.05%.

  •
  Between the grant date of March 2, 2010 and the measurement date of March 2, 2013, our stock price rose 49.39%, so the number of MSUs in the third tranche that vested on March 2, 2013 was adjusted upward by 49.39%.

  •
  Between the grant date of March 2, 2010 and the measurement date of March 2, 2014, our stock price rose 119%. However, since the stock price performance exceeded the maximum performance level of 200%, the number of MSUs in the fourth tranche that vested on March 2, 2014 was adjusted upward by 100%.

        The total pre-tax value realized from the MSU over the life of the award was $2,358,523 (total value paid out on all tranches), or a 136% increase over the initial pre-tax value. This compares to our TSR of 156% over the same period.

        Performance Results

        We first granted MSUs to our Named Executive Officers on March 2, 2010. Mr. Andreotti was granted an additional MSU award on May 4, 2010 in connection with his promotion to the position of Chief Executive Officer. The following table summarizes the payout factors relating to the tranches that vested in 2014 for MSU awards outstanding at that time:

Grant Date	Vesting Date	# of Years in Performance Period	Payout Factor

March 2, 2010	March 2, 2014	4	200.00%
May 4, 2010 (Mr. Andreotti only)	May 4, 2014	4	200.00%
March 1, 2011	March 1, 2014	3	200.00%
March 6, 2012	March 6, 2014	2	167.90%
March 10, 2013	March 10, 2014	1	145.39%

  Restricted Stock Units and Stock Options

        In 2014, we did not grant any service-based restricted stock units to executives as part of our annual long-term incentive program. Restricted stock units may be granted selectively to executives at other times of the year for purposes of attracting, retaining and providing special recognition, such as when an employee assumes significant increases in responsibility. During 2014, no special restricted stock unit awards were granted to any of our Named Executive Officers. We have not granted any stock options to our executives since 2009.

OTHER ELEMENTS OF 2014 COMPENSATION

        In addition to the components set forth above, our senior executives, including all of our Named Executive Officers, were entitled to participate in the following plans or arrangements in 2014:

  •
  Post-Employment Benefits

  •
  Change-in-Control Arrangements

  •
  Severance Plan

  •
  Qualified and Non-Qualified Pension Plans (Frozen)

  •
  Qualified and Non-Qualified Savings Plans

  •
  Annual Incentive Deferral Plan

  •
  Other Compensation

     Post-Employment Benefits

        We offer certain plans which provide compensation and benefits to employees who have terminated their employment. These plans are periodically reviewed by the Committee to ensure that they are consistent with competitive practice. The plans offered are common within our primary peer group and enhance our ability to attract and retain key talent.

        Change-in-Control Arrangements

        We have entered into change-in-control agreements with certain executives including the CEO and other Named Executive Officers. These agreements enable management to evaluate and support potential transactions that might be beneficial to stockholders even though the result would be a change in control of BMS. Additionally, the agreements provide for continuity of management in the event of a change in control. Our agreements require a "double-trigger" before any payments are made to an executive. This means that payments are only made in the event of a change in control and subsequent involuntary termination or termination for good reason of the employee within 36 months after a change in control for executives who became eligible for change-in-control benefits prior to September 1, 2010, or within 24 months after a change in control for executives who became eligible for change-in-control benefits after September 1, 2010.

        With respect to our Named Executive Officers, if payments made to a covered officer are subject to excise tax as excess parachute payments by the Internal Revenue Code, then the covered officer is eligible to have the compensation grossed up to fully offset the excise taxes. However, if the payment does not exceed the excise tax threshold by more than 10%, we will reduce the payment so that no portion of the payment is subject to excise tax and no gross-up would be made. As of September 1, 2010, we no longer gross up compensation on excess parachute payments for newly eligible executives. In December 2014, the Committee determined that it would eliminate the remaining excise tax gross-up provisions in change-in-control agreements for grandfathered executives, including all of our Named Executive Officers. This change will become effective as of January 1, 2016.

        If a change in control occurs during the term of the agreement, the agreement will continue in effect for either 36 months or 24 months beyond the month in which such change in control occurred depending on whether the executive became eligible for change-in-control benefits before or after September 1, 2010. The value of this benefit for our Named Executive Officers is provided in the "Post-Termination Benefits" section.

  Severance Plan

        The Bristol-Myers Squibb Senior Executive Severance Plan provides a competitive level of severance protection for certain senior executives (including the Named Executive Officers) to help us attract and retain key talent necessary to run our company. The value of this benefit for our Named Executive Officers is shown in the "Post-Termination Benefits" section beginning on page 64.

  Defined Benefit Pension Plans

        Our defined benefit plans provide income for employees following retirement. The Retirement Income Plan is a tax-qualified plan, as defined under IRS regulations, and the Benefit Equalization Plan relating to the Retirement Income Plan is a non-qualified plan that provides pension benefits above those allowed under the contribution limits for tax-qualified plans. The Summary Compensation Table reflects the annual increase in the actuarial value of these benefits. Current accrued benefits for each of the participating Named Executive Officers are provided in the Pension Benefit Table. As of December 31, 2009, we discontinued service accruals under our qualified and non-qualified pension plans in the U.S. and Puerto Rico for active plan participants, including all of our Named Executive Officers, and closed the plans to new participants. For active plan participants at year-end 2009, we allowed five additional years of pay growth in our pension plans. Accordingly, 2014 was the last year of pay growth under our pension plans. These actions were taken to align our retirement program with our new biopharmaceutical business strategy and culture, to mitigate volatility risk to the Company, to respond to the competitiveness of a changing industry, and to meet the mobility and career expectations of an evolving workforce.

        On September 29, 2014, BMS agreed to transfer certain U.S. pension assets under the Retirement Income Plan to The Prudential Insurance Company of America (Prudential) to settle approximately $1.4 billion of pension obligations. BMS has purchased a group annuity contract from Prudential, which has irrevocably assumed the obligation to make future annuity payments to certain BMS retirees. The transaction will not change the amount of the monthly pension benefit received by affected retirees and surviving beneficiaries.

  Savings Plans

        Our savings plans allow employees to defer a portion of their total eligible cash compensation and to receive matching contributions from BMS to supplement their savings and retirement income. The Savings and Investment Program is a tax-qualified 401(k) plan, as defined under IRS regulations, and the Benefit Equalization Plan for the Savings and Investment Program is a non-qualified deferred compensation plan that allows employees to defer a portion of their total eligible cash compensation and to receive matching contributions from BMS in excess of the contributions allowed under the Savings and Investment Program. The savings plans are designed to allow employees to accumulate savings for retirement on a tax-advantaged basis. The company matching contribution under our savings plans equals 100% of the employee's contribution on the first 6% of eligible compensation that an employee elects to contribute. Employees are eligible for an additional automatic company contribution that is based on a point system of an employee's age plus service as follows: below 40 points, the automatic contribution is an additional 3% of total cash; between 40 and 59 points, the contribution is 4.5%; and at 60 points and above, the contribution is 6%. For those employees with 60 or more points who had 10 or more years of service at year-end 2009, we provided an additional automatic contribution of 2% for a five-year period. Accordingly, contributions with respect to 2014 are the last year of this additional 2% automatic contribution for this group. As of December 31, 2009, each Named Executive Officer other than Drs. Cuss and Caforio had earned over 60 points and had more than 10 years of service. All U.S. employees are eligible to participate in both savings plans. The Summary Compensation Table reflects company contributions to these plans during 2014 in the All Other Compensation column. The Non-Qualified Deferred Compensation Table provides more detail on the Benefit Equalization Plan for the Savings and Investment Program.

  Annual Incentive Deferral Plan

        We maintain a non-qualified deferred compensation plan for our executives, including our Named Executive Officers. Until we discontinued new deferrals under the plan, effective January 1, 2010, the plan permitted executives to defer up to 100% of their annual cash incentive awards into a choice of two funds: a Bristol-Myers Squibb common stock unit fund and a U.S. Treasury Bill fund. Although we no longer permit new deferrals under the plan, we maintain the plan for executives who made deferrals prior to 2010. We do not pay above-market interest rates on these investments. Upon retirement or termination, plan participants are eligible to receive their deferred amounts based on a previously-selected payout schedule. The Non-Qualified Deferred Compensation Table provides more detail on this plan for those Named Executive Officers who participated in previous years.

     Other Compensation

        We did not provide perquisites and other personal benefits to our Named Executive Officers that were not otherwise available to all salaried employees.

OUR COMPENSATION PROGRAM DESIGN PROCESS

     Compensation and Management Development Committee

        The Committee is responsible for providing oversight of our executive compensation program for the Named Executive Officers as well as other members of senior management. The Committee is responsible for setting the compensation of the Chief Executive Officer and approving the compensation of all of the other Named Executive Officers and certain other members of senior management.

        The Committee annually reviews and evaluates the executive compensation program to ensure that the program is aligned with our compensation philosophy and with our performance. The "Committees of our Board" section on page 10 discusses the duties and responsibilities of the Committee in more detail.

     Independent Compensation Consultant

        The Committee has retained Compensation Advisory Partners, LLC (CAP) on an annual basis as its independent compensation consultant to provide executive compensation services to the Committee. CAP reports directly to the Committee, and the Committee directly oversees the fees paid for services provided by CAP. The Committee instructs CAP to give advice to the Committee independent of management and to provide such advice for the benefit of our company and stockholders. CAP does not provide any consulting services to BMS beyond its role as consultant to the Committee.

        In 2014, CAP provided the following services:

  •
  reviewed and advised on the composition of the peer group used for competitive benchmarking;

  •
  participated in the design and development of our executive compensation program;

  •
  provided an assessment of BMS senior executive pay levels and practices relative to peers and other competitive market data;

  •
  provided an annual analysis of industry trends among the peers and best practices related to pay program design and other program elements;

  •
  reviewed and advised on all materials provided to the Committee for discussion and approval; and

  •
  attended all of the Committee's regularly-scheduled meetings in 2014 at the request of the Committee.

        The Committee reviews the independence of CAP annually in accordance with the Committee's charter and applicable SEC rules and NYSE listing requirements. After review and consultation with CAP, the Committee has determined that CAP is independent and there is no conflict of interest resulting from retaining CAP currently or during the year ended December 31, 2014.

     Role of Company Management

        The CEO makes recommendations to the Committee concerning the compensation of the other Named Executive Officers and other members of senior management. In addition, the CEO, CFO and, in the case of our new pipeline performance metric, the Chief Scientific Officer, are involved in recommending for the Committee's approval the performance goals for the annual and long-term incentive plans, as applicable. The head of Human Resources works closely with the Committee, the Committee's independent compensation consultant and management to (i) ensure that the Committee is provided with the appropriate information to make its decisions, (ii) propose recommendations for Committee consideration, and (iii) communicate those decisions to management for implementation.

CORPORATE POLICIES COVERING EXECUTIVE COMPENSATION

     Share Ownership and Retention Policy

        In order to preserve the link between the interests of the Named Executive Officers and those of stockholders, executives are expected to use the shares acquired upon the vesting of (i) restricted stock unit awards, (ii) market share unit awards and (iii) performance share unit awards, after satisfying the applicable taxes, to establish and maintain a significant level of direct ownership. This same expectation applies to shares acquired upon the exercise of their previously granted stock options. We continue to maintain longstanding share-ownership expectations for our senior executives. Our current Named Executive Officers must comply with the following ownership and retention requirements:

	Stock Ownership	Share Retention Policy—applied to all shares acquired, net of taxes		2014 Compliance

Executive	Guideline as a Multiple of Salary	Prior to Achieving Guideline	After Achieving Guideline	with Share Ownership and Retention Policy

L. Andreotti	6 x	100%	75% for 1 year	Yes
C. Bancroft	3 x	100%	75% for 1 year	Yes
G. Caforio	3 x	100%	75% for 1 year	Yes
F. Cuss	3 x	100%	75% for 1 year	Yes
S. Leung	3 x	100%	75% for 1 year	Yes

     Recoupment of Compensation

        We maintain clawback provisions relating to stock options, restricted stock units, performance share units and market share units. Under these clawback provisions, executives that violate non-competition or non-solicitation agreements, or otherwise act in a manner detrimental to our interests, forfeit any outstanding awards, and any accrued and unpaid dividend equivalents underlying these awards, as of the date such violation is discovered and have to return any gains realized in the twelve months prior to the violation. These provisions serve to protect our intellectual property and human capital, and help ensure that executives act in the best interest of BMS and our stockholders.

        In 2005, the Board adopted a policy wherein the Board will seek reimbursement of annual incentives paid to an executive if such executive engaged in misconduct that caused or partially caused a restatement of financial results. In such an event, we will seek to claw back the executive's entire annual incentive for the relevant period, plus a reasonable rate of interest. This policy may be viewed on our website at www.bms.com.

        In December 2012, the Board adopted a policy that BMS will seek recoupment of any bonus and/or other compensation paid to executives and certain other employees after December 4, 2012 where:

  •
  the executive or other employee engaged in misconduct, or failed to appropriately supervise an employee who engaged in misconduct, that resulted in a material violation of a BMS policy relating to the research, development, manufacturing, sales or marketing of pharmaceutical products; and

  •
  the Committee determines that this material violation of a BMS policy resulted in a significant negative impact on our results of operations or market capitalization.

        In any instance where the employee misconduct occurred in a prior year, the Committee may elect to reduce a current or future bonus and/or other compensation award in lieu of requiring reimbursement of past compensation previously paid to such executive or other employee. This policy may be viewed on our website at www.bms.com.

        Once the SEC has implemented Dodd-Frank legislation on clawback provisions, we will review and revise our policies, as appropriate, based on such rules.

     Equity Grant Policy

        The Committee's policy covering equity grants for the Named Executive Officers is as follows.

  Approval of Awards

  •
  Awards granted to the CEO must be approved by the Committee and recommended by the Committee to and approved by at least 75% of the independent directors of the Board.

  •
  The Committee must approve awards to all Named Executive Officers.

  Grant Effective Date

  Annual Awards

  •
  Our regularly-scheduled annual equity awards are approved on the date the Committee and full Board meet during the first week of March with a grant effective date of March 10.

  All Other Awards

  •
  For awards granted to current employees at any other time during the year, the grant effective date is the first business day of the month following the approval date, except that if the approval date falls on the first business day of a given month, the grant effective date is the approval date.

  •
  For awards granted to new hires, the grant effective date is the first business day of the month following the employee's hire date, except that if the employee's hire date falls on the first business day of a given month, the grant effective date is the employee's hire date.

        In no case whatsoever will the grant effective date precede the approval date of a given award.

  Grant Price

  •
  The grant price of awards granted prior to March 2, 2010 was the closing price on the date of grant (i.e., the Fair Market Value as defined in our 2007 Stock Award and Incentive Plan).

  •
  The grant price of awards granted on or after March 2, 2010, with the exception of stock options, is a 10-day average closing price (i.e., an average of the closing price on the grant date plus the nine prior trading days). For stock options that may be granted under special circumstances, the grant price will be the closing price on the date of grant.

     Policy Against the Repricing of Stock Options

        We have always maintained a consistent policy against the repricing of stock options. We believe this is a critical element in maintaining the integrity of the equity compensation program and ensuring alignment of senior executives' interests with the interests of stockholders. The Board of Directors has adopted a formal policy prohibiting the repricing of stock options without stockholder approval. This policy may be viewed on our website at www.bms.com.

     Policy Regarding Stockholder Approval of Severance

        The Board has approved a policy that requires stockholder approval of any future agreements that provide for cash severance payments in excess of 2.99 times the sum of an executive's base salary plus annual incentive. "Cash severance payments" exclude accrued incentive payments, the value of equity acceleration, benefits continuation or the increase in retirement benefits triggered by severance provisions or tax gross-up payments. This policy may be viewed on our website at www.bms.com.

TAX IMPLICATIONS OF EXECUTIVE COMPENSATION PROGRAM

        Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to certain Named Executive Officers. A significant portion of the compensation we pay to our Named Executive Officers qualifies as "performance-based compensation" for purposes of Section 162(m) and is, therefore, eligible to be fully deducted by BMS for federal income tax purposes. We view preserving tax deductibility as an important objective, but not the sole objective, in establishing executive compensation. In specific instances, we may authorize compensation arrangements that are not fully tax deductible, but which promote other important objectives. To the extent that compensation paid in 2014 to certain Named Executive Officers, such as salary and distributions pursuant to the vesting of restricted stock units awarded without performance-based vesting conditions, does not qualify for an exception under Section 162(m) and exceeds $1 million in the aggregate, we will not be able to deduct such excess for federal income tax purposes.

Compensation and Management Development Committee Report

        The Compensation and Management Development Committee (Committee) of Bristol-Myers Squibb Company has reviewed and discussed with management the Compensation Discussion and Analysis on pages 29 to 54 of this Proxy Statement as required under Item 402(b) of Regulation S-K. Based on its review and discussions with management, the Committee recommended to the full Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation and Management Development Committee

    Togo D. West, Jr., Chair
    Lewis B. Campbell
    Michael Grobstein
    Vicki L. Sato, Ph.D.
    Gerald L. Storch

Summary Compensation Table

        The following tables and notes present the compensation provided to Lamberto Andreotti, Chief Executive Officer, Charles A. Bancroft, Executive Vice President and Chief Financial Officer, and the three other most highly compensated Executive Officers.

Summary Compensation Table
For Fiscal Years Ended December 31, 2014, 2013 and 2012

Name and Principal Position	Year (1)	Salary (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total

Lamberto Andreotti	2014	$1,700,000	$18,032,703	$5,614,080	$945,611	$769,988	$27,062,382
Chief Executive Officer	2013	$1,686,539	$14,586,898	$3,799,913	$0	$774,396	$20,847,746
	2012	$1,623,077	$9,722,004	$3,844,864	$1,193,957	$818,078	$17,201,980
Charles Bancroft	2014	$910,520	$5,287,786	$1,566,095	$4,004,475	$285,408	$12,054,284
EVP and Chief Financial	2013	$901,092	$4,778,079	$1,128,108	$759,507	$311,230	$7,878,016
Officer	2012	$868,635	$2,395,753	$1,321,979	$3,662,332	$318,614	$8,567,313
Giovanni Caforio, M.D.(7)	2014	$915,962	$3,999,630	$2,125,043	$0	$204,543	$7,245,178
Chief Operating Officer	2013	$748,320	$1,587,106	$788,565	$0	$177,861	$3,301,852
Francis Cuss, MB BChir, FRCP	2014	$875,000	$3,541,409	$1,685,600	$782,167	$194,805	$7,078,981
EVP and Chief Scientific	2013	$736,102	$2,016,197	$748,372	$65,331	$153,035	$3,719,037
Officer
Sandra Leung	2014	$849,750	$3,981,588	$1,291,456	$1,694,853	$237,158	$8,054,805
EVP, General Counsel	2013	$843,087	$2,883,914	$844,238	$0	$245,048	$4,816,287
& Corporate Secretary	2012	$768,738	$2,020,399	$907,256	$1,953,216	$243,163	$5,892,772

(1)
For Dr. Cuss and Dr. Caforio, compensation is not shown for fiscal year 2012 because they were not Named Executive Officers in 2012.

(2)
Reflects actual salary earned.

(3)
Represents aggregate grant date fair value under FASB ASC Topic 718 of restricted stock unit, market share unit, and performance share unit awards granted during a specified year. The values shown for 2014 represent the grant date fair value of the 2014 market share unit award, the entire 2014-2016 performance share unit award, and the 2014 tranches of the 2012-2014 and 2013-2015 performance share unit awards, in accordance with proxy disclosure rules. The amounts that we are required to disclose as stock award value are higher than the award values approved and granted by the Committee in 2014 due to the phasing out of the old performance share unit award design and corresponding recognition of prior year award value. Please refer to the discussion of valuation of these stock awards in the Compensation Discussion and Analysis under "Performance Share Unit Awards" beginning on page 43. See Note 20, "Employee Stock Benefit Plans," in the Company's Consolidated Financial Statements, as set forth in the Company's Form 10-K for the year ended December 31, 2014 for the assumptions made in determining these values. Further information regarding these awards is disclosed in the Grants of Plan-Based Awards Table in the Proxy Statements for the specified years. For performance share unit awards, the following represents the aggregate value based on the maximum number of shares that can be earned for the awards granted in the specified years.

	Performance Share Units

Name	2012	2013	2014

Lamberto Andreotti	$10,044,739	$17,513,725	$22,316,150
Charles Bancroft	$2,450,141	$4,741,036	$6,320,423
Giovanni Caforio, M.D.(1)	n.a.	$1,436,011	$4,581,476
Francis Cuss, MB BChir, FRCP(1)	n.a.	$1,867,635	$3,970,800
Sandra Leung	$2,194,865	$3,608,164	$4,767,532
(4)
Represents bonus earned under our annual bonus plan. For 2014, the payment is scheduled to be made on March 13, 2015. For 2013 and 2012, the payments were made on March 14, 2014 and March 15, 2013, respectively.

(5)
Includes increase in estimated value of accrued pension benefits during the year. The present value of the accrued pension benefits for each Named Executive Officer increased over the previous year-end because of (i) an increase in pensionable earnings, (ii) a decrease in discount rates, and (iii) updated mortality assumptions. Additionally, for Mr. Bancroft and Ms. Leung, the increase reflects the fact that they are one year closer to age 60, the earliest age at which participants are eligible for an unreduced benefit. For Mr. Andreotti and Dr. Cuss, the increase was partially off-set by one less year of payments, as both are over age 60. Dr. Caforio in not a participant in any of the company's pension plans. The company does not pay above-market interest rates on deferred compensation.

(6)
The amounts indicated for 2014 represent company contributions to the qualified and non-qualified savings plans. On occasion, a family member accompanied Mr. Bancroft and Dr. Caforio when traveling HeliFlight/NetJets on business. Mr. Bancroft and Dr. Caforio paid the taxes on the imputed income as calculated using the Standard Industry Fare Level (SIFL) rate. We did not reimburse Mr. Bancroft and Dr. Caforio for taxes they paid.

(7)
Effective January 20, 2015, Dr. Caforio also became our CEO-Designate.

Grants of Plan-Based Awards
2014 Fiscal Year

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (shares)				Grant Date Fair Value of Stock

Name	Award Type	Grant Date(1)	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)		and Option Awards

Lamberto Andreotti	AIP			$296,565	$2,550,000	$6,402,553
	PSU	03/10/14	03/03/14				7,456	58,480	97,954	(3)(6)	$3,283,067	(9)
	PSU	03/10/14	03/03/14				7,041	55,226	92,504	(4)(6)	$3,100,388	(9)
	PSU	03/10/14	03/03/14				12,997	127,426	256,126	(5)(7)	$6,939,620	(10)
	MSU	03/10/14	03/03/14				50,970	84,950	169,900	(8)	$4,709,628	(10)
Charles Bancroft	AIP			$105,893	$910,520	$2,286,138
	PSU	03/10/14	03/03/14				1,867	14,647	24,534	(3)(6)	$822,283	(9)
	PSU	03/10/14	03/03/14				1,635	12,820	21,474	(4)(6)	$719,715	(9)
	PSU	03/10/14	03/03/14				4,179	40,973	82,356	(5)(7)	$2,231,390	(10)
	MSU	03/10/14	03/03/14				16,390	27,316	54,632	(8)	$1,514,399	(10)
Giovanni Caforio, M.D.	AIP			$119,740	$1,029,575	$2,585,062
	PSU	03/10/14	03/03/14				737	5,778	9,678	(3)(6)	$324,377	(9)
	PSU	03/10/14	03/03/14				1,244	9,756	16,341	(4)(6)	$547,702	(9)
	PSU	03/10/14	03/03/14				3,490	34,211	68,764	(5)(7)	$1,863,131	(10)
	MSU	03/10/14	03/03/14				13,684	22,807	45,614	(8)	$1,264,420	(10)
Francis Cuss,	AIP			$101,763	$875,000	$2,196,954
MB BChir, FRCP	PSU	03/10/14	03/03/14				767	6,019	10,082	(3)(6)	$337,907	(9)
	PSU	03/10/14	03/03/14				699	5,479	9,177	(4)(6)	$307,591	(9)
	PSU	03/10/14	03/03/14				3,231	31,677	63,671	(5)(7)	$1,725,129	(10)
	MSU	03/10/14	03/03/14				12,671	21,118	42,236	(8)	$1,170,782	(10)
Sandra Leung	AIP			$80,855	$695,228	$1,745,582
	PSU	03/10/14	03/03/14				1,421	11,147	18,671	(3)(6)	$625,793	(9)
	PSU	03/10/14	03/03/14				1,244	9,756	16,341	(4)(6)	$547,702	(9)
	PSU	03/10/14	03/03/14				3,133	30,716	61,739	(5)(7)	$1,672,793	(10)
	MSU	03/10/14	03/03/14				12,287	20,478	40,956	(8)	$1,135,300	(10)

(1)
These equity awards were granted under our 2007 and 2012 Stock Award and Incentive Plans.

(2)
Target payouts under our 2014 annual incentive program (AIP) are based on a targeted percentage of base salary earned during the year. The Committee reviews company and individual performance in determining the actual bonus as reported in the Summary Compensation Table. Maximum represents the maximum individual bonus allowable under our 2014 annual incentive plan and for the Named Executive Officers equals 251.08% of target. For 2014, threshold payout for all three measures was 46.50% of target. The threshold column above represents the minimum level of performance for which payouts are authorized under our 2014 annual incentive program and equals 11.63% of target. The performance targets were the same for all employees participating in the program. For Named Executive Officers, the Committee may use its discretion to award less than the threshold award even if financial targets are met.

(3)
Reflects the third tranche of the 2012-2014 performance share unit award.

(4)
Reflects the second tranche of the 2013-2015 performance share unit award.

(5)
Reflects the entire 2014-2016 performance share unit award.

(6)
Performance targets under these performance share unit awards are set on an annual basis over a three-year period during the first quarter of each performance year and, for the 2014 tranche, are based 70% on non-GAAP diluted earnings per share and 30% on total revenues. After the end of each year, performance is assessed versus the targets to determine how many units are earned and banked. Actual payouts will be made after the end of the three-year period. For the 2014 tranche, threshold payout for both measures was 42.50% of target. The threshold column above reflects the lowest possible combined payout of 12.75% of target. The maximum performance will result in a payout of 167.50% of target; performance above the maximum level will result in the maximum payout. These performance share unit awards accrue dividend equivalents which are payable in stock when the awards are paid out.

(7)
Performance targets under this performance share unit award are set only for the first year of the award (2014) and are based 70% on non-GAAP diluted earnings per share and 30% on total revenues. After the end of the first year, performance is assessed versus the targets to determine how many units are earned and banked. Banked units are subject to a two-year holding period and are further adjusted upward or downward by up to 20% based on BMS's three-year Total Shareholder Return (TSR) relative to our extended peer group of companies. Actual payouts will be made on the third anniversary of the grant date. Threshold payout for both financial measures was 42.50% of target. Threshold payout on the relative 3-year TSR performance is 80%. The threshold column above reflects the lowest possible combined payout of 10.20% of target. The maximum performance will result in a payout of 201% of target, which is the maximum potential payout of 167.50%, based on financial achievement, further adjusted by the maximum potential 3-year relative TSR modifier of 120%. Performance above the maximum level will result in the maximum payout. These performance share unit awards do not accrue dividend equivalents.

(8)
Reflects market share unit awards which vest in equal annual installments on the first, second, third and fourth anniversaries of the grant date. Each market share unit converts into the number of shares of common stock determined by applying a payout factor to the target number of shares vesting on a given date. The payout factor is a ratio of the average of the closing price on the measurement date of February 28 immediately preceding the vesting date plus the nine prior trading days divided by the average stock price on the grant date (also a 10-day average). The minimum payout factor that must be achieved to earn a payout is 60% and the maximum payout factor is 200%. These market share units do not accrue dividend equivalents.

(9)
Fair value of these performance share unit awards is calculated based on the grant date closing price of $56.14 on March 10, 2014 and a probable outcome of a 100% payout.

(10)
Fair value of these performance unit awards and market share unit awards are estimated as of the date of grant on March 10, 2014 using a Monte Carlo simulation. Assumptions used in these calculations are included in Note 20, "Employee Stock Benefit Plans," of the Company's Form 10-K for the year ended December 31, 2014.

Outstanding Equity Awards at Fiscal Year-End
2014 Fiscal Year

		Option Awards					Stock Awards

	Grant Date/	Number of Securities Underlying Unexercised Options (#)			Option	Option	Number of Shares or Units of Stock That Have Not		Market Value of Shares or Units of Stock That Have Not	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights That

Name	Performance Award Period	Exer- cisable(1)	Unexer- cisable		Exercise Price	Expiration Date	Vested (#)(2)		Vested ($)(2)(3)	Have Not Vested (#)		Have Not Vested ($)(3)

Lamberto Andreotti	3/1/2005	112,500	0	(4)	$25.45	2/28/2015
	3/7/2006	115,000	0	(4)	$22.73	3/6/2016
	12/1/2006	300,000	0	(4)	$24.74	11/30/2016
	3/6/2007	234,720	0	(4)	$27.01	3/5/2017
	3/4/2008	305,909	0	(4)	$22.14	3/3/2018
	3/3/2009	368,706	0	(4)	$17.51	3/2/2019
	1/1/2012-12/31/2014						229,867	(5)	$13,569,068
	1/1/2013-12/31/2015						144,384	(6)	$8,522,990
	1/1/2014-2/28/2017									154,318	(7)	$9,109,368
	3/1/2011									67,062	(8)	$3,958,670
	3/6/2012									116,960	(8)	$6,904,149
	3/10/2013									165,680	(8)	$9,780,090
	3/10/2014									50,970	(9)	$3,008,759
Charles Bancroft	3/6/2007	22,598	0		$27.01	3/5/2017
	3/4/2008	37,460	0		$22.14	3/3/2018
	3/3/2009	52,884	0		$17.51	3/2/2019
	11/1/2011						6,200	(10)	$365,986
	12/2/2013						19,205	(10)	$1,133,671
	1/1/2012-12/31/2014						57,572	(5)	$3,398,481
	1/1/2013-12/31/2015						33,516	(6)	$1,978,464
	1/1/2014-2/28/2017									49,620	(7)	$2,929,069
	3/1/2011									19,494	(8)	$1,150,731
	3/6/2012									29,294	(8)	$1,729,225
	3/10/2013									38,460	(8)	$2,270,294
	3/10/2014									16,390	(9)	$967,478
Giovanni Caforio, M.D.	3/7/2006	20,125	0		$22.89	3/6/2016
	3/6/2007	21,615	0		$27.01	3/5/2017
	3/4/2008	28,840	0		$23.12	3/3/2018
	1/3/2011						7,500	(10)	$442,725
	1/1/2012-12/31/2014						22,712	(5)	$1,340,689
	1/1/2013-12/31/2015						25,506	(6)	$1,505,647
	1/1/2014-2/28/2017									41,431	(7)	$2,445,684
	3/1/2011									2,988	(8)	$176,382
	3/6/2012									11,556	(8)	$682,151
	3/10/2013									29,270	(8)	$1,727,808
	3/10/2014									13,684	(9)	$807,778
Francis Cuss, MB	12/1/2006	75,000	0		$24.74	11/30/2016
BChir, FRCP	3/6/2007	39,010	0		$27.01	3/5/2017
	7/1/2013						10,963	(10)	$647,146
	1/1/2012-12/31/2014						23,658	(5)	$1,396,523
	1/1/2013-12/31/2015						14,323	(6)	$845,507
	1/1/2014-2/28/2017									38,362	(7)	$2,264,532
	3/1/2011									7,406	(8)	$437,176
	3/6/2012									12,038	(8)	$710,603
	3/10/2013									16,438	(8)	$970,335
	3/10/2014									12,671	(9)	$747,957

		Option Awards					Stock Awards

	Grant Date/	Number of Securities Underlying Unexercised Options (#)			Option	Option	Number of Shares or Units of Stock That Have Not		Market Value of Shares or Units of Stock That Have Not	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights That

Name	Performance Award Period	Exer- cisable(1)	Unexer- cisable		Exercise Price	Expiration Date	Vested (#)(2)		Vested ($)(2)(3)	Have Not Vested (#)		Have Not Vested ($)(3)

Sandra Leung	3/1/2005	15,000	0		$25.45	2/28/2015
	3/7/2006	14,560	0		$22.73	3/6/2016
	12/1/2006	100,000	0	(4)	$24.74	11/30/2016
	3/6/2007	116,100	0	(4)	$27.01	3/5/2017
	3/4/2008	156,582	0	(4)	$22.14	3/3/2018
	3/3/2009	169,893	0	(4)	$17.51	3/2/2019
	1/1/2012-12/31/2014						43,815	(5)	$2,586,371
	1/1/2013-12/31/2015						25,506	(6)	$1,505,647
	1/1/2014-2/28/2017									37,198	(7)	$2,195,822
	3/1/2011									14,836	(8)	$875,769
	3/6/2012									22,294	(8)	$1,316,015
	3/10/2013									29,270	(8)	$1,727,808
	3/10/2014									12,287	(9)	$725,290

(1)
These stock option awards vested in four equal installments of 25% on each of the first four anniversaries of the grant date, except the stock option awards granted on December 1, 2006 which vested in three equal installments on the third, fourth, and fifth anniversaries of the grant date.

(2)
Represents restricted stock units and annual tranches of the performance share unit awards banked as of December 31, 2014.

(3)
Values based on closing stock price on December 31, 2014 of $59.03.

(4)
These stock option awards were not exercisable until the closing share price of common stock achieved a price of at least 15% above the option grant price and remained at that price for at least seven consecutive trading days. The thresholds have been attained for all of these awards.

(5)
Represents all three tranches of the 2012-2014 performance share unit award at actual payout. The award vests and is payable in early 2015.

(6)
Represents the first and second tranches of the 2013-2015 performance share unit award at actual payout. The award vests and is payable in early 2016.

(7)
Represents the number of performance share units granted under the 2014-2016 award based on the actual payout achieved with regard to the one-year financial performance measures in 2014 and a threshold 3-year relative TSR multiplier of 80%. The number of units to be earned will be determined based on the actual 2014 financial payout and BMS's actual three-year Total Shareholder Return (TSR) relative to our extended peer group. The award vests and is payable in early 2017.

(8)
Represents market share unit awards at maximum payout of 200%. These market share unit awards vest in four equal installments of 25% on each of the first four anniversaries of the grant date, subject to a payout factor.

(9)
Represents market share unit awards at threshold payout of 60%. These market share unit awards vest in four equal installments of 25% on each of the first four anniversaries of the grant date, subject to a payout factor.

(10)
These restricted stock unit awards vest as shown in the following table:

Grant Date	Vesting
1/3/2011	Four equal installments of 25% on each of the first four anniversaries of the grant date
11/1/2011	Three equal installments on each of the third, fourth, and fifth anniversaries of the grant date
7/1/2013	Three equal installments on each of the third, fourth, and fifth anniversaries of the grant date
12/2/2013	Three equal installments on each of the third, fourth, and fifth anniversaries of the grant date

 Option Exercises and Stock Vesting
2014 Fiscal Year

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise(1) ($)	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise(2) ($)

Lamberto Andreotti	108,000	$2,651,227	10,344	$553,301	(3)
			216,981	$11,711,082	(4)
			363,310	$19,433,446	(5)
Charles Bancroft	36,251	$1,100,030	3,102	$180,505	(3)
			52,424	$2,854,306	(4)
			105,611	$5,649,115	(5)
Giovanni Caforio, M.D.	39,363	$1,450,660	7,500	$396,375	(3)
			17,325	$955,550	(4)
			16,185	$865,738	(5)
Francis Cuss, MB BChir, FRCP	102,334	$2,654,393	6,666	$387,895	(3)
			24,704	$1,342,431	(4)
			40,120	$2,146,026	(5)
Sandra Leung	15,000	$392,522	4,793	$256,378	(3)
			45,995	$2,498,435	(4)
			80,373	$4,299,142	(5)

(1)
The value realized for each option award was determined by multiplying the number of options that were exercised by the difference between the market price of our common stock at the time of exercise and the exercise price of the stock option award.

(2)
The value realized for each restricted stock unit and market share unit award was determined by multiplying the number of units that vested by the closing share price of our common stock on the respective vesting date. The value realized for each performance share unit award was determined by multiplying the number of units that vested by the market price of our common stock on March 3, 2014.

(3)
Reflects restricted stock units that vested during 2014.

(4)
Reflects market share units that vested during 2014.

(5)
Reflects payouts of the vested 2011-2013 performance share units based on the closing share price of $53.49 on March 3, 2014, the settlement date.

Retirement Plan

        As of December 31, 2009, we discontinued service accruals under the Retirement Income Plan and Benefit Equalization Plan (BEP)—Retirement Plan in the U.S. and Puerto Rico for active plan participants and we closed the plans to new entrants. For active plan participants at year-end 2009, we provided five additional years of pay growth in the pension plans. Accordingly, 2014 was the last year of pay growth under our pension plans.

        The Retirement Income Plan is a tax-qualified defined benefit pension plan under Section 401(a) of the Internal Revenue Code that provides income for employees after retirement. The benefit is calculated based on the employee's final average compensation and years of service. All U.S. employees hired before January 1, 2010 who were not participants in a pension plan through a collective bargaining agreement were eligible for the Retirement Income Plan if they worked at least 1,000 hours per year. Employees whose pay or benefits exceeded the IRS qualified plan limits were eligible for the BEP—Retirement Plan.

        The key plan provisions of the Retirement Income Plan are as follows:

  •
  The retirement benefit equals:

  •
  2% × Final Average Compensation × Years of Service through December 31, 2009, up to 40, minus

  •
  1/70th of the Primary Social Security Benefit × Years of Service through December 31, 2009, up to 40.

  •
  Final Average Compensation equals the average of the five consecutive years out of the last ten years, ending December 31, 2014, in which the employee's compensation was the highest. Compensation equals the base salary rate, plus bonuses paid during the year. Compensation is subject to the limits defined under Section 401(a)(17) of the Internal Revenue Code.

  •
  Normal retirement age is 65. Employees are eligible for early retirement at age 55 with 10 or more years of service.

  •
  Employees eligible for early retirement may receive their pension without any reduction at age 60. The pension is reduced by 4% for each year that the retirement age precedes age 60.

  •
  Employees are 100% vested after attaining five years of service.

  •
  The pension is generally payable as a monthly life annuity, with or without survivor benefits, or a lump sum.

        The BEP—Retirement Plan is a non-qualified plan that provides income for employees after retirement in excess of the benefits payable under the Retirement Income Plan. The benefit is calculated using the same formula as the Retirement Income Plan, but without the limits on compensation and benefits imposed under Section 401(a)(17) and Section 415(b) of the Internal Revenue Code. Employees whose pay or benefits exceeded the IRS qualified plan limits were eligible for the BEP—Retirement Plan.

        The provisions are the same as those above for the Retirement Income Plan, except for the following:

  •
  Compensation is not subject to the limits under Section 401(a)(17) of the Internal Revenue Code.

  •
  Compensation includes the higher of bonus earned or paid during the year.

  •
  The pension is paid as a cash lump sum or, if an election is made at least 12 months prior to retirement, the lump sum may be credited to the Benefit Equalization Plan—Savings Plan. A distribution for an executive classified as a "Specified Employee" of the company, as defined under Section 409A of the Internal Revenue Code, is subject to 409A regulations and is therefore subject to a six-month deferral following the executive's separation from service.

Present Value of Accumulated Pension Benefits
2014 Fiscal Year

Name	Plan Name	# of Years of Credited Service(1)	Present Value of Accumulated Benefits(2)	Payments During Last Fiscal Year

Lamberto Andreotti(3)(4)	Retirement Income Plan	4.3	$275,207	$0
	Benefit Equalization Plan	4.3	$6,740,582	$0
Charles Bancroft(4)	Retirement Income Plan	25.6	$1,503,950	$0
	Benefit Equalization Plan	25.6	$13,254,279	$0
Giovanni Caforio, M.D.(3)	Retirement Income Plan	0.0	$0	$0
	Benefit Equalization Plan	0.0	$0	$0
Francis Cuss, MB BChir, FRCP(4)	Retirement Income Plan	6.5	$465,759	$0
	Benefit Equalization Plan	6.5	$2,663,976	$0
Sandra Leung	Retirement Income Plan	17.8	$1,076,466	$0
	Benefit Equalization Plan	17.8	$7,478,757	$0

(1)
For the Retirement Income and Benefit Equalization Plans, reflects the years of credited service through December 31, 2009 at which time we discontinued service accruals under the plans.

(2)
The present value of accumulated benefits was calculated based on the following assumptions which were used in the December 31, 2014 disclosure for the Retirement Income Plan and the Benefit Equalization Plan:

•
65% lump-sum utilization for the Retirement Income Plan and 100% lump-sum utilization for the Benefit Equalization Plan

•
3.87% discount rate for annuities and 3.87% discount rate for lump sums for the Retirement Income Plan

•
3.41% discount rate for lump sums for the Benefit Equalization Plan

•
the RP-2014 mortality table with white collar adjustment projected with scale MP-2014 for annuities

•
the lump-sum mortality table under IRC Section 417(e)(3) (combined annuitant and nonannuitant RP-2000 mortality table with projections blended 50% male/50% female) in effect at retirement age for lump sums

These assumptions are the same as those disclosed in conformity with generally accepted accounting principles. For active executives, payments are assumed to begin at age 60, the earliest age that employees are eligible for an unreduced pension, or current age if over age 60. The actual benefit received will vary based on age and interest rates at the time of retirement.

(3)
For Mr. Andreotti and Dr. Caforio, does not include the value of participation in the Italian government pension system. Mr. Andreotti commenced his participation in the U.S. pension plan effective September 20, 2005. Dr. Caforio is not a participant in any of the company's pension plans.

(4)
Mr. Andreotti, Mr. Bancroft, and Dr. Cuss have met the requirements for early retirement under the Retirement Income and Benefit Equalization Plans.

Non-Qualified Deferred Compensation Plan

        The Benefit Equalization Plan (BEP)—Savings Plan is a non-qualified deferred compensation plan that allows employees to defer a portion of their total eligible cash compensation and to receive company matching contributions in excess of contributions allowed under the Savings and Investment Program. The Savings and Investment Program is a tax-qualified plan, as defined under Section 401(a) and Section 401(k) of the Internal Revenue Code. Employees who are eligible to participate in the Savings and Investment Program, and whose pay or benefits exceed the IRS qualified plan limits, are eligible for the BEP—Savings Plan. The key provisions of the BEP—Savings Plan are as follows:

  •
  Employee deferrals to the BEP—Savings Plan begin once the employee's total eligible compensation paid for the year exceeds the limit under Section 401(a)(17) of the Internal Revenue Code, or total contributions to the Savings and Investment Program exceed the limits under Section 415(c) of the Internal Revenue Code.

  •
  Employees may defer up to 25% of their eligible compensation.

  •
  The company matching contribution equals 100% of the employee's contribution on the first 6% of eligible compensation that an employee elects to contribute.

  •
  An additional automatic company contribution, which is based on a point system of a participant's age plus service, equals: below 40 points—3% of total eligible cash compensation; between 40 and 59 points—4.5%; and at 60 points and above—6%. For those employees with 60 or more points who had 10 or more years of service at year-end 2009 (the year we froze the pension plan), an additional automatic contribution of 2% was provided for a five-year period. Accordingly, 2014 was the last year of this additional 2% automatic contribution for this group.

  •
  The plan is not funded. Benefits are paid from general assets of the company.

  •
  Employees may allocate their contributions among 13 different notional investment options that provide different combinations of risk and return potential and employees can generally elect to change their investment elections each business day.

  •
  The employee's full balance under the BEP—Savings Plan is paid following termination of employment, or, if eligible, an election can be made at least 12 months prior to separation from service to defer payments until a later date, no sooner than five years following the date of separation from service. A distribution for an executive classified as a "Specified Employee" of the company, as defined under Section 409A of the Internal Revenue Code, is subject to 409A regulations and is therefore subject to a six-month deferral following the executive's separation from service.

Non-Qualified Deferred Compensation
2014 Fiscal Year

Name	Executive Contributions in 2014(1)	Registrant Contributions in 2014(2)	Aggregate Earnings in 2014(3)	Aggregate Withdrawals/ Distributions in 2014	Aggregate Balance at December 31, 2014(2)(4)

Lamberto Andreotti(5)	$314,395	$733,588	$600,086	$0	$7,462,460
Charles Bancroft(5)	$106,718	$254,208	$242,627	$0	$2,380,808
Giovanni Caforio, M.D.(5)	$86,672	$173,343	$75,686	$0	$924,502
Francis Cuss, MB BChir, FRCP(5)	$81,802	$163,605	$(26,562)	$0	$1,320,840
Francis Cuss, MB BChir, FRCP(6)	$0	$0	$1,477	$0	$2,196,760
Sandra Leung(5)	$228,937	$227,094	$105,414	$0	$3,100,789

(1)
The contribution amounts in this column reflect the deferral of a portion of 2014 base salary and the 2013 annual incentive award that was paid in 2014. The base salary deferral amount is also included as 2014 Salary in the Summary Compensation Table. The 2013 annual incentive award deferral amount was also included as 2013 Non-Equity Incentive Plan Compensation in the previous year's summary compensation table, as applicable.

(2)
The contribution amounts in this column are included as All Other Compensation in the Summary Compensation Table. Includes the additional annual registrant contributions earned in 2014 but paid in February 2015.

(3)
Aggregate earnings are not reflected in the Summary Compensation Table and were not reflected in prior years' summary compensation tables. The company does not pay above-market interest rates on non-qualified deferred compensation.

(4)
Portions of the aggregate balances in this column reflect amounts reported in the summary compensation tables in prior years as follows: Mr. Andreotti, $1,118,683 for 2012 and $1,055,281 for 2013; Dr. Caforio, $233,164 for 2013; Dr. Cuss, $183,653 for 2013; Mr. Bancroft, $410,163 for 2012 and $398,714 for 2013; Ms. Leung, $469,824 for 2012 and $473,051 for 2013.

(5)
Reflects 2014 activity and aggregate balances in the non-qualified BEP—Savings Plan.

(6)
Reflects earnings and aggregate balances related to prior voluntary deferral of annual bonus under the Annual Incentive Deferral Plan. The company ceased offering participation in the Annual Incentive Deferral Plan effective January 1, 2010.

Post-Termination Benefits

        Following is a description of payments and benefits available under different termination scenarios:

Voluntary Termination

        The company does not offer any payments or benefits to salaried employees, including the Named Executive Officers, upon a voluntary termination other than those that are vested at the time of termination unless the applicable plan or award agreement provides otherwise.

Voluntary Termination for Good Reason

        Under the Bristol-Myers Squibb Senior Executive Severance Plan, certain senior executives (including the Named Executive Officers) are eligible to receive severance payments and benefits if they voluntarily terminate their employment for "good reason," where "good reason" is defined as:

  •
  The executive's monthly base salary is reduced;

  •
  The executive's grade level is reduced resulting in a material diminution of the executive's authority, duties, or responsibilities; or

  •
  The location of the executive's job or office is changed, so that it will be based at a location which is more than 50 miles further (determined in accordance with the company's relocation policy) from their primary residence than their work location immediately prior to the proposed change in their job or office.

        A terminated executive who signs a general release will be eligible for the following:

  •
  Severance payments in the amount of 2 times base salary for our senior-most executives, including the Named Executive Officers, and 1.5 times base salary for other senior executives;

  •
  Continuation of medical, dental and life insurance benefits; and

  •
  Outplacement services.

Retirement and Death

        The following benefits are generally available to all salaried employees including the Named Executive Officers:

  Annual Incentive—Employees are eligible for a pro-rata award based on the number of months worked in the performance period.

  Stock Options—Employees are eligible for accelerated vesting of stock options held at least one year from the grant date and have the full term to exercise vested stock options. All outstanding options held by our employees vested as of December 31, 2013.

  Restricted Stock Units—Employees are eligible to vest in a pro-rata portion of restricted stock unit awards held at least one year from the grant date; provided that if an employee turns 65 on or prior to their retirement or death, then any unvested Restricted Stock Units held for at least one year will vest in full prior to their retirement or death.

  Market Share Units—Employees are eligible to vest in a pro-rata portion of market share unit awards held at least one year from the grant date, subject to performance provisions; provided that if an employee turns 65 on or prior to their retirement or death, then any unvested Market Share Units held for at least one year will vest in full upon their retirement or death, subject to performance provisions.

  Performance Share Units—

  •
  For awards granted prior to 2014, if at least one year from the start of the first performance year of a performance share unit award has passed, employees are eligible to vest (1) in any performance share units for which the performance year has been completed before the employee's retirement or death and (2) in a proportionate amount of the performance share units for the performance year during which the employee retires or dies, subject to performance provisions.

  •
  For awards granted in 2014 and beyond, if at least one year from the start of the first performance year of a performance share unit award has passed, employees are eligible to vest in a proportionate amount of the performance share units, subject to performance provisions (in case of death, performance provisions exclude the 3-year TSR Modifier).

  Defined Benefit Pension Plans—Employees are eligible for benefits accrued under the Retirement Income Plan and the BEP—Retirement Plan.

  Savings Plans—Employees are eligible for benefits accumulated under the Savings and Investment Program and the BEP—Savings Plan, as well as a pro-rata annual and transition (if applicable) contribution on eligible compensation paid in the year of separation from service or death.

  Post-Retirement Medical and Life Insurance—Employees age 55 or older with ten years of service are eligible for post-retirement medical and life insurance benefits.

Involuntary Termination Not for Cause

        The following benefits are generally available to all salaried employees including the Named Executive Officers:

  Annual Incentive—Employees are eligible for a pro-rata award based on the number of months worked in the performance period if the termination occurs on or after September 30th of the plan year. If an employee is eligible to retire, or the employee's age plus years of service equal or exceed 70, and the employee has at least 10 years of service, the employee is eligible for a pro-rata award based on the number of months worked in the performance period.

  Stock Options—Upon signing a general release, an employee has three months to exercise. If an employee is eligible to retire, or the employee's age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee will have the full term to exercise. All outstanding options held by our employees vested as of December 31, 2013.

  Restricted Stock Units—Upon signing a general release, employees are eligible to vest in a pro-rata portion of restricted stock unit awards held at least one year from the grant date; provided that if an employee turns 65 on or prior to their involuntary termination not for cause, then any unvested Restricted Stock Units held for at least one year will have vested in full prior to their involuntary termination not for cause.

  Market Share Units—Upon signing a general release, employees are eligible to vest in a pro-rata portion of unvested market share unit awards held at least one year from the grant date, subject to performance provisions; provided that if an employee turns 65 on or prior to their involuntary termination not for cause, then any unvested Market Share Units held for at least one year will vest in full upon their involuntary termination not for cause, subject to performance provisions.

  Performance Share Units—

  •
  For awards granted prior to 2014, if at least one year from the start of the first performance year of a performance share unit award has passed and upon signing a general release, employees are eligible to vest (1) in any performance share units for which the performance year has been completed before the employee's involuntary termination not for cause and (2) in a proportionate amount of the performance share units for the performance year during which the employee is involuntarily terminated not for cause, subject to performance provisions.

  •
  For awards granted in 2014 and beyond, if at least one year from the start of the first performance year of a performance share unit award has passed and upon signing a general release, employees are eligible to vest in a proportionate amount of the performance share units, subject to performance provisions.

  Defined Benefit Pension Plans—Employees are eligible for benefits accrued under the Retirement Income Plan and the BEP—Retirement Plan. If the employee's age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee is not eligible for early retirement, and the employee signs a general release, the retirement benefits are payable following termination of employment based upon enhanced adjustment factors similar to those applied to employees eligible for early retirement.

  Savings Plans—Employees are eligible for benefits accumulated under the Savings and Investment Program and the BEP—Savings Plan. If the employee is involuntarily terminated not for cause on or after September 30th and the employee signs a general release, or the employee's age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee is not eligible for early retirement, and the employee signs a general release, the employee is eligible for a pro-rata annual and transition (if applicable) contribution based on eligible compensation paid in the year of separation from service.

  Post-Retirement Medical Insurance—If the employee's age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee is not eligible for early retirement, and the employee signs a general release, the employee is eligible for continued medical coverage beyond the severance and COBRA period, as long as no other group medical coverage is available, without company subsidy until age 55. At age 55, they become eligible for company-subsidized, post-retirement medical benefits starting at age 55.

        Under the Bristol-Myers Squibb Senior Executive Severance Plan, certain senior executives (including the Named Executive Officers) are eligible to receive severance payments and benefits if they are involuntarily terminated not for "cause," where "cause" is defined as:

  •
  failure or refusal by the executive to substantially perform his or her duties (except where the failure results from incapacity due to disability); or

  •
  severe misconduct or engaging in an activity, which may include a failure to take action, deemed detrimental to the interests of the company including, but not limited to, acts involving dishonesty, violation of company policies, violation of safety rules, disorderly conduct, discriminatory harassment, unauthorized disclosure of confidential information, or the entry of a plea of nolo contendere to, or the conviction of, a crime.

        A terminated executive who signs a general release will be eligible for the following:

  •
  Severance payments in the amount of 2 times base salary for our senior-most executives, including the Named Executive Officers, and 1.5 times base salary for other senior executives;

  •
  Continuation of medical, dental and life insurance benefits; and

  •
  Outplacement services.

Change in Control

        As disclosed in the CD&A, the company has entered into change-in-control agreements with certain senior executives, including all of the Named Executive Officers. The current agreements will expire on December 31, 2015, and may be extended with revisions, as appropriate, beginning on January 1, 2016, in one-year increments unless either the company or the executive gives prior notice of termination of the agreement or a change in control shall have occurred prior to January 1 of such year.

        To trigger benefits, there must be both a change in control of the company and either (i) a subsequent involuntary termination without cause by the company or (ii) a good reason termination by the employee. Good reason includes a reduction in job responsibilities or changes in pay and benefits as well as relocation beyond 50 miles. The executive has 120 days to assert a claim for payments under this provision. This protection extends for 36 months following a change in control for executives who became eligible for change-in-control benefits prior to September 1, 2010 (including all of the Named Executive Officers), or 24 months following a change in control for executives who became eligible for change-in-control benefits after September 1, 2010.

        "Change in Control" means the earliest to occur of any one of the following dates:

  (i)
  The date any Person (as defined in Section 13(d)(3) of the Securities Exchange Act) shall have become the direct or indirect beneficial owner of thirty percent (30%) or more of the then outstanding common shares of the company;

  (ii)
  The date of consummation of a merger or consolidation of the company with any other corporation other than (A) a merger or consolidation which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent at least fifty one percent (51%) of the combined voting power of the voting securities of the company or the surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the company in which no Person acquires more than fifty percent (50%) of the combined voting power of the company's then outstanding securities;

  (iii)
  The date the stockholders of the company approve a plan of complete liquidation of the company or an agreement for the sale or disposition by the company of all or substantially all the company's assets; or

  (iv)
  The date there shall have been a change in the composition of the Board of Directors of the company within a two-year period such that a majority of the Board does not consist of directors who were serving at the beginning of such period together with directors whose initial nomination for election by the company's stockholders or, if earlier, initial appointment to the Board, was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the two-year period together with the directors who were previously so approved.

        Each of our Named Executive Officers is eligible to receive the following benefits if he or she is terminated in connection with a change in control:

  •
  A cash payment equal to 2.99 years of base salary plus target bonus.

  •
  Payout of annual bonus on a pro-rata basis at target.

  •
  Vesting of unvested stock options, including options held less than one year. Waiver of exercise thresholds placed on awards, where applicable.

  •
  Vesting of unvested restricted stock units, including units held less than one year.

  •
  Vesting of unvested market share units, subject to performance provisions, including units held less than one year.

  •
  Performance share units:

  •
  For awards granted prior to 2014, payout of any outstanding performance share units for which the performance year has been completed before the change in control and a payout of a proportionate amount of the target performance share units for the performance year during which the change in control occurs.

    •
    For awards granted in 2014 and beyond, payout of a proportionate amount of the banked performance share units if the first performance year is completed before the change in control and payout of a proportionate amount of the target performance share units if the first performance year is still in progress at the time of the change in control. The pro-rata units are further adjusted by the TSR Modifier which is determined by substituting for the TSR Measurement Date the date of the change in control.

  •
  Three additional years of service and age for pension purposes and eligibility for the plan's early retirement subsidy if the executive's age and service fall below the normal eligibility threshold (i.e., 55 years old with at least 10 years of service). As of September 1, 2010, we no longer provide any pension subsidy or enhancement for newly eligible executives. In lieu of such subsidy or enhancement, we provide under the non-qualified savings plan a continuation of company matching contributions and automatic year-end contributions equal to the length of the severance period.

  •
  Eligibility for retiree medical benefits based on three years additional age and service.

  •
  Continuation of health benefits for three years.

  •
  Vesting of unvested match in the company's savings plans.

  •
  Gross-up of excise tax on payments deemed to be excess parachute payments that exceed 10% of the total payment which could be made without triggering the golden parachute excise taxes under Sections 280G and 4999 of the Internal Revenue Code. As of September 1, 2010, we no longer gross up compensation on excess parachute payments for newly eligible executives. We have committed to eliminate the remaining excise tax gross-up provisions in change-in-control agreements for grandfathered executives, including all of our Named Executive Officers. This change will become effective as of January 1, 2016.

  •
  Payment of any reasonable legal fees incurred to enforce the agreement.

        The following illustrates the potential payments and benefits under the company's plans and programs to the Named Executive Officers upon a termination of employment assuming an effective date of December 31, 2014. To the extent payments and benefits are generally available to salaried employees on a non-discriminatory basis, they are excluded from the table.

Termination of Employment Obligations (Excluding Vested Benefits)
2014 Fiscal Year

Name	Cash Severance (1)	Restricted Stock Units (2)(5)	Market Share Units (3)(5)	Performance Share Units (4)(5)	Retirement (6)	Health (7)	Retiree Medical (8)	Total	Gross-Up on Excise Taxes (9)

Voluntary Termination for Good Reason
Lamberto Andreotti(10)	$3,400,000	$0	$0	$0	$0	$19,316	$0	$3,419,316	$0
Charles Bancroft (10)	$1,821,040	$0	$0	$0	$0	$17,608	$0	$1,838,648	$0
Giovanni Caforio, M.D.(11)	$1,900,000	$0	$0	$0	$0	$23,624	$90,660	$2,014,284	$0
Francis Cuss, MB BChir, FRCP(10)	$1,750,000	$0	$0	$0	$0	$25,694	$0	$1,775,694	$0
Sandra Leung	$1,730,000	$0	$0	$0	$2,813,253	$23,270	$116,142	$4,682,665	$0
Involuntary Termination Not for Cause
Lamberto Andreotti(10)	$3,400,000	$0	$0	$0	$0	$19,316	$0	$3,419,316	$0
Charles Bancroft(10)	$1,821,040	$0	$0	$0	$0	$17,608	$0	$1,838,648	$0
Giovanni Caforio, M.D.(11)	$1,900,000	$439,183	$777,838	$3,864,426	$0	$23,624	$90,660	$7,095,732	$0
Francis Cuss, MB BChir, FRCP(10)	$1,750,000	$0	$0	$0	$0	$25,694	$0	$1,775,694	$0
Sandra Leung	$1,730,000	$0	$1,597,293	$5,006,097	$2,813,253	$23,270	$116,142	$11,286,055	$0
Qualifying Termination Within 3 Years Following a Change in Control
Lamberto Andreotti(12)	$12,707,500	$0	$15,662,666	$0	$961,256	$10,013	$0	$29,341,435	$0
Charles Bancroft(12)	$5,444,910	$1,333,842	$4,232,628	$0	$4,587,429	$53,640	$0	$15,652,448	$7,577,024
Giovanni Caforio, M.D.(11)	$6,249,100	$442,725	$3,665,291	$3,864,426	$0	$72,142	$99,575	$14,393,259	$5,596,741
Francis Cuss, MB BChir, FRCP(12)	$5,232,500	$539,475	$2,391,955	$0	$2,493,269	$78,300	$0	$10,735,499	$4,822,112
Sandra Leung	$5,172,700	$0	$4,798,608	$5,006,097	$6,143,900	$71,084	$113,195	$21,305,584	$8,127,159

(1)
For voluntary termination for good reason and involuntary termination not for cause, severance is equal to 2 times base salary. For change in control, severance is equal to 2.99 times base salary plus target bonus for these Named Executive Officers.

(2)
For involuntary termination not for cause, represents pro-rata portion of awards held at least one year. For change in control, represents all unvested units.

(3)
For involuntary termination not for cause, represents pro-rata portion of awards held at least one year. For change in control, represents all unvested units. The payout factor applied is equal to the 10-day average closing price on December 31, 2014 divided by the 10-day average closing price on the grant date.

(4)
For both involuntary termination not for cause and change in control, represents actual payout of the three tranches of the 2012-2014 award, actual payout of the first and second tranches of the 2013-2015 award, and pro-rata payout of the 2014-2016 award based on the actual payout on company financial metrics related to the first performance year, further adjusted by the TSR modifier determined by substituting for the TSR Measurement Date the date of December 31, 2014.

(5)
Values as of December 31, 2014 based on the closing stock price of $59.03 on that day.

(6)
Reflects Retirement Income Plan and BEP—Retirement Plan. Change-in-control values include special early retirement subsidy and additional years of credited service and age.

(7)
For voluntary termination for good reason and involuntary termination not for cause, reflects health care benefit continuation through the severance period. For change in control, represents continuation of health care benefits for 3 years.

(8)
Reflects cost to the company for providing retiree medical benefits. For change in control, includes additional years of credited service and age.

(9)
Reflects the gross-up our Named Executive Officers are currently eligible for under the change-in-control agreements. The excise tax amount on the excess parachute payment (i.e., the amount subject to the excise tax) is grossed up to account for the effect of federal and state income taxes, and the excise tax. Includes Federal income tax of 39.6%, excise tax of 20%, relevant state taxes, Medicare tax of 2.35%, and a tax of 1.03% to reflect amount attributable to the phase-out of itemized deductions. These estimates do not take into account any mitigation for payments which could be shown (under the facts and circumstances) not to be contingent on a change in control or for any payments made in consideration of non-compete agreements or as reasonable compensation. The aggregate present value of a potential payment to Mr. Andreotti upon a termination of employment as of December 31, 2014 in connection with a change-in-control would not exceed the safe harbor under Internal Revenue Code Section 280G. Accordingly, no portion of such payments would constitute an excess parachute payment subject to excise tax. We have committed to eliminate remaining excise tax gross-ups in change-in-control agreements for grandfathered executives, including all of the Named Executive Officers listed above, effective January 1, 2016.

(10)
These Named Executive Officers are retirement-eligible under our stock plans and therefore are entitled to the following benefits, which are generally available to all retirement eligible participants in our stock plans:

•
a pro-rata portion of restricted stock units held for one year from the grant date;

•
a pro-rata portion of market share units held for one year from the grant date, subject to performance provisions; and

•
(i) for the 2012-2014 and 2013-2015 awards, earned performance share units for the years prior to the retirement and a pro-rata portion of performance share units for the year of retirement, and (ii) for the 2014-2016 award, a pro-rata portion of the entire performance share unit award based on retirement date.

(11)
Dr. Caforio is not a participant in any of the company's pension plans.

(12)
These Named Executive Officers are retirement-eligible under our stock plans and therefore the number of units used to calculate the change-in-control value reflects:

•
Restricted Stock Units—The difference between a pro-rata portion of restricted stock units held for one year from the grant date and all unvested restricted stock units including units held less than one year.

•
Market Share Units—The difference between a pro-rata portion of market share units held for one year from the grant date and all unvested market share units including units held less than one year from the grant date, subject to performance provisions.

ITEM 2—ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS

        As required by Section 14A of the Securities Exchange Act of 1934, as amended, we are providing stockholders the opportunity to advise the Compensation and Management Development Committee and the Board of Directors regarding the compensation of our Named Executive Officers, as such compensation is described in the Compensation Discussion and Analysis (CD&A) section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure, beginning on page 29. We strongly encourage you to read these sections for a detailed description of our executive compensation philosophy and programs, the compensation decisions the Committee has made under those programs, the factors considered in making those decisions, the changes made to such programs in 2014 and the feedback we received from our stockholder engagement. Accordingly, we are requesting your nonbinding vote on the following resolution:

    "RESOLVED, that the stockholders of Bristol-Myers Squibb Company approve, on an advisory basis, the compensation of the Company's Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in the Company's 2015 Proxy Statement."

        Our executive compensation programs are designed to enable us to attract and retain talented employees capable of leading our business in the highly complex and competitive business environment in which we operate. We seek to accomplish this goal in a way that rewards performance and is aligned with our stockholders' long-term interests. A significant portion of each executive's pay depends on his or her individual performance against financial and operational objectives as well as key behaviors necessary to accelerate our ongoing evolution into a diversified specialty biopharmaceutical company. In addition, a substantial portion of an executive's compensation is in the form of equity awards that tie the executive's compensation directly to creating stockholder value and achieving financial and operational results.

        We value input from our stockholders as expressed through their votes and other communications. As an advisory vote, this proposal is not binding on the company. However, consistent with our record of shareholder responsiveness, the Compensation and Management Development Committee will consider the outcome of the vote when making future executive compensation decisions.

        Accordingly, the Board of Directors unanimously recommends a vote "FOR" the approval, on an advisory basis, of the compensation of our Named Executive Officers.

Equity Compensation Plan Information

        The following table summarizes information concerning the company's equity compensation plans and outstanding and exercisable options as of December 31, 2014:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (in millions)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (in millions)

	(a)	(b)	(c)
Equity compensation plans approved by security holders	26.2(1)	$22.28(1)	111.9
Equity compensation plans not approved by security holders(2)	0.01	$25.51	28.5

	26.2	$22.29	140.3

(1)
The weighted average exercise price of outstanding awards does not take into account the shares issuable upon vesting of outstanding restricted stock units, market share units or performance share units which have no exercise price. At December 31, 2014, there were a total of approximately 5.2 million shares subject to restricted stock units, approximately 2.0 million shares subject to market share units and approximately 3.4 million shares subject to performance share units.

(2)
No awards have been granted under this plan since 2006 and no future awards will be made under this plan.

ITEM 3—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        Our Board of Directors, upon the recommendation of its Audit Committee, has ratified the Audit Committee's appointment of Deloitte & Touche LLP (D&T) as our independent registered public accounting firm for the year 2015. The Audit Committee and the Board believe that the continued retention of D&T to serve as our independent registered public accounting firm is in the best interests of the company and its stockholders. As a matter of good corporate governance, we are asking stockholders to ratify such appointment. In the event our stockholders fail to ratify the appointment, the Board of Directors and the Audit Committee will reconsider such appointment. It is understood that even if the appointment is ratified, the Audit Committee at its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in the best interests of our company and our stockholders.

        The Audit Committee is directly responsible for appointing, compensating and providing oversight of the performance of our independent registered public accounting firm for the purpose of issuing audit reports and related work regarding our financial statements and the effectiveness of our internal control over financial reporting. The Audit Committee is also responsible for approving the audit fee of our independent registered public accounting firm. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Further, in conjunction with the mandated rotation of the audit firm's lead engagement partner, the Audit Committee and its chairperson participate in the process for the selection of D&T's new lead engagement partner.

        Representatives from D&T will be present at the Annual Meeting to respond to appropriate questions and to make any statements as they may desire.

        The Board of Directors unanimously recommends a vote "FOR" the ratification of the appointment of Deloitte & Touche LLP as Bristol-Myers Squibb's independent registered public accounting firm for 2015.

Audit and Non-Audit Fees

        The following table presents aggregate fees for professional audit services rendered by D&T for the years ended December 31, 2014 and 2013 for the audits of our annual financial statements and internal control over financial reporting, and fees billed for other services rendered by D&T during those periods.

	2013	2014

	(in millions)

Audit	$10.98	$10.78
Audit Related	1.21	0.99
Tax	7.40	6.48
All Other	0.66	0.44

Total	$20.25	$18.69

        Audit fees for 2013 and 2014 were for professional services rendered for the audits of our consolidated financial statements, including accounting consultation, and of our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, statutory and subsidiary audits, timely reviews of quarterly financial statements, consents, and assistance with review of documents filed with the SEC.

        Audit Related fees for 2013 and 2014 were primarily for agreed-upon procedures, special purpose financial statement audits, due diligence related to acquisitions, and other audit-related services that are not required by statute or regulation.

        Tax fees for 2013 and 2014 were for services related to tax compliance, including the preparation of tax returns and claims for refund, tax planning (excluding planning related to transactions or proposals for which the sole purpose may be tax avoidance or for which tax treatment may not be supported by the Internal Revenue Code) and tax advice, including assistance with tax audits and appeals, advice related to acquisitions, preparation of individual income tax returns (excluding those of executive officers) and consultations relating to our international compensation matters, and requests for rulings or technical advice from tax authorities.

        All Other fees for 2013 and 2014 related to subscription fees to an accounting and reporting research library and a pharmaceutical alliance database, as well as surveys, benchmarking, commercial strategy and training programs.

Pre-Approval Policy for Services Provided by our Independent Registered Public Accounting Firm

        The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm consistent with applicable SEC rules. Our independent registered public accounting firm is prohibited from providing tax consulting services relating to transactions or proposals in which the sole purpose may be tax avoidance or for which the tax treatment may not be supported by the Internal Revenue Code. Prior to the engagement of our independent registered public accounting firm for the next year's audit, a schedule of the aggregate of services expected to be rendered during that year for each of the four categories of services described above is submitted to the Audit Committee for approval. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted by category of service and the Audit Committee receives periodic reports from our independent registered public accounting firm on actual fees versus the budget by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging our independent registered public accounting firm.

        The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report, for informational purposes, any pre-approval decisions to the Audit Committee at its next regularly scheduled meeting. During 2014, the Audit Committee did not delegate pre-approval authority to any of its members.

Audit Committee Report

        As the Audit Committee of the Board of Directors, we are composed of independent directors as required by and in compliance with the listing standards of the New York Stock Exchange. We operate pursuant to a written charter adopted by the Board of Directors that is published on the company's website.

        Management has primary responsibility for the company's financial reporting process, principles and internal controls as well as preparation of its consolidated financial statements. The independent registered public accounting firm is responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) to obtain reasonable assurance that Bristol-Myers Squibb's consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of such financial statements with accounting principles generally accepted in the United States. We are responsible for overseeing and monitoring D&T's auditing process on behalf of the Board of Directors.

        As part of the oversight of the company's financial statements, we review and discuss with both management and D&T all annual and quarterly financial statements prior to their issuance. Management advised us that each set of financial statements reviewed was prepared in accordance with accounting principles generally accepted in the United States. We have reviewed with management significant accounting and disclosure issues and reviewed with D&T matters required to be discussed pursuant to auditing standards adopted by the PCAOB.

        In addition, we have received the written disclosures and the letter from D&T required by PCAOB Ethics and Independence Rule 3526, "Communication with Audit Committees Concerning Independence", and have discussed with D&T their independence from Bristol-Myers Squibb and its management. We have determined that D&T's provision of non-audit services in 2014 was compatible with, and did not impair, its independence. We have also received written materials addressing D&T's internal quality control procedures and other matters, as required by the New York Stock Exchange listing standards.

        We have discussed with our internal auditors and D&T the overall scope and plans for their respective audits. We have met with the internal auditors and D&T, with and without management present, to discuss their evaluations of the company's internal control over financial reporting, and the overall quality of the company's financial reporting.

        Based on the reviews and discussions described above, we recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements for the year ended December 31, 2014 be included in Bristol-Myers Squibb's Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.

        In addition, we have confirmed there have been no new circumstances or developments since our respective appointments to the Committee that would impair any of our member's ability to act independently.

The Audit Committee

      Alan J. Lacy, Chair
      Laurie H. Glimcher, M.D.
      Michael Grobstein
      Dinesh C. Paliwal
      Gerald L. Storch

 ITEM 4—APPROVAL OF AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DESIGNATE DELAWARE CHANCERY COURT AS THE EXCLUSIVE FORUM FOR CERTAIN LEGAL ACTIONS

        Our Board of Directors has approved and recommends that our stockholders approve an amendment to our Amended and Restated Certificate of Incorporation to add a new Article FOURTEENTH designating the Court of Chancery of the State of Delaware, to the fullest extent permitted by law, as the sole and exclusive forum for specified legal actions unless otherwise consented to by the Company. This designation of the Court of Chancery would apply to (1) any derivative action or proceeding brought on behalf of the Company, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company's stockholders, creditors or other constituents, (3) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Company's Amended and Restated Certificate of Incorporation or Bylaws (as either may be amended from time to time), or (4) any action asserting a claim against the Company or any director, officer or other employee of the Company governed by the internal affairs doctrine.

        Plaintiffs seeking to bring claims against the Company for the matters to which the proposed amendment relates could use the Company's diverse operations to bring duplicative suits in multiple jurisdictions or to choose a forum state that may not apply the law of Delaware, our state of incorporation, to the Company's internal affairs in the same manner as the Court of Chancery of the State of Delaware would be expected to do so. The proposed amendment is intended to avoid subjecting the Company to multiple lawsuits in multiple jurisdictions on the same matter. While an exclusive forum provision may limit a stockholder's ability to bring a claim in a judicial forum that the stockholder finds favorable for disputes within the scope described above, and may discourage stockholder lawsuits with respect to such claims, the Board believes that the ability to require such actions to be brought in a single forum provides numerous benefits to the Company and our stockholders.

        Specifically, the Company and our stockholders benefit from having disputes resolved by the Delaware Court of Chancery, which is widely regarded as the preeminent court for the determination of disputes involving a corporation's internal affairs in terms of precedent, experience and focus. The Delaware Chancery Court has experienced jurists who have a deep understanding of Delaware corporate law and the duties of directors and officers. Delaware's well-developed body of case law provides stockholders with more certainty about the outcome of intra-corporate disputes. By ensuring that intra-corporate disputes are heard in a Delaware court, we and our stockholders avoid costly and duplicative litigation, the risk that Delaware law would be misapplied by a court in another jurisdiction and the risk of inconsistent outcomes when two similar cases proceed in different courts. Lastly, Delaware offers a system of specialized Chancery Courts to deal with corporate law questions, with streamlined procedures and processes that help provide relatively quick decisions. This accelerated schedule can limit the time, cost and uncertainty of protracted litigation for all parties.

        For these reasons, the Board believes that providing for Delaware as the exclusive forum for the types of disputes described above is in the best interests of the Company and its stockholders. At the same time, the proposed amendment still gives the Company the flexibility to consent to an alternative forum on a case-by-case basis where the Company determines that its interests and those of its stockholders are best served by permitting a dispute to proceed in a forum other than Delaware.

        It is important to note that this action by the Board is not being taken in reaction to any specific litigation confronting the Company; rather, it is being taken to prevent potential future harm to the Company and its stockholders. In recent years, we have experienced a number of litigation matters that were each filed in more than one jurisdiction, primarily in connection with the acquisition of another public company. For example, when we acquired Amylin Pharmaceuticals, Inc. in 2013, we and Amylin were sued by Amylin's stockholders in both Delaware and California. The facts and claims raised in both jurisdictions were similar, but we and Amylin had to incur additional costs to defend ourselves in two different forums. These costs included fees for additional local counsel in California and legal fees and expenses associated with litigating in both forums to determine where the litigation should proceed. We faced similar multi-forum litigation when we acquired other companies too, such as Zymogenetics, Inc. and Inhibitex, Inc. Although the proposed amendment would not have covered these cases because they are outside the scope described above, an exclusive forum provision would help reduce our exposure to the potential harm of multi-forum litigation. The proposed amendment, when applicable, would not only help reduce legal fees associated with proceeding in two forums, but it would also limit the risk of inconsistent judicial rulings, prevent witnesses from needing to appear in multiple jurisdictions, and diminish the inefficiencies of litigating the same matter in different jurisdictions. The Board believes that it is prudent and in the best interest of stockholders to take this preventive measure.

        We maintain strong corporate governance practices, many of which are described in this proxy statement, including a Board that is substantially comprised of independent directors elected on an annual basis, a majority vote standard in uncontested director elections, stockholders' ability to call special meetings and the absence of a stockholder rights plan (poison pill). Additionally, the Board's decision to seek stockholder approval of this exclusive forum provision was influenced by feedback received from the Company's stockholders.

        Although exclusive forum provisions such as the one we are proposing are becoming increasingly common, and we know of no reason a court in another state would not be willing to enforce its terms, no assurance can be given that all courts outside of Delaware will enforce the terms of the amendment and transfer any covered proceeding to the Delaware courts.

        Exhibit B of this proxy statement sets forth the proposed Certificate of Amendment to the Amended and Restated Certificate of Incorporation. If this proposal is approved by our stockholders, the Certificate of Amendment will be effective upon filing with the Secretary of State of the State of Delaware, which we intend to do promptly after stockholder approval is obtained.

        The Board of Directors unanimously recommends a vote "FOR" the approval of the amendment to our Amended and Restated Certificate of Incorporation to designate Delaware Chancery Court as the exclusive forum for certain legal actions.

 ITEM 5—APPROVAL OF AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE
OF INCORPORATION TO REMOVE THE SUPERMAJORITY VOTING PROVISIONS
APPLICABLE TO PREFERRED STOCKHOLDERS

        Our Amended and Restated Certificate of Incorporation includes two supermajority voting provisions applicable solely to our preferred stockholders. At our 2014 Annual Meeting of Stockholders, a stockholder proposal requesting the elimination of all supermajority voting provisions in our Amended and Restated Certificate of Incorporation received support from a majority of shares cast. The Board, in its continuing review of corporate governance best practices and after taking into account the stockholder vote, has determined that it is appropriate to eliminate all of the supermajority voting provisions in our Amended and Restated Certificate of Incorporation. Therefore, upon the recommendation of the Committee on Directors and Corporate Governance, the Board approved and recommends that our stockholders approve amendments to our Amended and Restated Certificate of Incorporation and the Certificate of the Designation, Preferences and Relative, Participating, Optional or Other Special Rights of the $2.00 Convertible Preferred Stock of the Corporation, which is attached as Appendix A to our Amended and Restated Certificate of Incorporation, to remove the two remaining supermajority voting provisions.

        The text of the first paragraph immediately following the heading "Preferred Stock" in Article FOURTH as proposed to be amended is set forth below with additions indicated by underlining and deletions by strike-out:

    The affirmative vote of the holders of at least ~~two-thirds~~ a majority of the Preferred Stock at the time outstanding voting only as a class shall be required to make effective any amendment to the Certificate of Incorporation or by-laws of the corporation altering materially any existing provisions of the Preferred Stock, or authorizing a class of preferred stock ranking prior to the Preferred Stock as to dividends or assets, and the affirmative vote of the holders of at least a majority of the Preferred Stock at the time outstanding voting only as a class shall be required to make effective any amendment to the Certificate of Incorporation of the corporation authorizing the issuance of or any increase in the authorized amount of any class of preferred stock ranking on a parity with or increasing the number of authorized shares of the Preferred Stock.

        In addition, the text of the second paragraph of Section (c) of the Certificate of Designation as proposed to be amended is set forth below with additions indicated by underlining and deletions by strike-out:

    So long as any shares of such series are outstanding, the consent of the holders of at least ~~two-thirds~~ a majority of the shares of such series at the time outstanding, given in person or by proxy, either in writing or at a meeting at which the holders of the shares of such series shall vote separately as a class, shall be necessary for effecting the amendment, alteration or repeal of any provision of the Certificate of Incorporation of the Corporation, any certificate amendatory thereof or supplemental thereto, or the by-laws of the Corporation so as to affect materially any of the powers, preferences and rights of the shares of such series.

        If our stockholders approve this proposal, all supermajority voting provisions will be eliminated from our Amended and Restated Certificate of Incorporation. Exhibit C of this proxy statement sets forth the proposed Certificate of Amendment to the Amended and Restated Certificate of Incorporation. If this proposal is approved by both the holders of a majority of our outstanding shares and at least two-thirds of our outstanding shares of preferred stock, the Certificate of Amendment will be effective upon filing with the Secretary of State of the State of Delaware, which we intend to do promptly after stockholder approval is obtained. At our 2010 Annual Meeting, the Board also asked our stockholders to approve an amendment to our Amended and Restated Certificate of Incorporation to remove the supermajority voting requirements applicable to the preferred stockholders. The proposal was not approved because less than two-thirds of the outstanding preferred shares voted in favor of the proposal. We currently have only 4,191 shares of our $2.00 Convertible Preferred Stock outstanding as of February 6, 2015. At last year's annual meeting, the number of preferred shares present in person or by proxy and entitled to vote would not have constituted a quorum for this type of proposal. We intend to target our preferred stockholders with additional solicitations with respect to this proposal, however, there can be no assurance that a sufficient number of preferred stockholders will be present in person or by proxy to constitute a quorum at the 2015 Annual Meeting or that the proposal will be approved.

        The Board of Directors unanimously recommends a vote "FOR" the approval of the amendment to our Amended and Restated Certificate of Incorporation to remove the supermajority provisions applicable to preferred stockholders.

 STOCKHOLDER PROPOSAL

        We expect the following stockholder proposal (Item 6) to be presented at the 2015 Annual Meeting. The Board of Directors has recommended a vote against this proposal for the policy reasons as set forth following the proposal. The stock holdings of a proponent will be provided upon request to the Corporate Secretary of Bristol-Myers Squibb.

ITEM 6—STOCKHOLDER PROPOSAL ON SHAREHOLDER ACTION BY WRITTEN CONSENT

        The proponent of this resolution is the Trust for the International Brotherhood of Electrical Workers' Pension Benefit Fund of 900 Seventh Street, NW, Washington, D.C. 20001.

        Resolved:    Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with giving shareholders the fullest power to act by written consent in accordance with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

Supporting statement:

        Shareholders have taken a renewed interest in companies providing them the right to act by written consent. In the past two years, investors filed 55 proposals on this topic with high average support levels: 39% in favor in 2014 and 41% in favor in 2013. In addition, this proposal received majority support at three firms in the past two years: Allergan, Occidental Petroleum and Duke Energy Corporation.

        This issue is of particular concern at Bristol-Myers Squibb where the bar for shareholders' ability to call a special meeting is particularly high at 25%. A more workable threshold to grant shareholders this ability would be 10%. Shareholder action by written consent could save our company the cost of holding a physical meeting between annual meetings.

        This proposal would empower shareholders by giving them the ability to effect change at our company without being forced to wait until an annual shareholder meeting. Shareholders should be able to express their views on a more frequent basis than once a year.

        Therefore, we urge shareholders to vote FOR this proposal.

Board of Directors' Position

        The Board of Directors recommends a vote "AGAINST" this proposal for the following reasons:

        The Board believes that this proposal is not in the best interests of the stockholders because, unlike meetings of stockholders, action by written consent would disenfranchise certain stockholders by denying them the ability to vote or otherwise have a say on proposed stockholder actions. Action by written consent would enable the holders of just a majority of our outstanding shares to take action on a proposal without the benefit of hearing the views, questions and arguments of other stockholders or the company. In addition, action by written consent eliminates the need for advance notice to be given to stockholders about a proposed action, and therefore, certain stockholders may not be informed about the proposed action until after the action has already been taken. This would deny these stockholders the ability to determine whether to exercise their rights. The Board, therefore, believes that this proposal could adversely affect the conduct of stockholder business by resulting in our taking of an action that we otherwise would not have taken if all of our stockholders were afforded the opportunity to discuss, debate and vote on the matter.

        The Board also believes that adoption of this proposal is unnecessary because the company is committed to high standards of corporate governance and has already taken a number of steps to achieve greater transparency and accountability to stockholders. These corporate governance practices and policies cover a wide range of matters and are described beginning on page 6 of this Proxy Statement under the heading "Corporate Governance and Board Matters." Our Board continually reassesses our corporate governance practices to identify additional steps to further benefit our stockholders. In recent years, our Board recommended, and our stockholders approved, amendments to our Amended and Restated Certificate of Incorporation to eliminate all supermajority provisions applicable to common stockholders and to permit stockholders holding a minimum of twenty-five percent of our outstanding shares of common stock to call a special meeting of stockholders. Furthermore, the Board's Committee on Directors and Corporate Governance has created a process for stockholders to communicate directly with our non-management directors outside the annual meeting cycle, which is described on page 20 of this Proxy Statement under the heading "Communications with our Board of Directors."

        Permitting stockholder action by written consent has the potential to create substantial confusion and disruption, and the Board does not believe it is part of an appropriate corporate governance model for a widely-held public company. Multiple groups of stockholders would be able to solicit written consents at any time and as frequently as they choose on a range of special or self-interested issues. There also is the possibility that consent solicitations may conflict with one another, be duplicative, or not be in the best interests of the company or the stockholders as a whole. The written consent process that this proposal seeks to authorize can be cumbersome, time consuming, and may lead to a chaotic state of corporate affairs. The Board believes that holding meetings whereby all stockholders may discuss the proposed actions and vote their shares is the best way for stockholders to take action and helps to ensure the accuracy and completeness of information presented to stockholders to obtain their approval. The Board, therefore, believes that action by written consent is not in the best interests of the stockholders.

        Accordingly, the Board of Directors unanimously recommends a vote "AGAINST" the proposal.

OTHER MATTERS

Advance Notice Procedures

        As set forth in our Bylaws, if you wish to propose any action, including the nomination of directors, at next year's annual meeting, you must deliver notice to BMS containing certain information set forth in our Bylaws, not less than 90 but not more than 120 days before the anniversary of the prior year's annual meeting. For our 2016 Annual Meeting, we must receive this notice between January 6, 2016 and February 5, 2016. These requirements are separate and distinct from the SEC requirements that a stockholder must meet to have a stockholder proposal included in our proxy statement. For further information on how a stockholder may nominate a candidate to serve as a director, please see page 13.

        Our Bylaws are available on our website at www.bms.com/ourcompany/governance. In addition, a copy of the Bylaw provisions discussed above may be obtained by writing to us at our principal executive offices, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, attention: Corporate Secretary.

2016 Stockholder Proposals

        Stockholder proposals relating to our 2016 Annual Meeting of Stockholders must be received by us at our principal executive offices, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, attention: Corporate Secretary, no later than November 25, 2015. Such proposals must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company sponsored proxy materials. Stockholders are encouraged to contact the Office of the Corporate Secretary prior to submitting a stockholder proposal or any time they have a concern. At the direction of the Board of Directors, the Office of the Corporate Secretary acts as corporate governance liaison to stockholders.

*
Indicates, in this Proxy Statement, brand names of products, which are registered trademarks not owned by BMS or its subsidiaries. Farxiga is a trademark of AstraZeneca AB; Myalept is a trademark of Aegerion Pharmaceutical, Inc. Brand names of products that are in all italicized letters, without an asterisk, are registered trademarks of BMS and/or one of its subsidiaries.

EXHIBIT A

Categorical Standards of Independence

        In determining director independence, the Board has adopted the following categorical standards to assist it in determining which relationships will be considered immaterial:

a)
an immediate family member of the director is or has been employed by the Company, provided that such family member is not, and has not been for at least a period of three years, an executive officer of the Company;

b)
more than three years has elapsed since: i) the director was employed by the Company; ii) an immediate family member of the director was employed by the Company as an executive officer; or iii) an executive officer of the Company was on the board of directors of a company that employed either the director or an immediate family member of the director as an executive officer;

c)
the director, or an immediate family member of the director, received, in any twelve-month period within the last three years, $120,000 or less in direct compensation from the Company (other than director's fees or compensation that was deferred for prior service with the Company);

d)
more than three years has elapsed since i) the director has been a partner with or employed by the Company's independent auditor or ii) an immediate family member personally worked on the Company's audit as a partner or employee of the Company's independent auditor;

e)
the director has an immediate family member who i) is an employee of, but not a partner of, the independent auditor and ii) does not personally work on the Company's audit;

f)
the director of the Company, or an immediate family member of a director, is a director, an executive officer or an employee of another company that makes payment to, or receives payment from, the Company for property or services in an amount which, in any single fiscal year within the preceding three years, does not exceed the greater of $1 million or 2% of such other company's consolidated gross revenues;

g)
the director of the Company and/or an immediate family member of the director directly or indirectly owns, in the aggregate, 10% equity interest or less in another company that makes payment to, or receives payment from, the Company for property or services; and

h)
the director of the Company is a director, executive officer, trustee or equivalent of a charitable organization or non-profit organization, and the Company's, or the Bristol-Myers Squibb Foundation's discretionary charitable contributions to the organization, in the aggregate, in any single fiscal year within the preceding three years, do not exceed the greater of $1 million or 2% of that organization's consolidated gross revenues.

A-1

EXHIBIT B

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BRISTOL-MYERS SQUIBB COMPANY

Pursuant to Section 242
of the General Corporation Law of the State of Delaware

        Bristol-Myers Squibb Company, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

        1.     The Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") is hereby amended by inserting the following as a new Article FOURTEENTH immediately following Article THIRTEENTH:

          "FOURTEENTH: Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation's stockholders, creditors or other constituents, (3) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or this certificate of incorporation or the by-laws (as either may be amended from time to time), or (4) any action asserting a claim against the corporation or any director, officer or other employee of the corporation governed by the internal affairs doctrine; provided, however, that, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Article FOURTEENTH."

        2.     The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this                  day of                  , 20    .

BRISTOL-MYERS SQUIBB COMPANY
By:

Name:
Title:

B-1

EXHIBIT C

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BRISTOL-MYERS SQUIBB COMPANY

Pursuant to Section 242
of the General Corporation Law of the State of Delaware

        Bristol-Myers Squibb Company, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

        1.     The Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") is hereby amended by deleting "two-thirds" from the first paragraph immediately following the heading "Preferred Stock" in Article FOURTH of the Certificate of Incorporation and inserting "a majority" in lieu thereof.

        2.     The Certificate of the Designation, Preferences and Relative, Participating, Optional or Other Special Rights of the $2.00 Convertible Preferred Stock of the Corporation (the "Certificate of Designation"), which is attached as Appendix A to the Certificate of Incorporation of the Corporation, is hereby amended by deleting "two-thirds" from the second paragraph of Section (c) of the Certificate of Designation and inserting "a majority" in lieu thereof.

        3.     The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this                  day of                  , 20    .

BRISTOL-MYERS SQUIBB COMPANY
By:

Name:
Title:

C-1

DIRECTIONS TO OUR PLAINSBORO OFFICE AT
777 SCUDDERS MILL ROAD
PLAINSBORO, NJ 08536

By Car:

From New York:

  Take the Lincoln Tunnel.
  Take the New Jersey Turnpike South/Newark Exit.
  Exit Left onto I-95 South.
  Merge onto NJ-18 North Via Exit 9 toward US-1/New Brunswick/Princeton.
  Merge onto US-1 South toward Trenton.
  Take ramp onto Scudders Mill Rd.
  Our offices are approximately 1 1/2 mile on the left side of the road.

From Philadelphia:

  Take I-95 North.
  Merge onto US-1 North via Exit 67A toward New Brunswick.
  Turn Slight Right onto Scudders Mill Road.
  Our offices are approximately 1 1/2 mile on the left side of the road.

By Train:

        New Jersey Transit and Amtrak train service is available to Princeton Junction, New Jersey. Our Plainsboro office is approximately a 10 minute car drive from the station.

Parking:

        Free parking for stockholders attending the 2015 Annual Meeting is available. Please go directly to the parking area reserved for stockholders.

Y O U R     V O T E     I S     I M P O R T A N T

P L E A S E     V O T E     Y O U R     P R O X Y

VOTE BY INTERNET - www.proxyvote.com Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, either on (i) Thursday, April 30, 2015 for shares in employee benefit plans or (ii) Monday, May 4, 2015 for all other shares. Have your proxy card in hand when you access the website and follow the instructions to vote the shares. P.O. BOX 4000 PRINCETON, NJ 08540 ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Bristol-Myers Squibb Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, either on (i) Thursday, April 30, 2015 for shares in employee benefit plans or (ii) Monday, May 4, 2015 for all other shares. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Bristol-Myers Squibb Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We recommend you mail your proxy by April 27, 2015 to ensure timely receipt of your proxy. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY BRISTOL-MYERS SQUIBB COMPANY THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH DIRECTOR UNDER ITEM 1. For Against Abstain 1. Election of Directors Nominees: 1A) L. Andreotti 1B) G. Caforio, M.D. 1C) L. B. Campbell 1D) L. H. Glimcher, M.D. 1E) M. Grobstein 1F) A. J. Lacy 1G) T. J. Lynch, Jr., M.D. 1H) D. C. Paliwal 1I) V. L. Sato, Ph.D. 1J) G. L. Storch 1K) T. D. West, Jr. For address changes and/or comments, please check this box and write them on the back where indicated. Please indicate if you plan to attend this meeting. Yes No For Against Abstain THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 2, 3, 4 AND 5. 2. Advisory Vote to Approve the Compensation of our Named Executive Officers 3. Ratification of the Appointment of Independent Registered Public Accounting Firm 4. Approval of Amendment to Certificate of Incorporation – Exclusive Forum Provision 5. Approval of Amendment to Certificate of Incorporation – Supermajority Provisions – Preferred Stockholders For Against Abstain THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEM 6. 6. Shareholder Action by Written Consent Note: Please sign as name appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ADMISSION TICKET 2015 Annual Meeting of Stockholders Tuesday, May 5, 2015 10:00 A.M. Bristol-Myers Squibb Company 777 Scudders Mill Road Plainsboro, New Jersey PHOTO IDENTIFICATION WILL BE REQUIRED This is your admission ticket to the meeting. This ticket admits only the stockholder(s) listed on the reverse side of this card and is not transferable. Bristol-Myers Squibb Company is located at 777 Scudders Mill Road, Plainsboro, New Jersey. Directions to the facility can be found on the inside back cover of the Proxy Statement or you can call the company at 609-897-2000. Free parking for stockholders attending the 2015 Annual Meeting is available at Bristol-Myers Squibb. Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting: The Notice of 2015 Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS, MAY 5, 2015 The undersigned hereby appoints Lamberto Andreotti, Charles Bancroft, and Sandra Leung, and each of them proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein, at the Annual Meeting of Stockholders of the company to be held at Bristol-Myers Squibb Company, 777 Scudders Mill Road, Plainsboro, New Jersey, on May 5, 2015 at 10:00 A.M., and at any adjournments or postponements thereof upon matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting. This proxy also provides voting instructions for shares held by the Trustee of the Bristol-Myers Squibb Company Savings and Investment Program, the Bristol-Myers Squibb Company Employee Incentive Thrift Plan, and the Bristol-Myers Squibb Puerto Rico, Inc. Savings and Investment Program, and directs such Trustee to vote at the Annual Meeting all of the shares of common stock of Bristol-Myers Squibb Company which are allocated to the undersigned’s employee plan account in the manner directed on the reverse side of this card. If no direction is given or if direction is received after April 30, 2015, the Trustee will vote the shares in the same proportion as to which it has received instructions. When properly executed, your proxy will be voted as you indicate, or where no contrary indication is made, will be voted FOR Items 1, 2, 3, 4 and 5 and AGAINST Item 6. The full text of the items and the position of the Board of Directors on each appear in the Proxy Statement and should be reviewed prior to voting. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)